Exhibit 10.10

FORM OF AGREEMENT OF PURCHASE AND SALE

BY AND BETWEEN

hfp hOTEL OWNER II, LLC,

csb stratford, llc,

cc technology square, llc

collectively aS “sELLER,”

AND

[TO BE FORMED SPE(S)]

[EACH] A [DELAWARE LIMITED LIABILITY COMPANY],

As “PuRCHASER”

[__________ __, 201__]

ii

3.16.	Licenses and Permits	18

ARTICLE 4. PURCHASER’S REPRESENTATIONS AND WARRANTIES		18

4.1.	Good Standing	18
4.2.	Due Authorization	18
4.3.	No Violations	18
4.4.	Bankruptcy	18
4.5.	Litigation	18
4.6.	No Other Relationships; Brokers	19
4.7.	Terrorist Organizations Lists	19

ARTICLE 5. ACTIONS PENDING CLOSING		19

5.1.	Inspection Activities.	19
5.2.	Title and Survey	21
5.3.	Operation of Hotel	22
5.4.	Updates to Representations	23
5.5.	Certain Agreements	23
5.6.	Satisfaction of Conditions	23
5.7.	Liquor License	23
5.8.	New Franchise Agreements	24
5.9.	WARN Act	24
5.10.	GECC Loan	25
5.11.	Ground Lessor Consent.	26
5.12.	Other Estoppel Certificates	27
5.13.	New Management Agreement	27

ARTICLE 6. CONDITIONS TO CLOSING		27

6.1.	Purchaser’s Conditions to Closing	27
6.2.	Failure of Purchaser’s Condition	28
6.3.	Seller’s Conditions to Closing	28
6.4.	Failure of Seller’s Condition	29

ARTICLE 7. CLOSING		29

7.1.	Closing	29
7.2.	Seller’s Closing Deliveries	29
7.3.	Purchaser’s Closing Deliveries	31
7.4.	Closing and Other Costs	32
7.5.	Indemnification	33
7.6.	Survival and other Limitations	35
7.7.	Checked Baggage	36
7.8.	Safe Deposit Boxes	37
7.9.	Books and Records	37

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ARTICLE 8. DEFAULT, REMEDIES		37

8.1.	Purchaser’s Default	37
8.2.	Seller’s Default	37

ARTICLE 9. CASUALTY AND CONDEMNATION		38

9.1.	Notice to Purchaser	38
9.2.	Effect of Casualty or Condemnation	39
9.3.	Extension of Closing Date	39

ARTICLE 10. PRORATIONS		39

10.1.	Prorations Generally	39
10.2.	Rules for Specific Items of Income and Expense	40
10.3.	Tax Appeals	44
10.4.	Transaction Taxes	44
10.5.	Interest	44
10.6.	Disputes with Respect to Adjustments	45
10.7.	Revenue Contracts and Reservations	45
10.8.	Survival	45

ARTICLE 11. MISCELLANEOUS		45

11.1.	Assignment	45
11.2.	Notices	45
11.3.	Reserved.	46
11.4.	Waiver of Jury Trial; Jurisdiction	46
11.5.	Counterparts; Electronic Signatures and Effectiveness	47
11.6.	Brokerage	47
11.7.	No Third Party Beneficiaries	47
11.8.	Confidentiality	47
11.9.	Bulk Sales Compliance	48
11.10.	Public Announcements	48
11.11.	Recordation	48
11.12.	Time of Essence	48
11.13.	Attorneys’ Fees	48
11.14.	No Offer	48
11.15.	Seller Liability	48
11.16.	Rights under LLC Agreement	48

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Schedules and Exhibits

Schedules

1.1.41	Franchise Agreements
1.1.47	Ground Lease Documents
1.1.36	Existing Management Agreements
1.1.90	Property Reports
1.1.104	Seller’s Knowledge
2.3	Purchase Price Allocation
3.5	Pending Actions
3.9	Contracts
3.10	Tenant Leases
3.16	Licenses and Permits
5.12	Other Estoppel Certificates
7.4.1	Allocation of Closing Costs

Exhibits

A-1	Legal Description of Baltimore Hotel
A-2	Legal Description of Providence Hotel
A-3	Legal Description of Stratford Hotel
B	Form of Deed
C	Form of Bill of Sale
D	Form of Assignment and Assumption of Contracts, Tenant Leases, Miscellaneous Hotel Assets, Assignable Permits and Assignable Intellectual Property
E	Form of New Management Agreement
F	Form of Promissory Note
G	Form of Assignment of Ground Lease

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AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of ________ __, 201__ (“Contract Date”), between (i) [__________________], a [Delaware limited liability company]1 (“Purchaser”), and (ii) HFP Hotel Owner II, LLC, a Delaware limited liability company (“HFP Seller”), CSB Stratford, LLC, a Delaware limited liability company (“CSB Seller”), and CC Technology Square, LLC, a Delaware limited liability company (“CC Technology Seller” and together with HFP Seller and CSB Seller individually and collectively, “Seller”).

RECITALS:

A.           HFP Seller owns fee simple interest in each of the Baltimore Hotel (as defined below) and the Providence Hotel (as defined below).

B.           CSB Seller owns fee simple interest in the Stratford Hotel (as defined below).

C.           CC Technology Seller owns a leasehold interest in the CC Technology Hotel (as defined below).

D.           Each Seller desires to sell to Purchaser and Purchaser desires to buy from Seller the applicable Hotel, on the terms and provisions, and subject to the conditions, more particularly set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. INTERPRETATION

1.1.          Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings indicated:

1.1.1.   Accounting Firm: as defined in Section 10.6.

1.1.2.   Action: any action, suit, arbitration, governmental investigation or other legal proceeding.

1.1.3.   Additional Advances: as defined in Section 5.10.2.

1.1.4.   Additional Collateral: as defined in Section 5.10.2.

1.1.5.   Apportionment Time: for each Hotel, 11:59 p.m. local time at such Hotel on the day preceding the Closing Date.

1 Revise to include more than one Purchaser entity if ARC so requests. Consider also having one entity serve as Purchaser and then relying on your right to designate designees to take title to each property at closing.

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1.1.6.   Assignment of Ground Lease: as defined in Section 7.2.

1.1.7.   Baltimore Hotel: (i) the land described in Exhibit A-1, together with all right, title and interest of HFP Seller in and to (a) all rights, ways, easements, privileges and appurtenances thereto, (b) all strips and gores appurtenant thereto, and (c) any land lying in the bed of any streets, roads and alleys appurtenant thereto, (ii) all right, title and interest of HFP Seller in and to the Improvements located on the foregoing described land, (iii) all right, title and interest of HFP Seller in and to the Furnishings, Consumables, Inventories, Miscellaneous Hotel Assets, assignable Permits and assignable Intellectual Property used or to be used in connection with the Baltimore Hotel, and (iv) all right, title and interest of HFP Seller in, to and under the Contracts applicable to the Baltimore Hotel; but excluding (a) the Excluded Property and (b) any Confidential Materials.

1.1.8.   BCC Purchase and Sale Agreement: that certain Purchase and Sale Agreement, dated on the Contract Date, between Barceló Crestline Corporation, as seller (“BCC”), and Purchaser, as purchaser, pursuant to which BCC has agreed to sell and Purchaser has agreed to purchase a one hundred percent (100%) membership interests in each of (i) CHRI Blacksburg Hotel (A/H) Minority Holding, LLC, a Delaware limited liability company, and (ii) CHRI Virginia Beach Hotel (A/H) Minority Holding LLC, a Delaware limited liability company, all as more particularly set forth in such Purchase and Sale Agreement.

1.1.9.   Claims: collectively, all past, present and future claims, cross-claims, counterclaims, demands, liabilities, obligations, debts, liens, damages, losses, costs, expenses, controversies, actions, rights, suits, assessments, penalties, charges, indemnities, guaranties, promises, commitments, or causes of action of whatsoever nature, whether in law or equity and whether direct or indirect, known or unknown, asserted or unasserted, foreseen or unforeseen, fixed or contingent.

1.1.10.  Closing: the consummation of the purchase and sale of the Hotels as contemplated by this Agreement.

1.1.11.   Closing Date: the date on which the Closing occurs.

1.1.12.   Code: the Internal Revenue Code of 1986, as amended.

1.1.13.   Confidential Materials: as to each Hotel, attorney and accountant work product and attorney-client privileged documents.

1.1.14.   Consumables: as to each Hotel, (i) all opened and unopened food and alcoholic or non-alcoholic beverages located at such Hotel, excluding any alcoholic beverages that may not be legally transferred to Purchaser under Legal Requirements, and (ii) all china, glassware, linens, silverware, kitchen and bar small goods, paper goods, guest supplies, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, laundry supplies, stationery, menus, uniforms, brochures and other promotional materials, and all other similar supplies and materials located at such Hotel; but excluding the Excluded Property.

1.1.15.   Contract Date: as defined in the Preamble.

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1.1.16.   Contract: as to each Hotel, any contract for services, maintenance and supplies, purchase order, booking and reservation agreement, credit card service agreement, equipment lease and any other contract or agreement to which the applicable Seller or Manager is a party relating to the use, maintenance, operation, provisioning or equipping of such Hotel; but excluding (i)  the Tenant Leases, (ii) the Ground Lease, and (iii) the Excluded Contracts.

1.1.17.   Current Year Tax Appeal: as defined in Section 10.3.2.

1.1.18.   Damages: out-of-pocket damages, liabilities, losses, Claims, costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred by a Person.

1.1.19.   Deed: as defined in Section 7.2.

1.1.20.   Dispute Resolution Arbitrator: as defined in Section 2.4.4.

1.1.21.   Earnout Amount: the Incremental EBITDA divided by 8.4% multiplied by 90%.

1.1.22.   Earnout Payment Date: the date selected by Purchaser not later than ten (10) business days following the final determination of the obligation of Purchaser to pay the Earnout Amount in accordance with Section 2.4.

1.1.23.   Earnout Payment Notice: as defined in Section 2.4.1.

1.1.24.   Earnout Seller: as defined in Section 2.4.1

1.1.25.   Earnout Target EBITDA: is $7,812,000.00.

1.1.26.   EBITDA: for any twelve-month period, the “Operating Profit” (as defined in the applicable Existing Management Agreement) of the Baltimore Hotel, the Providence Hotel and the Stratford Hotel for the period in question plus the amount credited to the “Reserve” (as defined in the Existing Management Agreement), which would otherwise be deducted from the calculation of “Operating Profit under the terms of the Existing Management Agreement.

1.1.27.   Employee Benefit Payables: as defined in Section 10.2.18

1.1.28.   Employees: all Persons employed (or previously employed) by Manager in connection with the Hotel as of immediately prior to the Closing.

1.1.29.   Encumbrance: as to each Hotel, any lien, mortgage, deed of trust, security interest, pledge, charge, option, encroachment, easement, covenant, lease, reservation or restriction of any kind (whether recorded, perfected, choate or inchoate, actual or contingent) affecting title to all or any part of such Hotel.

1.1.30.   Environmental Laws: all Legal Requirements in effect as of the Contract Date relating to the protection of the environment or to human health, or regulating the manufacture, use or disposal of Hazardous Substances.

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1.1.31.   Environmental Reports: as to each Hotel, the environmental reports listed on Schedule 1.1.90.

1.1.32.   Estimated Proration Report: as defined in Section 10.1.3.

1.1.33.   Excluded Contracts: as to each Hotel, collectively, (i) the Franchise Agreement, (ii) the Existing Management Agreement, and (iii) any national, regional or other contract entered into by the applicable Seller or Manager pursuant to which goods or services are provided to properties in addition to such Hotel and which terminates with respect to such Hotel upon the sale or transfer of such Hotel by the applicable Seller.

1.1.34.   Excluded Property: as to each Hotel, collectively, (i) any property owned by Manager pursuant to the Existing Management Agreement or by any Occupant under a Tenant Lease, and (ii) the Liquor License.

1.1.35.   Existing Loan Amount: as defined in Section 5.10.2.

1.1.36.   Existing Management Agreement: as to each Hotel, the management agreement set forth on Schedule 1.1.36.

1.1.37.   Final Proration Period: as defined in Section 10.1.3.

1.1.38.   Final Proration Report: as defined in Section 10.1.3.

1.1.39.   Financial Statements: as defined in Section 3.12.

1.1.40.   Fiscal Year: as defined in the Existing Management Agreement.

1.1.41.   Franchise Agreement: as to each Hotel, the franchise agreement set forth on Schedule 1.1.41.

1.1.42.   Franchisor: as to each Hotel, the franchisor party to the applicable Franchise Agreement.

1.1.43.   Furnishings: as to each Hotel, all furniture, fixtures, equipment and other items of tangible personal property located at such Hotel; but excluding (i) the Consumables, (ii) the Miscellaneous Hotel Assets and (iii) the Excluded Property, in each case applicable to such Hotel.

1.1.44.   GECC: General Electric Capital Corporation.

1.1.45.   GECC Approval: as defined in Section 5.10.1.2.

1.1.46.   Georgia Tech Hotel: (i)  all right, title and interest of CC Technology Seller in and to (a) the Ground Lease, (b) all rights, ways, easements, privileges and appurtenances thereto, (c) all strips and gores appurtenant thereto, and (d) any land lying in the bed of any streets, roads and alleys appurtenant thereto, (ii) all right, title and interest of CC Technology Seller in and to the Improvements located on the foregoing, (iii) all right, title and interest of CC Technology Seller in and to the Furnishings, Consumables, Inventories, Miscellaneous Hotel Assets, assignable Permits and assignable Intellectual Property used or to be used in connection with the Georgia Tech Hotel, and (iv) all right, title and interest of CC Technology Seller in, to and under the Contracts applicable to the Georgia Tech Hotel; but excluding (a) the Excluded Property and (b) any Confidential Materials.

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1.1.47.   Ground Lease: the ground lease with respect to the Georgia Tech Hotel as more particularly described on Schedule 1.1.47.

1.1.48.   Ground Lease Guarantor: Crestline Capital Corporation, a Maryland corporation.

1.1.49.   Ground Lease Guaranty: Guaranty of Lease, dated October 29, 2001, from Ground Lease Guarantor to Ground Lessor.

1.1.50.   Ground Lease Guaranty Release: as defined in Section 5.11.

1.1.51.   Ground Lessor: Fifth Street Hotel, LLC, a Georgia limited liability company.

1.1.52.   Ground Lessor Consent: as defined in Section 5.11.

1.1.53.   Ground Lessor Release: as defined in Section 5.11.

1.1.54.   Ground Lessor Estoppel: as defined in Section 5.11.

1.1.55.   Guest Ledger: as to each Hotel, all charges accrued to the open accounts of any guests or customers of such Hotel as of the Apportionment Time for the use or occupancy of any guest, conference or banquet rooms or other facilities at such Hotel, and restaurant, bar or banquet services, or any other goods or services provided by or on behalf of the applicable Seller at such Hotel.

1.1.56.   Hazardous Substance: any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, and toxic mold, in each case as regulated under Environmental Laws.

1.1.57.   Hotel or Hotels: individually or collectively, as applicable, the Baltimore Hotel, the Providence Hotel, the Stratford Hotel, and/or the Georgia Tech Hotel.

1.1.58.   Improvements: as to each Hotel, the buildings, structures (surface and sub-surface), installations, utility systems and other improvements, including such fixtures and appurtenances as shall constitute real property, located on the applicable land and other real property applicable to such Hotel.

1.1.59.   Incremental EBITDA: the difference, but not below zero, between Year-2 EBITDA and Earnout Target EBITDA.

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1.1.60.   Indemnifying Party: as defined in Section 7.5.5.

1.1.61.   Inspection Activities: as defined in Section 5.1.2.

1.1.62.   Intellectual Property: as to each Hotel, (i) all trademarks, service marks, trade dress, logos and trade names used in connection with such Hotel (excluding any of the foregoing that are associated or used in connection with the name of Seller, or any Franchisor or Manager), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all trademarks or business or corporate names confusingly similar thereto in relation to any goods or services, and all applications, registrations, and renewals in connection therewith, (ii) all copyrightable works, all copyrights, and applications, registrations, and renewals in connection therewith, (iii) all software used in connection with the ownership and operation of such Hotel (including data, passwords, source codes and related documentation), and (iv) all trade secrets relating to such Hotel; but excluding (a) the Excluded Property and (b) the other Confidential Materials.

1.1.63.   Interest Rate Cap: as defined in Section 5.10.1.6.

1.1.64.   Interim Liquor Agreement: as defined in Section 7.2.9.

1.1.65.   Inventoried Baggage: as defined in Section 7.7.

1.1.66.   Inventories: as to each Hotel, all sundry, gift shop and other merchandise held for resale at such Hotel; but excluding the Excluded Property.

1.1.67.   Leased Hotel: the Georgia Tech Hotel.

1.1.68.   Legal Requirement: any federal, state, local or municipal constitution, law, statute, ordinance, rule, order or regulation.

1.1.69.   Licenses and Permits: as to each Hotel, all certificates of occupancy and all zoning, building, safety and health approvals and all other licenses, permits and entitlements issued by a governmental authority and owned by the applicable Seller in connection with the operation or ownership of such Hotel to the extent assignable to Purchaser by such Seller (or Manager as agent of such Seller); provided that Licenses and Permits shall not include Liquor Licenses.

1.1.70.   Liquor License: as defined in Section 5.7.

1.1.71.   Loan: that certain loan in the maximum principal amount of up to Forty Five Million Dollars ($45,500,000.00) from GECC to HFP Seller as evidenced by the Loan Agreement and the other Loan Documents.

1.1.72.   Loan Agreement: that certain Loan Agreement, dated December 28, 2012, between GECC, as lender, and HFP Seller, as borrower.

1.1.73.   Loan Assumption: as defined in Section 5.10.1.1.

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1.1.74.   Loan Assumption Documents: as defined in Section 5.10.1.3

1.1.75.   Loan Documents: the Loan Agreement and all other documents evidencing or executed in connection with the making of the Loan.

1.1.76.   Loan Reserves: as defined in Section 5.10.1.1.

1.1.77.   Manager: Crestline Hotels & Resorts, LLC, a Delaware limited liability company, successor-in-interest to Crestline Hotels & Resorts, Inc., a Delaware corporation.

1.1.78.   Miscellaneous Hotel Assets: as to each Hotel, all general intangibles relating to design, development, operation and use of such Hotel, all rights and work product under construction, service, consulting, engineering, architectural and other contracts (including warranties contained therein), receipts, accounting and business records, books and files relating solely to the ownership or operation of such Hotel, plans and specifications of any portion of such Hotel, and keys and lock and safe combinations relating to such Hotel; but excluding (i) the Excluded Property of such Hotel, and (ii) the Confidential Materials with respect to such Hotel.

1.1.79.   New Franchise Agreement: as defined in Section 5.8.

1.1.80.   New Management Agreement: the form of Management Agreement attached hereto as Exhibit E, with such changes as reasonably agreed to by Purchaser and Manager (including, but not limited, to any changes requested or required by Manger should an entity other than Purchaser enter into the New Management Agreement pursuant to Section 7.3.3.1).

1.1.81.   Objection Notice: as defined in Section 2.4.3.

1.1.82.   Occupant: as to each Hotel, any lessee, licensee, concessionaire or other Person with the right to use or occupy space or facilities at such Hotel under a Tenant Lease.

1.1.83.   Other Estoppel Certificates: as defined in Section 5.12.

1.1.84.   Outside Closing Date: October 1, 2014.

1.1.85.   Owned Hotels: collectively, the Baltimore Hotel, the Providence Hotel, and the Stratford Hotel.

1.1.86.   Permitted Exceptions: as to each Hotel, collectively, (i) the matters approved or deemed approved by Purchaser in accordance with Section 5.2.2, (ii) all presently existing and future liens for real estate taxes and/or assessments, water rates, water meter charges, water frontage charges, sewer taxes, and other rents and charges, subject to apportionment as provided in this Agreement, (iii) the rights of Occupants under Tenant Leases, (v) all matters arising by, through or under Purchaser, any other Purchaser Party or any Purchaser Representative or for which Purchaser is obligated to indemnify Seller, (vi) the lien of the GECC Loan, and (v) all Legal Requirements.

1.1.87.   Person: a natural person or any legal or governmental entity.

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1.1.88.   PIP: as defined in Section 5.8.

1.1.89.   Promissory Note: as defined in Section 2.2.2(b).

1.1.90.   Property Reports: as to each Hotel, the reports described on Schedule 1.1.90, any other third-party reports received by Purchaser or Purchaser’s Designee relating to any inspections of a Hotel conducted on Purchaser’s behalf.

1.1.91.   Providence Hotel: (i) the land described in Exhibit A-2, together with all right, title and interest of HFP Seller in and to (a) all rights, ways, easements, privileges and appurtenances thereto, (b) all strips and gores appurtenant thereto, and (c) any land lying in the bed of any streets, roads and alleys appurtenant thereto, (ii) all right, title and interest of HFP Seller in and to the Improvements located on the foregoing described land, (iii) all right, title and interest of HFP Seller in and to the Furnishings, Consumables, Inventories, Miscellaneous Hotel Assets, assignable Permits and assignable Intellectual Property used or to be used in connection with the Providence Hotel, and (iv) all right, title and interest of HFP Seller in, to and under the Contracts applicable to the Providence Hotel; but excluding (a) the Excluded Property and (b) any Confidential Materials.

1.1.92.   Purchase Price: as defined in Section 2.2.1.

1.1.93.   Purchaser: as defined in the Preamble.

1.1.94.   Purchaser Parties: collectively, Purchaser, Purchaser’s Designee and each and all of their respective past, present or future agents, heirs, executors, administrators, conservators, successors, assigns, participants, direct and indirect parents, principals, subsidiaries, affiliates, related companies, shareholders, interest holders, investors, members, managers, partners (including general and limited partners), representatives, receivers, attorneys and beneficiaries, and each and all of the past, present and future managers, officers, directors and employees of each of them (each, a “Purchaser Party”).

1.1.95.   Purchaser Representatives: as defined in Section 5.1.2.

1.1.96.   Purchaser’s Designee: as defined in Section 11.1.

1.1.97.   Released Claims: as defined in Section 2.5.2.

1.1.98.   Release of HFP Seller: as defined in Section 5.10.1.2.

1.1.99.   Release of Existing Joinder Party: as defined in Section 5.10.1.2.

1.1.100.  Resolution Period: as defined in Section 2.4.4.

1.1.101.   Seller: as defined in the Preamble.

1.1.102.   Seller Cure Items: as defined in Section 5.2.2.

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1.1.103.   Seller Parties: as to each Seller, collectively, such Seller, and each and all of their respective past, present or future agents, heirs, executors, administrators, conservators, successors, assigns, participants, direct and indirect parents, principals, subsidiaries, affiliates, related companies, shareholders, interest holders, investors, members, managers, partners (including general and limited partners), representatives, receivers, attorneys and beneficiaries, and each and all of the past, present and future managers, officers, directors and employees of each of them (each, a “Seller Party”).

1.1.104.   Seller’s Knowledge: as to each Seller, the actual current knowledge (without investigation or the duty to investigate) of those Persons set forth on Schedule 1.1.104. No knowledge of any other Person (including Manager and its employees) shall be imputed to such Seller.

1.1.105.   Settlement Statement: as defined in Section 10.1.3.

1.1.106.   Stratford Hotel: (i) the land described in Exhibit A-3, together with all right, title and interest of CSB Seller in and to (a) all rights, ways, easements, privileges and appurtenances thereto, (b) all strips and gores appurtenant thereto, and (c) any land lying in the bed of any streets, roads and alleys appurtenant thereto, (ii) all right, title and interest of CSB Seller in and to the Improvements located on the foregoing land, (iii) all right, title and interest of CSB Seller in and to the Furnishings, Consumables, Inventories, Miscellaneous Hotel Assets, assignable Permits and assignable Intellectual Property used or to be used in connection with the Stratford Hotel, and (iv) all right, title and interest of CSB Seller in, to and under the Contracts applicable to the Stratford Hotel; but excluding (a) the Excluded Property and (b) any Confidential Materials.

1.1.107.   Substitute Joinder Party: as defined in Section 5.10.1.1.

1.1.108.   Substitute Joinder: as defined in Section 5.10.1.1.

1.1.109.   Survey: as defined in Section 5.2.1.

1.1.110.   Survival Date: the date that is one year after the Closing Date.

1.1.111.   Surviving Obligations: as defined in Section 7.6.1.

1.1.112.   Tenant Lease: as to each Hotel, any space lease, lease, license or concession agreement which provides for the use or occupancy of space or facilities at the Hotel to which a Seller or Manager is a party, including any leases or licenses for antennae and related equipment; but excluding (i) any booking or reservation agreement at such Hotel, and (ii) the Excluded Contracts with respect to such Hotel.

1.1.113.   Third-Party Claims: as defined in Section 7.5.5.

1.1.114.   Title Commitment: as defined in Section 5.2.1.

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1.1.115.   Title Company: Stewart Title Guaranty, 5935 Carnegie Blvd., Suite 301, Charlotte, NC 28209. Attention: Regina L. Fiegel, Telephone: (704) 401-2010, Telecopy (704) 401-2039; E-Mail: rfiegel@stewart.com.

1.1.116.   Transaction Documents: collectively, this Agreement and the documents executed by Seller and Purchaser and/or Purchaser’s Designee in connection with the transaction described in this Agreement.

1.1.117.   True-Up: as defined in Section 10.1.3.

1.1.118.   Virtual Data Room: Seller’s virtual data room hosted by Box at (https://app.box.com/files/0/f/879279574/Crestline).

1.1.119.   WARN Act: collectively, all federal, state and local plant closing laws, including the Worker Adjustment Retraining and Notification Act (29 U.S.C. § 2101, et seq.), as amended.

1.1.120.   Year 2 EBITDA: as defined in Section 2.4.1.

1.2.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to conflicts of laws principles).

1.3.          Captions, Numbering and Headings. Captions, numbering and headings of Articles, Sections, Schedules and Exhibits in this Agreement are for convenience of reference only and shall not be considered in the interpretation of this Agreement. References in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to be references to such Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise expressly specified.

1.4.          Number; Gender. Whenever required by the context, the singular shall include the plural, the neuter gender shall include the male gender and female gender, and vice versa.

1.5.          Business Day. In the event that the date for performance of any obligation or the exercise of any right or option under this Agreement falls on other than a Business Day, then such obligation shall be performed on the next succeeding Business Day. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in the State of New York are not open for business. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not Business Days.

1.6.          Severability. In the event that one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable, each such provision shall be deemed severable and the remaining provisions of this Agreement shall continue in full force and effect, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

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1.7.          No Oral Modifications or Waivers. No modification of this Agreement shall be valid or effective unless the same is in writing and signed by Seller and Purchaser. No purported waiver of any of the provisions of this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

1.8.          Exhibits. All Schedules and Exhibits referenced in this Agreement are incorporated by this reference as if fully set forth in this Agreement, and all references to this Agreement shall be deemed to include all such Schedules and Exhibits.

1.9.          Integration. This Agreement, all Schedules and Exhibits appended to this Agreement, the documents and agreements referenced in this Agreement contain the entire understanding between Seller and Purchaser with respect to the sale of the Hotels, and are intended to be a full integration of all prior or contemporaneous agreements, conditions, understandings or undertakings between Seller and Purchaser with respect thereto. There are no promises, agreements, conditions, undertakings, understandings, warranties or representations, whether oral, written, express or implied, between Seller and Purchaser with respect to the sale of the Hotels other than as are expressly set forth in this Agreement, the Schedules and Exhibits appended to this Agreement, the documents and agreements referenced in this Agreement and the Confidentiality Agreement.

1.10.         No Construction Against Drafter. This Agreement has been negotiated and prepared by Seller and Purchaser and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

1.11.         Including. The term “including,” and variants thereof, shall mean “including without limitation.”

ARTICLE 2. SALE OF HOTEL

2.1.          Sale and Purchase. Subject to and in accordance with the terms of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Hotel.

2.2.          Purchase Price.

2.2.1.     The purchase price (“Purchase Price”) for the sale and purchase of the Hotels shall be One Hundred Two Million and 00/100 Dollars ($102,000,000.00), subject to the debits and credits described in ARTICLE 10.

2.2.2.     The Purchase Price shall be payable as follows:

(a)          A portion of the Purchase Price equal to the then-outstanding principal amount of the Loan as of the Closing Date, including any adjustments made to the principal amount of the Loan made on the Closing Date, shall be paid by Purchaser’s assumption of the Loan as described in Section 5.10.1;

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(b)          The balance of the Purchase Price shall be paid by Purchaser’s execution of a promissory note in the form attached hereto as Exhibit F (the “Promissory Note”).

2.3.          Allocation of Purchase Price. The Purchase Price shall be allocated among the Hotels as set forth on Schedule 2.3, and each party agrees to file federal, state and local tax returns consistent with such allocations agreed upon between the parties. As to each Hotel, Seller and Purchaser shall use commercially reasonable efforts to agree, prior to the Closing Date, upon a further allocation of the real and personal property comprising such Hotel. If Seller and Purchaser agree on such further allocation, Schedule 2.3, shall be revised to include such further allocation. and each party agrees to file federal, state and local tax returns consistent with such further allocations agreed upon between the parties. If Seller and Purchaser cannot agree on such further allocations, each shall have the right to file federal, state and local tax returns based on each party’s own determination of such proper allocations, each bearing its own consequences of any discrepancies. The provisions of this Section 2.3 shall survive Closing indefinitely.

2.4.          Earnout Amount.

2.4.1.      Within thirty (30) days after the second (2nd) anniversary of the Closing Date, Purchaser shall deliver to HFP Seller and CSB Seller (collectively, “Earnout Seller”) a notice (the “Earnout Payment Notice”) setting forth a detailed calculation of EBITDA (as adjusted, if applicable, for any adjustments required under Section 2.4.5 below) for the twelve (12) calendar months that ended on, or immediately prior to the second (2nd) anniversary of the Closing Date (“Year 2 EBITDA”), which such Year 2 EBITDA shall be calculated based on the Hotel’s Financial Statements for such calendar months, together with a copy of such Financial Statements. In the event that the Year 2 EBITDA equals or exceeds the Earnout Target EBITDA, then Purchaser shall pay to Earnout Seller on the Earnout Payment Date, by wire transfer of immediately available funds to such accounts as Earnout Seller may direct, an amount equal to the Earnout Amount.

2.4.2.      Following receipt of the Earnout Payment Notice and Financial Statements, Earnout Seller shall have thirty (30) days to review such notice and Financial Statements after receiving the same from Purchaser. For the purposes of such review, Earnout Seller and its agents and advisors shall have reasonable access during normal business hours to all relevant books and records of Purchaser (including all relevant work papers, if any). If Earnout Seller concurs with the calculation of the Year 2 EBITDA set forth in the Earnout Payment Notice, or does not object to such calculation by delivering an Objection Notice (as defined below) to Purchaser in the manner as set forth herein, the calculation of the Year 2 EBITDA shall be deemed to be final and conclusive and shall be binding on the parties hereto.

2.4.3.      If Earnout Seller disagrees with the calculation of the Year 2 EBITDA or believes that the Purchaser has not properly adjusted the Year 2 EBITDA as contemplated under Section 2.4.5 below, then Earnout Seller shall, within thirty (30) days after receipt of the Earnout Payment Notice and the Financial Statements, deliver a notice (an “Objection Notice”) to Purchaser setting forth Earnout Seller’s calculation of the Year 2 EBITDA, which such calculation shall be based on the Financial Statements and shall reflect any adjustments that Earnout Seller believes are required under Section 2.4.5 below. Purchaser and Earnout Seller will attempt in good faith to resolve any disagreements as to the calculation of the Year 2 EBITDA.

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2.4.4.      If Purchaser and Earnout Seller do not obtain a final resolution regarding the calculation of the Year 2 EBITDA within thirty (30) days after Purchaser has received the Objection Notice (the “Resolution Period”), Seller and Purchaser shall submit the issues remaining in dispute to a reputable independent accounting firm that has not performed any work for any of the parties hereto or their respective affiliates in the prior three years (which firm shall be selected by lot after each of Seller and Purchaser shall have submitted two proposed firms meeting such requirements and then excluded one firm proposed by the other) for final resolution (the “Dispute Resolution Arbitrator”). Each of Seller and Purchaser agrees to execute, if requested by the Dispute Resolution Arbitrator, a reasonable and customary engagement letter. The Dispute Resolution Arbitrator will consider only those items and amounts which Purchaser and Seller are unable to resolve. In resolving any item of dispute, the Dispute Resolution Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either Purchaser or Seller or less than the smallest value for such item claimed by either Purchaser or Seller. Any further submissions to the Dispute Resolution Arbitrator must be written and delivered to each party to the dispute. The Dispute Resolution Arbitrator shall consider only those items and amounts which are identified in the Objection Notice as being items which Seller and Purchaser are unable to resolve. The Dispute Resolution Arbitrator’s determination shall take into account the definition of “Year 2 EBITDA” including any adjustments that Earnout Seller believes are required under Section 2.4.5 below. Seller and Purchaser shall use their best efforts to cause the Dispute Resolution Arbitrator to resolve all disagreements as soon as practicable and in any event within 20 days following the submission of any dispute to the Dispute Resolution Arbitrator. Further, the Dispute Resolution Arbitrator’s determination shall be based solely on the presentations by Seller and Purchaser and in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Arbitrator shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Dispute Resolution Arbitrator shall be borne by Seller and Purchaser in proportion to the difference between the Dispute Resolution Arbitrator’s determination of the value of Year 2 EBITDA and the value claimed by Seller and Purchaser. For example, if it is Purchaser’s position that Year 2 EBITDA is US$300, Seller’s position that Year 2 EBITDA is US$100 and the Dispute Resolution Arbitrator’s finding that YEAR 2 EBITDA is US$150, then Purchaser shall pay 75% (300-150 / 300-100) of such fees and expenses and Seller shall pay 25% (150-100 / 300-100) of such fees and expenses.

2.4.5.      Purchaser agrees that, during the period from the Closing Date until the second (2nd) anniversary of the Closing Date, Purchaser shall: (i) conduct the operation of and manage the Baltimore Hotel, the Providence Hotel and the Stratford Hotel in the usual and ordinary course of business and in a manner reasonably consistent with the past practices of Earnout Seller prior to the acquisition by the Purchaser hereunder; and (ii) not take any action with the intent to reduce the Company’s Year 2 EBITDA. If there is any event(s) during the period from the Closing Date until the second (2nd) anniversary of the Closing Date that violate the foregoing covenants, then the parties hereto agree that an appropriate adjustment shall be made to the Year 2 EBITDA to properly account for the impact of any such event on the Year 2 EBITDA. In determining any such adjustments under this Section 2.4.5, the parties hereto agree to act towards each other in good faith and with fair dealings. Further, notwithstanding anything contained in this Agreement to the contrary, the following charges shall be excluded from the calculation of the Year 2 EBITDA: (i) corporate management, overhead, or selling, general and administrative expenses from the Purchaser or any Affiliate of Purchaser, and (ii) transaction or goodwill charges relating to the acquisition by Purchaser of the Hotels or any other assets or business.

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2.4.6.      This Secton 2.4 shall survive Closing indefinitely.

2.5.        Condition of Hotel.

2.5.1.      Purchaser acknowledges that (i) Purchaser has been given a reasonable opportunity to inspect and investigate each of the Hotels, all improvements thereon and all aspects relating thereto, including all of the physical, environmental and operational aspects of each of the Hotels, either independently or through agents and experts of Purchaser’s choosing, and (ii) Purchaser will acquire each of the Hotels based solely upon Purchaser’s own investigation and inspection thereof and the representations, warranties and covenants of Seller expressly set forth in this Agreement and the other Transaction Documents executed by Seller at the Closing .. Seller and Purchaser agree that, except as expressly provided for in the Transaction Documents, (i) each of the Hotels shall be sold and Purchaser shall accept possession of each Hotel on the Closing Date “AS IS,” “WHERE IS,” and “WITH ALL FAULTS,” with no right of set-off or reduction in the Purchase Price; and (ii) such sale shall be without representation or warranty of any kind, whether express, implied, statutory or otherwise, including any warranty of income potential, operating expenses, uses, merchantability or fitness for a particular purpose, and Seller hereby disclaims and renounces any such representation or warranty. Purchaser further acknowledges and agrees that, except as expressly provided in the Transaction Documents, (A) Seller shall be under no duty to make any affirmative disclosure regarding any matter which may be known to Seller or its officers, directors, contractors, agents or employees, and that it is relying solely upon its own inspection of each of the Hotels and not upon any representations made to it by any Person whomsoever on Seller’s behalf, and (B) Seller shall have no obligation to make any repairs, replacements or improvements to any of the Hotels.

2.5.2.      Except with respect to any Damages arising out of any breach of any express representation, warranty or covenant set forth in this Agreement or any Transaction Document which shall be governed exclusively by the provisions of ARTICLE 7, Purchaser, for itself and on behalf of each other Purchaser Party, hereby waives, releases and forever discharges the Seller Parties, from any and all Damages whether known or unknown, which Purchaser has or may have in the future, arising out of or in connection with any Hotel, including without limitation the physical, environmental, governmental, economic or legal condition of the Hotel or the operation thereof (collectively, the “Released Claims”). PURCHASER, FOR ITSELF AND ON BEHALF OF EACH OTHER PURCHASER PARTY, SPECIFICALLY WAIVES THE PROVISIONS OF ANY LEGAL REQUIREMENTS, THE INTENT OF WHICH IS AS FOLLOWS:

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“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

2.5.3.      Purchaser, for itself and on behalf of each other Purchaser Party, acknowledges that it or its attorneys or agents may hereafter discover Claims or facts in addition to, or different from, those which it now believes to be true with respect to the subject matter of the Released Claims, but agrees that (i) it has taken such possibility into account in reaching this Agreement, and (ii) the releases given herein shall be and remain in effect notwithstanding the discovery or existence of any such additional or different Claims or facts, as to which Purchaser expressly assumes the risk, and (iii) notwithstanding the discovery or existence of any such additional or different Claims or facts, it is nonetheless Purchaser’s intention, for itself and on behalf of each other Purchaser Party, to fully, finally and forever settle and release all disputes and differences, known or unknown, suspected or unsuspected, as to the Released Claims.

2.5.4.      Purchaser, for itself and on behalf of each other Purchaser Party, hereby covenants not to file or commence any Claim or Action against any of the Seller Parties in connection with any Released Claim.

2.5.5.      The provisions of this Section 2.5 shall survive the Closing indefinitely.

2.5.6.      Purchaser, for itself and on behalf of each other Purchaser Party, acknowledges that it has carefully reviewed this Section 2.5 and discussed it with legal counsel and that this Section 2.5 is a material part of this Agreement.

Purchaser’s Initials

ARTICLE 3. SELLER’S REPRESENTATIONS AND WARRANTIES

Each Seller, on behalf of itself and not any other Seller, hereby represents and warrants to Purchaser as follows:

3.1.          Good Standing. It is duly organized, validly existing and in good standing under the laws of the state of its organization, and has all requisite limited liability company power and authority to conduct the business in which it is now engaged. It is duly qualified to do business and in good standing under the laws of the state in which its Hotel is located.

3.2.          Due Authorization. The execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated by this Agreement will have been duly and validly authorized by all requisite actions of such Seller. Assuming the due execution and delivery of this Agreement by Purchaser, this Agreement constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms.

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3.3.          No Violations. The execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated by this Agreement will not:  (i) violate any Legal Requirement or any order of any court or governmental authority that is binding on it or its respective Hotel; (ii) subject to the fulfillment of the requirements set forth in Sections 5.8, 5.10, and 5.11, result in a breach of or default under any material contract or other agreement to which it is a party or by which its respective Hotel is bound (except that such Seller makes no representation or warranty under this clause (ii) with respect to any Contract), or (iii) result in a breach of or default under any provision of the organizational documents of it.

3.4.          Bankruptcy. It is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

3.5.          Litigation. Except as set forth in Schedule 3.5, to such Seller’s Knowledge, there are no Actions pending before any court or governmental authority or threatened against it and affecting the applicable Hotel (not including Actions filed with insurance companies, or litigation that is being defended by insurance companies), an adverse determination of which would materially adversely affect (i) the financial condition or operations of such Seller or such Hotel, (ii) its ability to enter into or perform under this Agreement, (iii) its title to such Hotel.

3.6.          Violations of Law. Neither it nor, to such Seller’s Knowledge, Manager, has received any written notice from any governmental authority alleging a violation of any Legal Requirement that has not been corrected.

3.7.          Condemnation. Neither it nor, to such Seller’s Knowledge, Manager, has received any written notice of any pending or threatened condemnation actions with respect to the applicable Hotel.

3.8.          Environmental Matters. It has provided Purchaser with correct and complete copies of all Environmental Reports with respect to the applicable Hotel. To Seller’s Knowledge, other than as set forth in the Environmental Reports, and other than (i) Hazardous Substances used in the ordinary course of maintaining and cleaning the applicable Hotel in commercially reasonable amounts, and (ii) Hazardous Substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at such Hotel in commercially reasonable amounts, no Hazardous Substances are present on or in such Hotel. To such Seller’s Knowledge, the Hazardous Substances described in the foregoing clauses (i) and (ii) are being used and disposed of in compliance with all Environmental Laws.

PURCHASER ACKNOWLEDGES THAT (1) PURCHASER HAS RECEIVED COPIES OF THE ENVIRONMENTAL REPORTS LISTED ON SCHEDULE 1.1.90 WITHOUT REPRESENTATION OR WARRANTY, AND (2) IF SELLER DELIVERS ANY ADDITIONAL ENVIRONMENTAL REPORTS TO PURCHASER, PURCHASER WILL PROMPTLY UPON RECEIPT THEREOF BE DEEMED TO HAVE ACKNOWLEDGED IN WRITING THAT IT HAS RECEIVED SUCH REPORTS WITHOUT REPRESENTATION OR WARRANTY. SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY ENVIRONMENTAL REPORT. SUBJECT TO THE TERMS OF ANY CONSENT THAT MAY BE OBTAINED PURSUANT TO AND IN ACCORDANCE WITH SECTION 5.1.6, PURCHASER SHALL HAVE NO CLAIMS AGAINST THE PREPARER OF ANY ENVIRONMENTAL REPORT PROVIDED BY SELLER. PURCHASER HAS CONDUCTED ITS OWN INVESTIGATION OF THE ENVIRONMENTAL CONDITION OF THE HOTEL TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.

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3.9.          Contracts. Schedule 3.9 accurately identifies each Contract currently in full force and effect at the applicable Hotel and Purchaser has been provided with a true, correct and complete copy of each such Contract. To such Seller’s Knowledge, there is no default or set of circumstances which but for the passage of time would result in a default under any Contract by such Seller or any third party.

3.10.         Tenant Leases. To such Seller’s Knowledge, there are no Tenant Leases that will affect the applicable Hotel following the Closing Date, except as set forth on Schedule 3.10 or as otherwise permitted under this Agreement (including any Tenant Leases constituting Permitted Exceptions). To such Seller’s Knowledge, it has delivered to Purchaser correct and complete copies of each Tenant Lease as received by it from Manager.

3.11.         Employees. It has no employees who are Hotel employees.

3.12.         Financial Information. It has provided to Purchaser a correct and complete copy of the unaudited annual operating statement for the 2013 Fiscal Year for the applicable Hotel as received by it from Manager (the “Financial Statement”). To such Seller’s Knowledge, such Financial Statement was prepared by the Manager in accordance with the accounting standards set forth in the Existing Management Agreement and fairly present the operations of the applicable Hotel for the periods covered.

3.13.         Terrorist Organizations Lists. It is not acting, directly or, to such Seller’s Knowledge, indirectly, for or on behalf of any Person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any Person designated in Executive Order 13224 as a Person who commits, threatens to commit, or supports terrorism. It is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such Person.

3.14.         Brokers. No broker, finder or similar consultant has acted on behalf of any of the applicable Seller Parties in connection with this Agreement or the transaction contemplated by this Agreement.

3.15.         Ground Lease. CC Technology Seller has provided to Purchaser a correct and complete copy of the Ground Lease. The Ground Lease is in full force and effect, and, to CC Technology Seller’s Knowledge, there are no defaults or events that with notice or lapse of time or both would constitute a default by any party under the Ground Lease. There are no amendments, modifications, terminations, side letters, guaranties or other agreements affecting the duties and obligations of the parties to the Ground Lease that will survive the Closing except as identified on Schedule 1.1.47.

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3.16.         Licenses and Permits. The Licenses and Permits owned or possessed by such Seller and identified on Schedule 3.16 constitute all of the licenses, permits and entitlements required by any governmental authority for the operation and ownership of the applicable Hotel as currently conducted and all such Licenses and Permits are unexpired and are in full force and effect. Such Seller has not received written notice from any governmental authority that (i) the Licenses and Permits necessary for the operation and ownership of the applicable Hotel as it is currently operated are not in full force and effect, or (ii) that there has been any uncured violation of any such Licenses and Permits. Such Seller has provided to Purchaser true, correct, and complete copies of all of the Licenses and Permits issued by any governmental authority necessary to operate, maintain and use its Hotel as it is currently operated, including Licenses and Permits relative to the handling of Hazardous Substances.

ARTICLE 4. PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser hereby represents and warrants to Seller as follows:

4.1.          Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization, and has full power and authority to conduct the business in which it is now engaged. Purchaser is duly qualified to do business and in good standing under the laws of the state in which each Hotel is located, or will be so qualified and in good standing as of the Closing Date.

4.2.          Due Authorization. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of Purchaser and its partners, members, board of directors, board of managers, trustees or other Persons, as applicable. Assuming the due execution and delivery of this Agreement by Seller, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3.          No Violations. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement will not:  (i) violate any Legal Requirement or any order of any court or governmental authority that is binding on Purchaser; (ii) result in a breach of or default under any contract or other agreement to which Purchaser is a party, or (iii) result in a breach of or default under any provision of the organizational documents of Purchaser.

4.4.          Bankruptcy. Purchaser is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

4.5.          Litigation. There are no Actions pending or, to Purchaser’s knowledge, threatened against Purchaser before any court or governmental authority, an adverse determination of which would materially adversely affect (i) the financial condition of Purchaser, or (ii) Purchaser’s ability to enter into or perform this Agreement.

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4.6.          No Other Relationships; Brokers. No broker, finder or similar consultant has acted on behalf of any of the Purchaser Parties in connection with this Agreement or the transaction contemplated by this Agreement.

4.7.          Terrorist Organizations Lists. Purchaser is not acting, directly or indirectly, for or on behalf of any Person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any Person designated in Executive Order 13224 as a Person who commits, threatens to commit, or supports terrorism. Purchaser is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such Person.

ARTICLE 5. ACTIONS PENDING CLOSING

5.1.          Inspection Activities.

5.1.1.      Purchaser acknowledges that it completed its due diligence of the Hotels as of the Contract Date.

5.1.2.      Subject to the terms of this Agreement, Purchaser and its representatives, agents and contractors (collectively, “Purchaser Representatives”) have and may enter onto a Hotel during regular business hours and upon reasonable prior notice to the applicable Seller for the sole purpose of undertaking such inspections and investigations of such Hotel as Purchaser deems desirable to evaluate such Hotel (collectively, “Inspection Activities”). The Inspection Activities have been and shall continue to be subject to the following conditions:

5.1.2.1.   All Inspection Activities shall be at the sole cost and expense of Purchaser and at Purchaser’s sole risk.

5.1.2.2.   In undertaking the Inspection Activities, Purchaser shall (and shall cause Purchaser Representatives to) comply with all applicable Legal Requirements.

5.1.2.3.   At Seller’s option, Purchaser Representatives shall be accompanied by a representative of Seller or Manager during any such entry upon the Hotel.

5.1.2.4.   Purchaser agrees that all Inspection Activities shall be subject to the rights of Manager and of Occupants of such Hotel, and shall be conducted in a manner not disruptive to Manager, Occupants, guests, or invitees at such Hotel or otherwise to the operation of such Hotel.

5.1.2.5.   Purchaser Representatives shall notify Seller prior to making any contact or communication with any Occupant at such Hotel.

5.1.2.6.   Purchaser shall notify Seller prior to making any contact with any governmental or quasi-governmental authority regarding non-public information relating to such Hotel.

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5.1.2.7.   In the event Purchaser desires to conduct any physically invasive Inspection Activities such as sampling of soils or drilling wells, Purchaser shall provide Seller with the scope of the work to be done and the name of the contractor to conduct such work, and shall request Seller’s prior consent thereto, which consent may be given or withheld in Seller’s sole and absolute discretion.

5.1.2.8.   Prior to entry onto a Hotel, Purchaser shall provide Seller with a certificate of insurance evidencing that Purchaser maintains insurance, on an occurrence basis from a company with an “A-:IX” or better rating from A.M. Best Company, naming Seller and Manager as additional insureds, in the following amounts:

Workers Compensation:	Statutory
Employers Liability:	$1,000,000 accident/disease
Commercial General Liability:	$1,000,000 combined single limit/$1,000,000 general aggregate
Auto Liability:	$1,000,000 combined single limit

5.1.2.9.   Purchaser shall (i) restore such Hotel, at its own expense, to substantially the same condition which existed prior to any Inspection Activities; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any other work for Purchaser Representatives on or related to such Hotel.

5.1.3.       Purchaser agrees to and hereby does indemnify, defend and hold harmless the Seller Parties from and against any and all Damages, including mechanic’s and materialmen’s liens, caused by the entry by Purchaser Representatives onto any Hotel pursuant to this Agreement, provided that Purchaser shall not be so liable for any Damages resulting from the mere discovery by Purchaser Representatives of any existing condition at such Hotel, but shall be liable for any such Damages to the extent Purchaser or Purchaser’s Representatives exacerbate any such existing condition.

5.1.4.       Each Seller shall make or cause to be made available to Purchaser for inspection and copying all books, records and files of Seller and of Manager related to each Hotel (other than the Confidential Materials). Any inspection of such books, records and files shall be during regular business hours and upon reasonable prior notice to Seller. Seller makes no representation or warranty with respect to the accuracy or completeness of such books, records and files.

5.1.5.       Upon any termination of this Agreement, Purchaser shall promptly: (i) deliver to Seller all books, records and files (and all copies thereof) and other information obtained by Purchaser pursuant to this Section 5.1, and (ii) destroy all memoranda, notes and other writings prepared by Purchaser Representatives and containing any information described in the foregoing clause (i).

5.1.6.       Purchaser acknowledges receipt from Seller of the Property Reports listed on Schedule 1.1.90 with respect to each Hotel. The Property Reports are being provided to Purchaser solely as a convenience to Purchaser, and Seller makes no representation or warranty of any kind with respect to such reports. Seller hereby consents to Purchaser obtaining the consent of the preparers of such reports to the reliance thereon by Purchaser or any other Person as may be designated by Purchaser, at Purchaser’s sole cost and expense.

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5.1.7.       Purchaser’s obligations under this Section 5.1 shall survive the Closing or termination of this Agreement indefinitely.

5.2.          Title and Survey.

5.2.1.       Purchaser has obtained from Title Company (A) (x) with respect to each of the Owned Hotels, a commitment for an ALTA 2006 Owner’s Policy of Title Insurance with respect to the land and Improvements of such Hotel, and (y) with respect to the Leased Hotel, a commitment for an ALTA 2006 Leasehold Policy of Title Insurance (collectively, the “Title Commitments”), together with copies of the documents referenced therein, and (B) with respect to each Hotel, an ALTA land title survey of the land and Improvements of such Hotel (collectively, the “Surveys”).

5.2.2.       Seller shall endeavor to cure at or before the Closing (i) any mortgage lien created or assumed by Seller (other than mortgage lien of the GECC Loan), (ii) any mechanics’ lien or other lien securing a monetary amount created or consented to by Seller, (iii) any other monetary lien created by, through or under Seller that may be removed by the payment of a liquidated sum of money, and (iv) any other Encumbrance expressly consented to by Seller or that arises from the acts or omissions of Seller (and, in each case, not consented to or caused by Purchaser or any other Purchaser Party) and becoming of record from and after the effective date of the applicable Title Commitment. If Seller is unable to cure at or before the Closing such items or any other items that Seller otherwise agrees in writing to cure (collectively, “Seller Cure Items”), Seller shall have the right to extend the Closing for a period not to exceed ten (10) days in the aggregate to effect such cure. Title insurance that affirmatively insures over any item shall constitute cure of such item. If Seller fails to cure any Seller Cure Items at or prior to the Closing, then Purchaser shall have the right either (a) to terminate this Agreement, or (b) to waive any objection to such uncured Seller Cure Items, without any reduction in the Purchase Price, in which event such uncured Seller Cure Items shall be deemed to have been approved by Purchaser and shall be Permitted Exceptions for all purposes under this Agreement. Except for the foregoing and as otherwise expressly agreed in writing by Seller, any item reflected in any Title Commitment or any Survey as of the Contract Date, shall be deemed to have been approved by Purchaser and shall be a Permitted Exception for all purposes under this Agreement. Except for the foregoing and as otherwise expressly agreed in writing by Seller, any item reflected in the Title Commitment, any item reflected in any update to the Title Commitment that is not objected to by Purchaser in writing within three (3) Business Days following delivery to Purchaser of such update (the parties hereby agree to extend the date for the Closing if necessary to provide such three (3) Business Day period to Purchaser), and any item that would be shown on the Survey or in an update thereto or other current survey of any Hotel shall be deemed to have been approved by Purchaser and shall be Permitted Exceptions for all purposes under this Agreement.

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5.3.          Operation of Hotel. Prior to the Closing, unless Purchaser consents otherwise, which consent will not be unreasonably withheld, conditioned or delayed:

5.3.1.       Each Seller shall a continue to operate its respective Hotel in the ordinary course pursuant to the Existing Management Agreement consistent with the practices and procedures in effect as of the Contract Date, except to the extent that this Agreement expressly provides otherwise.

5.3.2.       Each Seller shall continue to maintain the insurance currently carried by such Seller with respect to its respective Hotel.

5.3.3.       Seller shall not enter into, amend or otherwise modify any Contract or Tenant Lease unless (i) any such new Contract or Tenant Lease or such amendment or modification will not be binding after the Closing, (ii) any such new, amended or modified Contract or Tenant Lease is an extension or renewal of, or replacement for, a Contract or Tenant Lease existing as of the Contract Date on substantially similar terms, allowing for a reasonable adjustment in the price or rent charged thereunder to reflect market conditions in such Seller’s reasonable judgment, and which new, amended or modified Contract or Tenant Lease may be with a new contracting third party or parties in such Seller’s reasonable judgment, (iii) any such new, amended or modified Contract or Tenant Lease is terminable by Purchaser without penalty after the Closing on no more than sixty (60) days’ notice, or (iv) the same is a purchase order for goods or services, or a reservation for rooms or other facilities, entered into in the ordinary course of business of such Hotel consistent with the practices and procedures in effect as of the Contract Date. Nothing set forth in this Section 5.3.3 shall restrict the right of Manager under the Existing Management Agreement to enter into, amend or otherwise modify any Contracts or Tenant Leases, except that Seller shall not consent or approve of the same (to the extent that Seller has the right under the Existing Management Agreement to withhold such consent or approval) except in accordance with the requirements of this Section 5.3.3.

5.3.4.       Seller shall not terminate any Contract or Tenant Lease unless the same is terminated as a result of the default or nonperformance of a party thereto other than Seller. Nothing set forth in this Section 5.3.4 shall restrict the right of Manager under the Existing Management Agreement to terminate such Contract or Tenant Lease, except that Seller shall not consent or approve of the same (to the extent that Seller has the right under the Existing Management Agreement to withhold such consent or approval) except in accordance with the requirements of this Section 5.3.4.

5.3.5.       Seller shall not market, sell, pledge, convey, remove or permit or suffer the removal of or offer to sell any portion of its respective Hotel, except for items sold or consumed in the ordinary course of business.

5.3.6.       Each Seller shall cooperate (without any out-of-pocket cost or expense to Seller) with Purchaser in all reasonable respects in connection with the transfer of existing Permits to Purchaser or Purchaser’s Designee or the issuance of new licenses and permits to Purchaser or Purchaser’s Designee, each to be effective no earlier than the Closing.

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5.3.7.       CC Technology Seller shall not amend, modify or terminate the Ground Lease and shall perform its obligations under the Ground Lease.

5.4.          Updates to Representations. Prior to the Closing, Seller and Purchaser shall each promptly notify the other in writing if it becomes aware of any fact or condition that is inconsistent with any of Seller’s representations or warranties under this Agreement. Such representations and warranties shall automatically be deemed modified to reflect (a) all information actually known to Purchaser prior to the Contract Date, and (b) the following information, which shall be deemed to be known to Purchaser: (x) information included prior to the Contract Date in the Virtual Data Room or otherwise delivered to Purchaser, (y) information related to any physical condition affecting any Hotel that existed prior to the Contract Date, and (z) any matters existing as of the Contract Date.

5.5.          Certain Agreements.

5.5.1.       Seller shall cause all of the Excluded Contracts to be terminated with respect to each Hotel at or prior to the Closing, without cost or liability to Purchaser, provided that Seller’s obligation to terminate the Franchise Agreements shall be subject to the condition set forth in Section 6.1.4.

5.5.2.       With respect to any Contract requiring the consent of the counterparty thereto (or the fulfillment of other conditions such as confirmation by the counterparty of Purchaser’s or Purchaser’s Designee’s creditworthiness) for such Contract to be assigned to Purchaser or Purchaser’s Designee, Purchaser shall use reasonable good faith efforts to obtain such consent (and/or fulfill any other conditions) and shall pay fifty percent (50%) of any fees and costs payable to the counterparty in connection with such assignment or proposed assignment. If Purchaser or Purchaser’s Designee is not approved as an assignee of any such Contract or the conditions of assignment are not fulfilled, then Seller shall terminate such Contract as to the applicable Hotel and Purchaser shall pay for any termination fees or charges assessed to Seller in connection with such termination. If a termination fee is payable by the counterparty in connection with such termination, Seller shall be entitled to retain such fee.

5.6.          Satisfaction of Conditions. Prior to the Closing, Seller and Purchaser shall each use good faith, commercially reasonable efforts to satisfy the conditions to the Closing set forth in ARTICLE 6.

5.7.          Liquor License.

5.7.1.       Promptly following the Contract Date, Purchaser, at its sole cost and expense, shall make all necessary applications, if any, for, and shall thereafter diligently pursue, issuance of all licenses and approvals required under any Legal Requirements for the continued sale of alcoholic beverages at each Hotel from and after the Closing Date (including temporary permits, to the extent available) consistent with the practices and procedures in effect as of the Contract Date (collectively, “Liquor Licenses”). Purchaser shall keep Seller informed of the status of such applications, and shall promptly respond to Seller’s inquiries regarding the status of the same. Seller shall cause Manager to reasonably cooperate with Purchaser as necessary.

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5.7.2.       If necessary, at the Closing the applicable Seller shall cause Manager to enter into an Interim Liquor Agreement that will permit Purchaser to continue the sale of alcoholic beverages at such Hotel from and after the Closing Date consistent with the practices and procedures in effect as of the Contract Date, provided that the Interim Liquor Agreement is, in the judgment of such Seller and Purchaser (and if applicable, Manager), each acting reasonably and in good faith, permitted by all applicable Legal Requirements and is custom or practice in the geographic area in which such Hotel is located. The Interim Liquor Agreement shall (i) be in form and substance reasonably satisfactory to such Seller and Purchaser (and if applicable, Manager), (ii) provide for the indemnification by Purchaser of the applicable Seller Parties with respect to all Damages related to the sale or consumption of alcoholic beverages at such Hotel from and after the Closing Date, (iii) provide that Purchaser shall maintain liquor liability insurance from such companies, and in such forms and amounts, as may be acceptable to such Seller, and/or Manager, as applicable, which policies shall name such Seller and/or Manager, as applicable, as additional insureds thereunder, and (iv) expire on the date of issuance of the Liquor License.

5.8.          New Franchise Agreements. Purchaser, at its sole cost and expense, shall make all necessary applications for, and shall diligently pursue, a franchise agreement with each Licensor, on such Licensor’s current standard form (each, a “New Franchise Agreement”), for the continued participation by each Hotel from and after the Closing Date in the Franchisor’s system of hotels in which such Hotel participates as of the Contract Date. Purchaser shall keep Seller informed of the status of such applications, and shall promptly respond to Seller’s inquiries regarding the status of the same. Purchaser acknowledges that it is fully aware that in connection with any New Franchise Agreement, Licensor may require a Property Improvement Plan (“PIP”), pursuant to which Purchaser may be required to upgrade and make certain improvements at a Hotel in connection with its purchase thereof. All such upgrades and improvements shall be performed after Closing, with the first eighty percent (80%) of such costs to be borne by Manager and the final twenty percent (20%) of such costs to be borne by Purchaser (with a final true-up if actual costs vary from estimates). Purchaser shall have each New Franchise Agreement in place on the Closing Date.

5.9.          WARN Act. No Seller shall give any termination notices under the WARN Act to any Employees or governmental authorities. In addition, each Seller shall request Manager not to give any termination notices under the WARN Act to any Employees or governmental authorities. Purchaser shall employ a sufficient number of Employees on sufficient terms and conditions to avoid applicability of the WARN Act to the transaction contemplated by this Agreement. Purchaser shall indemnify, defend and hold harmless the Seller Parties from and against any Damages that may be incurred by, or asserted against, any such indemnified party arising out of or relating to Purchaser’s or any Seller Party’s failure to comply with the WARN Act in connection with the transactions described in this Agreement. This Section 5.9 shall survive the Closing indefinitely.

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5.10.         GECC Loan.

5.10.1.    Assumption.

5.10.1.1.   At Closing, HFP Seller and Purchaser shall do the following (collectively, “Loan Assumption”): (i) HFP Seller shall assign and Purchaser shall assume (a) HFP Seller’s obligations under the Loan Documents to pay the principal amount of the Loan, (b) HFP Seller’s obligations under the Loan Documents to pay all interest and other charges accruing on or after the Closing Date in respect of the Loan, (c) all reserves held by GECC under the Loan (collectively, the "Loan Reserves"), and (d) all other obligations of borrower under the Loan Documents; and (ii) Purchaser shall cause a Person acceptable to GECC (“Substitute Joinder Party”) to execute and deliver a joinder to the Loan Agreement in substantially the same form as the existing joinder to the Loan Agreement (the “Substitute Joinder”).

5.10.1.2.   Promptly following the Contract Date, Seller and Purchaser shall request (i) the approval of GECC to the Loan Assumption in accordance with the terms of Section 8.22 of the Loan Agreement (“GECC Approval”), (ii) the release of HFP Seller from all liabilities under the Existing Loan Documents arising from and after Closing (“Release of HFP Seller”) and (iii) the release of Existing Joinder Party from all liabilities under the existing joinder to the Loan Agreement arising from and after Closing (“Release of Existing Joinder Party”). HFP Seller and Purchaser shall each use commercially reasonable, good faith and diligent efforts to obtain the GECC Approval, the Release of HFP Seller and the Release of Existing Joinder Party. HFP Seller and Purchaser shall each provide to GECC such information and materials as GECC may reasonably request to satisfy the conditions set forth in Section 8.22 of the Loan Agreement or otherwise concerning the business and financial condition of Purchaser and the Substitute Joinder Party.

5.10.1.3.   In connection with the GECC Approval, HFP Seller and Purchaser shall execute and deliver such documents as GECC may reasonably require, to be effective as of Closing, to evidence the Loan Assumption, the Release of HFP Seller, the Release of Existing Joinder Party and the Substitute Joinder (collectively, the “Loan Assumption Documents”), which Loan Assumption Documents shall be in form and substance and on terms and conditions that are commercially reasonable and generally consistent with standard GECC practice for mortgage loan assumption transactions and/or otherwise consistent with the terms of Section 8.22 of the Loan Agreement.

5.10.1.4.   Purchaser, at its cost, shall provide such legal opinions concerning Purchaser, Substitute Joinder Party, and the Loan Assumption as GECC may reasonably require.

5.10.1.5.   HFP Seller shall pay all fees and expenses of GECC required by GECC in connection with the GECC Approval and the Loan Assumption Documents (including GECC’s attorney’s fees and any assumption fee), whether or not Closing shall occur. This Section 5.10.1.5 shall survive any termination of this Agreement.

5.10.1.6.   At Closing, HFP Seller shall assign to Purchaser the interest rate cap purchased by HFP Seller in connection with the GECC Loan, a copy of which has been provided to Purchaser (the “Interest Rate Cap”).

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5.10.2.     Increases in Loan Amount.

5.10.2.1.   As of August 31, 2013, the outstanding principal balance of the Loan was $41,677,479.26 (the “Existing Loan Amount”) and the total amount advanced under the Loan Agreement was $41,839,993.04. HFP Seller, however, has the right to request additional advances (the “Additional Advances”) under the terms of the Loan Agreement up to a maximum principal amount not to exceed $45,500,000.00. Prior to Closing, if so requested by Purchaser, HFP Seller shall make a request for the Additional Advances pursuant to the terms of the Loan Agreement. In addition, prior to Closing, if so requested by Purchaser, HFP Seller and CSB Seller shall request that the Stratford Hotel be added as additional collateral to the Loan (the “Additional Collateral”), provided such Additional Collateral increases the maximum principal amount available under the Loan. Any modifications to the Loan Documents (or additional documents requested by GECC) to reflect the Additional Collateral shall be subject to the reasonable approval of Purchaser. In addition, Purchaser shall work with HFP Seller and CSB Seller to provide such information and materials as GECC may reasonably request in connection with the Additional Collateral.

5.10.2.2.   Any costs and expenses (including payment of principal and interest) incurred by Seller or required to be paid by Seller in connection with the Additional Advances or the Additional Collateral shall be shared between Seller and Purchaser in the following ratio, whether or not Closing shall occur: (x) Seller’s share will be proportionate to the dollar increase in the Existing Loan Amount up to the $45,000,000.00, and (y) Purchaser’s share shall be proportionate to the dollar increase in the Existing Loan Amount in excess of the $45,000,000.00. This Section 5.10.2.2 shall survive any termination of this Agreement.

5.11.      Ground Lessor Consent.

5.11.1.     Prior to Closing, CC Technology Seller shall use commercially reasonable efforts to obtain (i) the consent, approval or waiver of objection of Ground Lessor to the transactions described in this Agreement, as required under the Ground Lease (“Ground Lessor Consent”), (ii) a release of Seller from any obligations or liabilities accruing under the Ground Lease from and after Closing (“Ground Lessor Release”), (iii) a release of Ground Lease Guarantor from all of its obligations under the Ground Lease Guaranty (“Ground Lease Guaranty Release”), and (iv) an estoppel certificate from Ground Lessor in such form as may be required under the Ground Lease (“Ground Lessor Estoppel”). Purchaser shall cooperate in connection with any inquiries by Ground Lessor relating to Purchaser, the proposed sale, and Purchaser’s proposed operation of the Georgia Tech Hotel, including providing such information, documents and materials as Ground Lessor may require in connection therewith, and Purchaser shall execute such documents and agreements, to be effective as of the Closing, as may be reasonably required by Ground Lessor in connection with their consent to the assignment of the Ground Lease to Purchaser.

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5.12.         Other Estoppel Certificates. Prior to Closing, Seller shall use commercially reasonable efforts to obtain estoppel certificates from those parties listed on Schedule 5.12, in form reasonably agreed to by Seller and Purchaser (collectively, the “Other Estoppel Certificates”); provided, however, that if any document with respect to which an Other Estoppel Certificate is given provides for a form of (or terms of) an estoppel certificate, such form or terms shall be the form of Other Estoppel Certificate. If any such Other Estoppel Certificate is not received on or before Closing, Seller shall have the right to deliver a similar estoppel certificate in lieu of such third party.

5.13.         New Management Agreement. As to each Hotel, Seller and Purchaser shall use commercially reasonable efforts to obtain the consent of GECC, any Franchisor, and/or any other third party (to the extent required) to the form of New Management Agreement; provided however that, notwithstanding anything in this Agreement to the contrary, (a) the obtaining of such consent(s) shall not be a condition to closing for either party, and (b) the failure to obtain any such consent(s) shall not be a default by either party under this Agreement. If the parties are unable to obtain any such consent(s) prior to Closing, then at Closing, in lieu of entering into the New Management Agreement for such Hotel, Seller shall assign the Existing Management Agreement for such Hotel to Purchaser.

ARTICLE 6. CONDITIONS TO CLOSING

6.1.          Purchaser’s Conditions to Closing. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

6.1.1.     Each of Seller’s representations and warranties set forth in this Agreement (as deemed to have been modified by the second sentence of Section 5.4) shall be true and correct in all material respects as of the Closing Date (provided that if any representation and warranty speaks as of a particular date or period, it will continue to speak as of such date or period). An inaccuracy in Seller’s representations and warranties shall be deemed to be material if it (a) materially adversely affects Seller’s ability to proceed to the Closing under this Agreement, or (b) requires a modification to Seller’s representations and warranties that, in the aggregate with all such modifications or updates, has a material adverse effect on the value or operations of any Hotel.

6.1.2.     Seller shall have performed all of its material obligations under this Agreement required to have been performed at or prior to the Closing.

6.1.3.     Title Company shall be prepared to issue to Purchaser, immediately upon consummation of the Closing, an ALTA 2006 Owner’s Policy of Title Insurance or Leasehold Policy of Title Insurance, as applicable, for each Hotel subject only to the Permitted Exceptions in an amount equal to the portion of the Purchase Price that is allocable to the real property comprising such Hotel.

6.1.4.     At or prior to Closing, each Franchisor shall have executed and delivered a New Franchise Agreement with respect to each Hotel, and if, applicable, waived any right of first refusal it may have under the existing Franchise Agreement.

6.1.5.     GECC shall have issued the GECC Approval, and, to the extent applicable, GECC shall have executed the Loan Assumption Documents.

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6.1.6.     Ground Lessor shall have executed and delivered the Ground Lessor Consent and the Ground Lessor Estoppel showing no defaults.

6.1.7.     Purchaser shall have received the Other Estoppel Certificates in form reasonably satisfactory to Purchaser (or Seller shall have delivered a substitute form of the same).

6.1.8.     Manager shall have terminated (or will terminate effective upon Closing) each of the Existing Management Agreements.

6.2.        Failure of Purchaser’s Condition. In the event of the failure of any condition set forth in Section 6.1, Purchaser, at its sole election, may (i) terminate this Agreement, (ii) waive the condition and proceed to the Closing, or (iii) extend the Closing Date for such additional period of time (not to exceed the Outside Closing Date) as may be reasonably required to allow such condition to be satisfied. Nothing set forth in this Section 6.2 shall affect Purchaser’s rights or remedies under Section 8.2 with respect to any breach of this Agreement by Seller.

6.3.        Seller’s Conditions to Closing. The obligation of Seller to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Seller:

6.3.1.     Each of Purchaser’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

6.3.2.     Each of Purchaser’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as if made by Purchaser’s Designee as of the Closing Date.

6.3.3.     Purchaser shall have performed all of its material obligations under this Agreement required to have been performed at or prior to the Closing.

6.3.4.     Closing shall have occurred or occur simultaneously with the Closing under the BCC Purchase and Sale Agreement.

6.3.5.     Each of the Franchise Agreements shall have been terminated (or will be terminated effective upon Closing) and, if applicable, each Franchisor shall have waived any right of first refusal it may have under its Franchise Agreement.

6.3.6.     GECC shall have issued the GECC Approval, and to the extent applicable, GECC shall have executed the Loan Assumption Documents.

6.3.7.     GECC shall have executed the Release of HFP Seller and the Release of Joinder Party (which documents shall each be in form and substance reasonably acceptable to HFP Seller).

6.3.8.     Ground Lessor shall have executed and delivered the Ground Lessor Consent, the Ground Lessor Release and the Ground Lease Guaranty Release.

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6.3.9.     Manager shall have terminated (or will terminate effective upon Closing) each of the Existing Management Agreements.

6.4.        Failure of Seller’s Condition. In the event of the failure of any condition precedent set forth in Section 6.3, Seller, at its sole election, may (i) terminate this Agreement, (ii) waive the condition and proceed to the Closing, or (iii) extend the Closing Date for such additional period of time (not to exceed the Outside Closing Date) as may be reasonably required to allow Purchaser to satisfy such condition. Nothing set forth in this Section 6.4 shall affect Seller’s rights or remedies under Section 8.1 with respect to any breach of this Agreement by Purchaser.

ARTICLE 7. CLOSING

7.1.        Closing.

7.1.1.     The Closing shall be held on the earlier of (x) the date mutually agreed to by the parties, or (y) the Outside Closing Date.

7.1.2.     The Closing shall be conducted through an escrow with Title Company and Seller and Purchaser shall execute (or cause their counsel to execute) such additional instructions to Title Company as may be required in connection therewith. The parties shall deposit documents and funds with Title Company such that the Closing is consummated no later than 4:00 p.m. Eastern Time on the Closing Date.

7.2.        Seller’s Closing Deliveries. At or prior to the Closing (except as otherwise expressly provided below), Seller shall deliver or cause to be delivered to Title Company the following:

7.2.1.     For each Owned Hotel, a deed substantially in the form of Exhibit B (the “Deed”) conveying the fee estate in the applicable land and Improvements, with such modifications as are required by local law so that each such Deed will be in recordable form, duly executed and acknowledged by the applicable Seller and dated as of the Closing Date.

7.2.2.     For the Leased Hotel, (x) an assignment and assumption of lease in the form of Exhibit G (the “Assignment of Ground Lease”) to be recorded in the applicable land records, duly executed and acknowledged by CC Technology Seller, and (y) the Ground Lease Estoppel dated no more than 30 days prior to the Closing Date, duly executed by Ground Lessor; provided, however, that notwithstanding anything to the contrary in this Agreement, failure of Seller to deliver the Ground Lease Estoppel pursuant to subclause (y) shall not constitute a default by Seller under this Agreement (and Purchaser shall not have the right to pursue remedies under Section 8.2).

7.2.3.     For each Hotel, a bill of sale in the form of Exhibit C, transferring to Purchaser all of Seller’s right, title and interest in and to the Furnishings, Consumables and Inventories, duly executed by Seller and dated as of the Closing Date.

7.2.4.     For each Hotel, an assignment and assumption in the form of Exhibit D, transferring to Purchaser all of Seller’s right, title and interest in and to the Contracts, Tenant Leases, Miscellaneous Hotel Assets, assignable Permits and assignable Intellectual Property, duly executed by Seller and dated as of the Closing Date.

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7.2.5.     For each Hotel, a termination of the Existing Management Agreement, duly executed by Manager and Seller and dated as of the Closing Date.

7.2.6.     For each Hotel,

7.2.6.1.   If all required consent(s) are obtained pursuant to Section 5.13, then both (A) a termination of the Existing Management Agreement, duly executed by Manager and Seller and dated as of the Closing Date, and (B) the New Management Agreement, duly executed by Manager and dated as of the Closing Date;

7.2.6.2.   Otherwise, a consent and assignment of the Existing Management Agreement, duly executed by Seller and agreed to by Manager and dated as of the Closing Date.

7.2.7.      For each Hotel, any tax declarations or similar documents required in connection with any transfer, stamp or similar tax imposed by any state, county or city in connection with the transaction, duly executed by Seller and dated as of the Closing Date. If permitted by applicable Legal Requirements, Title Company is hereby instructed not to affix the amount of any transfer, stamp or similar tax imposed on the face of the Deed but to pay on the basis of a separate affidavit of Seller, Purchaser, or both, not made a part of the public record.

7.2.8.      A certificate, duly executed by each Seller, confirming that (a) its representations and warranties set forth in this Agreement are correct as if made on the Closing Date (or noting any exceptions and as the same are deemed to have been modified by the second sentence of Section 5.4) and (b) that the Excluded Contracts have been terminated in accordance with this Agreement.

7.2.9.      For each Hotel, if applicable and to the extent permissible under applicable Legal Requirements, an interim liquor agreement with Purchaser in form consistent with the requirements set forth in Section 5.7.2 and otherwise reasonably agreed to by Seller and Purchaser (“Interim Liquor Agreement”), duly executed by Manager.

7.2.10.    For each Hotel, an owner’s title affidavit, in customary form reasonably satisfactory to Title Company and Seller, duly executed by Seller.

7.2.11.    From each Seller, an affidavit, in the form required by the Code and the regulations issued pursuant thereto, to the effect that such Seller is not a foreign Person within the meaning of the Code, together with any local law or state equivalent thereof to the effect that Purchaser is not required to withhold taxes from the Purchase Price payable to such Seller.

7.2.12.    For each Hotel, to the extent within the possession of Seller, within a reasonable period of time following the Closing, original counterparts of the assignable Permits and Contracts. Presence of the foregoing items at each Hotel on the Closing Date shall constitute compliance with this Section 7.2.12.

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7.2.13.     For each Hotel, to the extent within the possession of Seller, within a reasonable period of time following the Closing, all Miscellaneous Hotel Assets. Presence of the foregoing items at such Hotel on the Closing Date shall constitute compliance with this Section 7.2.13.

7.2.14.     The Loan Assumption Documents, duly executed and acknowledged by HFP Seller.

7.2.15.     A Settlement Statement in accordance with Section 10.1.3, duly executed by Seller.

7.2.16.     For each Seller, a secretary’s certificate, incumbency certificate, resolutions, organizational documents and such other documents and instruments as are customary and as may be reasonably requested by Purchaser, or Title Company, to effectuate the transactions contemplated by this Agreement.

7.3.        Purchaser’s Closing Deliveries. At or prior to the Closing, Purchaser shall deliver to Title Company the following:

7.3.1.       An assignment and assumption of the Contracts, Tenant Leases, Miscellaneous Hotel Assets, assignable Permits and assignable Intellectual Property in the form of Exhibit D, duly executed by Purchaser (or Purchaser’s Designee) and dated as of the Closing Date.

7.3.2.       The Assignment of Ground Lease, duly executed by Purchaser (or Purchaser’s Designee) and dated as of the Closing Date.

7.3.3.       For each Hotel,

7.3.3.1.   If all required consent(s) are obtained pursuant to Section 5.13, a New Management Agreement, duly executed by Purchaser, or an affiliate of Purchaser, provided such affiliate is directly or indirectly owned and controlled by the same parties that control Purchaser, and dated as of the Closing Date;

7.3.3.2.   Otherwise, a consent and assignment of the Existing Management Agreement, duly executed by Purchaser and dated as of the Closing Date.

7.3.4.       For each Hotel, any tax declarations or similar documents required in connection with any transfer, stamp or similar tax imposed by the state, county or city in connection with the transaction, duly executed by Purchaser (or Purchaser’s Designee) and dated as of the Closing Date. If permitted by applicable Legal Requirements, Title Company is hereby instructed not to affix the amount of the documentary transfer tax on the face of the Deed but to pay on the basis of a separate affidavit of Seller, Purchaser, or both, not made a part of the public record.

7.3.5.       A certificate, duly executed by Purchaser, confirming that its representations and warranties set forth in this Agreement are correct as if made on the Closing Date (or noting any exceptions)

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7.3.6.       A certificate from Purchaser’s Designee, duly executed by Purchaser’s Designee, confirming that Purchaser’s representations and warranties set forth in the Agreement are correct as if made by Purchaser’s Designee on the Closing Date (or noting any exceptions).

7.3.7.       If applicable, an Interim Liquor Agreement, duly executed by Purchaser.

7.3.8.       The Promissory Note, duly executed and acknowledged by Purchaser and dated as of the Closing Date.

7.3.9.       The Loan Assumption Documents, duly executed by Purchaser and/or Purchaser’s Designee, as applicable.

7.3.10.     An assignment of the Interest Rate Cap, in commercially reasonable form, duly executed by Purchaser.

7.3.11.     The Substitute Joinder, duly executed by the Substitute Joinder Party.

7.3.12.     A Settlement Statement in accordance with Section 10.1.3, duly executed by Purchaser and Purchaser’s Designee.

7.3.13.     Copies of Purchaser’s and Purchaser’s Designee’s secretary’s certificate, incumbency certificate, resolutions, organizational documents and such other documents and instruments as are customary and as may be reasonably requested by Seller, or Title Company to effectuate the transactions contemplated by this Agreement.

7.4.          Closing and Other Costs.

7.4.1.       All title fees and premiums, all recordation, transfer, stamp and similar taxes imposed upon the recordation of each Deed and any other documents contemplated by this Agreement and all escrow or settlement fees of Title Company shall be borne by Seller and Purchaser in a manner consistent with local custom in the jurisdiction in which each Hotel is located, as set forth on Schedule 7.4.1.

7.4.2.       Seller and Purchaser shall each bear its own counsel’s fees and expenses in connection with the transactions described in this Agreement.

7.4.3.       Purchaser shall pay all costs of Purchaser’s due diligence investigations of the Hotel (including title insurance and Survey costs).

7.4.4.       All other costs and expenses incident to this transaction and the Closing hereof and not specifically set forth in this Section 7.4 or elsewhere in this Agreement shall be paid by Seller and Purchaser in a manner consistent with custom for similar transactions in the city where the Hotel is located.

7.4.5.       The provisions of this Section 7.4 shall survive the Closing indefinitely.

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7.5.          Indemnification.

7.5.1.       As to each Hotel, subject to any express provisions of this Agreement to the contrary, from and after the Closing, the applicable Seller shall indemnify the Purchaser Parties, and shall hold Purchaser Parties harmless from and against, any and all Damages paid or incurred by Purchaser Parties due to (i) any breach of any representation or warranty made by such Seller in this Agreement or any other Transaction Document executed by such Seller, (ii) any breach of any covenant to be performed from and after the Closing by such Seller pursuant to this Agreement or any other Transaction Document executed by such Seller, and (iii) liabilities for Damages to any third party that are based upon any matter relating to the use, ownership, maintenance, operation or construction of such Hotel occurring prior to the Closing Date (except to the extent that Purchaser receives a credit therefor at the Closing). Notwithstanding anything to the contrary in this Agreement, the obligations of any Seller under this Section 7.5.1 shall not extend to (a) any special, incidental, consequential or punitive damages, lost profits or business interruption, (b) any loss or diminution of value at such Hotel (except in the case of a breach of a representation or warranty by such Seller), or (c) with respect to the matters described in clause (iii) of this Section 7.5.1, any Damages that are not payable to third parties.

7.5.2.       Subject to any express provisions of this Agreement to the contrary, from and after the Closing, Purchaser shall indemnify the Seller Parties, and shall hold Seller Parties harmless from and against, any and all damages paid or incurred by Seller Parties due to (i) any breach of any representation or warranty made by Purchaser or Purchaser’s Designee in this Agreement or any other Transaction Document executed by Purchaser or Purchaser’s Designee, (ii) any breach of any covenant to be performed from and after the Closing by Purchaser or Purchaser’s Designee pursuant to this Agreement or any other Transaction Document executed by Purchaser or Purchaser’s Designee, (iii) any obligations with respect to which Purchaser receives a credit at the Closing, to the extent of such credit, and (iv) liabilities for Damages that are based upon any matter relating to the use, ownership, maintenance, operation or construction of the Hotel occurring on or after the Closing Date.

7.5.3.       Notwithstanding clause (iii) of Section 7.5.1 or any other provision of any Transaction Document to the contrary, no Seller shall have any obligation to indemnify, defend or hold harmless the Purchaser Parties with respect to (i) any Damages arising out of the alleged presence at, or release or disposal from any Hotel of any Hazardous Substance, or the alleged violation of any Environmental Laws, (ii) any Damages arising out of a violation of any Legal Requirement with respect to the physical condition, maintenance or improvement of any Hotel (including zoning and building codes and the Americans with Disabilities Act), or (iii) any Damages arising out of the state of the physical condition, maintenance or improvement of any Hotel, except (in the case of this clause (iii) only) any Damages for the death of or injury to third parties, or damage to property other than a Hotel occurring prior to the Closing Date.

7.5.4.       Notwithstanding anything to the contrary in this Agreement, the aggregate liability of the Sellers under Section 7.5.1 shall not exceed an amount equal to five percent (5%) of the Purchase Price except for liability based upon actual fraud on the part of any Seller. Further notwithstanding anything to the contrary in this Agreement, no Seller shall have any liability to Purchaser Parties under Section 7.5.1, except to the extent that the aggregate of all Damages paid or incurred by Purchaser Parties (and but for this sentence would be paid by all Sellers, in the aggregate, pursuant to Section 7.5.1) as described in Section 7.5.1 exceeds an amount equal to $50,000.00, and where the aggregate of all Damages paid or incurred by Purchaser Parties exceeds an amount equal to $50,000.00, Sellers shall pay only the Damages in excess of $50,000.00).

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7.5.5.       A party entitled to indemnification under this Agreement (an “Indemnified Party”) shall promptly notify the party that is required to provide such indemnification (the “Indemnifying Party”) in writing of any Claim which may give rise to the right to indemnification hereunder; provided, however, that failure to timely give the notice provided in this Section 7.5.5 shall not release, waive or otherwise affect the Indemnifying Party’s obligations under this Section 7.5.5 with respect thereto, except to the extent that the Indemnifying Party is prejudiced as a result of such failure.  The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim covered by this Section 7.5.5 without the prior written consent (which shall not be unreasonably withheld, delayed or conditioned) of the Indemnifying Party.  The Indemnifying Party shall have the right, with the consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned), to settle any Claim giving rise to indemnity hereunder resulting from or arising out of any Claim or Action by a Person other than the Indemnified Party (a “Third-Party Claim”) which is susceptible to being settled, provided that the Indemnified Party shall have no obligation of any kind to consent to any settlement of such Third-Party Claim unless such settlement (a) is for money damages only, the full amount of which shall be paid by the Indemnifying Party, (b) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any liabilities for Damages or other obligations with respect to such Third-Party Claim, and (c) would not reasonably be expected to have an adverse impact on the Indemnified Parties.  In connection with a Third-Party Claim, the Indemnifying Party may, at its sole cost and expense, upon written notice to the Indemnified Party received by the Indemnified Party within ten (10) calendar days after receipt of notice of such Third-Party Claim by the Indemnifying Party, assume the defense of any such Third-Party Claim or Action with counsel reasonably acceptable to the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense, and shall pay the fees and expenses of counsel retained by the Indemnified Party, if such Third-Party Claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a Claim which, if adversely determined, could be reasonably expected to establish a precedent, custom or practice adverse to the continuing business interests or prospects of the Indemnified Party, or (iv) involves a Claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party has failed or is failing to prosecute or defend vigorously or that creates a conflict for the Indemnifying Party.  Other than as provided in the immediately preceding sentence, after assumption of the defense of any Claim as aforesaid, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Action with its own counsel and at its own expense (except as otherwise provided in this Section 7.5.5), and shall be entitled to any and all information and documentation relating thereto.  If the Indemnifying Party does not assume the defense of any such Claim or Action resulting therefrom in accordance with the terms hereof or fails to pursue such defense with diligence, the Indemnified Party may, at the expense of the Indemnifying Party and upon prior written notice to the Indemnifying Party (with reasonable opportunity for the Indemnifying Party to assume such defense, subject to the terms of this Section 7.5.5), defend against such Claim or Action in such manner as it reasonably may deem appropriate.  The Indemnified Party will cooperate reasonably with the Indemnifying Party in their respective efforts to conduct or resolve such matters, including by making available to the Indemnifying Party relevant documents and witnesses.  The Indemnified Party and the Indemnifying Party shall keep each other informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. The Indemnified Party and the Indemnifying Party shall permit each other reasonable access to books and records and shall otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a Claim by a third Person. Notwithstanding the foregoing, the parties shall have no obligation to share information or documents that are subject to applicable privileges unless counsel to the disclosing party is satisfied that disclosure can be made in such a manner as to preserve such privileges.

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7.5.6.       From and after the Closing, except as otherwise expressly set forth in any Transaction Document executed by the party to be charged, the indemnification provisions in this Section 7.5 shall be the exclusive remedies of Seller and Purchaser in connection with any of the matters described in this Section 7.5, the transactions described in this Agreement and in the other Transaction Documents and/or relating to the Hotel, and each party hereby waives and releases any other rights or remedies it may have under applicable law or at equity in connection therewith. This Section 7.5.6 shall survive the Closing indefinitely.

7.6.         Survival and other Limitations.

7.6.1.      The Closing shall be deemed a full satisfaction by each Seller and Purchaser of all of their respective obligations and covenants under this Agreement and under the other Transaction Documents (other than the Surviving Obligations). Except for the Surviving Obligations, all other obligations of each Seller and Purchaser under this Agreement shall be deemed to terminate immediately upon the Closing. As used herein, “Surviving Obligations” shall mean the representations and warranties made by Purchaser and each Seller under this Agreement and under the other Transaction Documents executed by them and those other covenants, duties and obligations (including any indemnity obligations) of each Seller or Purchaser under this Agreement and under the other Transaction Documents executed by them that are expressly stated herein or therein to survive the Closing.

7.6.2.      With respect the Surviving Obligations, and in all events subject to the provisions of Section 7.5,

7.6.2.1.   all representations and warranties made by each Seller and Purchaser set forth in this Agreement and/or in any of the other Transaction Documents shall survive the Closing until the Survival Date, and any Action (including any claim or demand for indemnification) on any such representation or warranty must be instituted on or before the Survival Date.

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7.6.2.2.   all other Surviving Obligations that are expressly stated to survive the Closing indefinitely or for a specific period of time beyond the Closing shall survive indefinitely or for such other specified time period, as applicable, and to the extent any such other Surviving Obligation is stated expressly to survive the Closing for a specified period of time (i.e., other than indefinitely), any Action (including any claim or demand for indemnification) thereon must be instituted on or before the expiration of the stated survival period therefor; provided, however, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, any Action (including any claim or demand for indemnification) that is based upon the obligations of each Seller under clauses (ii) and (iii) of Section 7.5.1 or under Sections 7.7 or 7.8 must be instituted on or before the Survival Date, and Purchaser waives and releases any right to bring any Action (including any claim or demand for indemnification) thereunder after such date.

7.6.3.       Notwithstanding any other provision of this Agreement, if at or prior to the Closing Purchaser obtains actual knowledge (including by way of the certificate delivered by Seller at the Closing pursuant to Section 7.2.8) that any representation or warranty of any Seller under this Agreement (as the same is deemed to have been modified by the second sentence of Section 5.4) is inaccurate in any respect, but nonetheless proceeds to the Closing, Purchaser shall be deemed to have waived any right to make a Claim arising out of such inaccuracy, and such Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified to reflect all such matters actually known to Purchaser. Notwithstanding anything to the contrary in this Agreement, in no event shall any Seller be liable to Purchaser for any Damages, or be deemed to be in default hereunder by reason of any breach of a representation or warranty which results from any change that (a) occurs between the Effective Date and the Closing, and (b) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of such Seller to prevent. The occurrence of a change in a representation and warranty may, however, result in the failure of the condition set forth in Section 6.1.1, subject to the terms thereof.

7.7.          Checked Baggage. On the Closing Date, representatives of each Seller and Purchaser shall make a written inventory of all baggage and similar items left in the care of Manager at each Hotel (collectively, “Inventoried Baggage”). Purchaser shall be responsible for, and shall indemnify the Seller Parties against, any Damages incurred by any of the Seller Parties with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory, and any other baggage or similar items left in the care of such Hotel on or after the Closing Date which was not inventoried. Each Seller shall be responsible for, and shall indemnify the Purchaser Parties against, any Damages incurred by the Purchaser Parties with respect to any theft, loss or damage to any Inventoried Baggage prior to the time of such inventory, and any other baggage or similar items left in the care of such Hotel prior to the Closing Date which was not inventoried. The indemnities set forth in this Section 7.7 shall survive the Closing until the Survival Date, and shall be subject to the limitations set forth in Sections 7.5 and 7.6.

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7.8.         Safe Deposit Boxes. On or before the Closing Date, each Seller shall cause Manager to notify all guests who are then using a safe deposit box at each Hotel advising them of the pending change in the management of such Hotel and requesting them to conduct an inventory and verify the contents of such safe deposit box. All inventories by such guests shall be conducted by Manager under, to the extent practicable, the joint supervision of representatives of such Seller and Purchaser. At the Closing, all safe deposit boxes which are then in use but not yet inventoried by the depositor shall be opened in the presence of Manager and, to the extent practicable, representatives of each Seller and Purchaser, and the contents thereof shall be inventoried. Following the inventory of each safe deposit box, each Seller shall cause Manager to deliver to Purchaser all keys, receipts and agreements for such box. Purchaser shall be responsible for, and shall indemnify the Seller Parties against, any Damages incurred by any of the Seller Parties with respect to any theft, loss or damage to the contents of any safe deposit box from and after the time such safe deposit box is inventoried. Each Seller shall be responsible for, and shall indemnify the Purchaser Parties against, any Damages incurred by the Purchaser Parties with respect to any theft, loss or damage to the contents of any safe deposit box prior to the time such safe deposit box is inventoried. The indemnities set forth in this Section 7.8 shall survive the Closing until the Survival Date, and shall be subject to the limitations set forth in Sections 7.5 and 7.6.

7.9.        Books and Records. Each Seller shall have the right to retain copies of any books and records relating to the business of its respective Hotel prior to the Closing. Purchaser shall provide access to each Seller and its representatives to such books and records at all reasonable times. Books and records not pertaining to the business of any Hotel shall be removed from such Hotel by the applicable Seller promptly following the Closing. This Section 7.9 shall survive the Closing indefinitely.

ARTICLE 8. DEFAULT, REMEDIES

8.1.        Purchaser’s Default. If Purchaser defaults in its obligation to proceed to the Closing in accordance with this Agreement, or if any condition set forth in Section 6.3.1, 6.3.2 6.3.3 or 6.3.4 is not satisfied and Seller elects not to proceed to the Closing, and in any such default is not cured and/or such condition is not satisfied within five (5) days after Seller has given Purchaser written notice of the same, then Seller, as its sole and exclusive remedy, shall have the right to exercise all rights and remedies available to it or its affiliates under that certain Limited Liability Company Agreement of Crestline Hotels & Resorts, LLC, dated August 30, 2013 (as the same may be amended or otherwise modified from time to time).

8.2.        Seller’s Default.

8.2.1.      Except as provided in Section 8.2.2 below, if Seller defaults in its obligation to proceed to the Closing in accordance with this Agreement, or if any condition set forth in Sections 6.1.1 or 6.1.2 is not satisfied and Purchaser elects not to proceed to the Closing, and if such default is not cured and/or such condition is not satisfied within five (5) days after Purchaser has given Seller written notice of the same, then Purchaser shall be entitled, as its sole remedy, to recover from Seller, Purchaser’s actual, verifiable out-of-pocket due diligence costs incurred in connection with the transaction contemplated by this Agreement, provided that, as to each Hotel, in no event shall the amount of such out-of-pocket costs (including reasonable attorney’s fees) exceed in the aggregate Fifty Thousand Dollars ($50,000). Upon receipt of the foregoing, this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party under this Agreement, except for obligations that expressly survive termination of this Agreement.

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8.2.2.     Notwithstanding the provisions of Section 8.2.1, if (a) Seller shall willfully and intentionally refuse or fail to convey any Hotel as provided in this Agreement for any reason other than any provision of this Agreement that (i) permits Seller to terminate this Agreement, (ii) relieves Seller of the obligation to convey a Hotel or (iii) conditions Seller’s obligation to convey a Hotel and such condition has not been satisfied, and (b) Purchaser has (i) waived all conditions to Closing for the benefit of Purchaser under this Agreement (other than the conditions set forth in Sections 6.1.1 or 6.1.2), (ii) has delivered to Title Company the documents, instruments and other items required to be delivered by Purchaser at the Closing, together with an unconditional written instruction to proceed to the Closing, and (iii) Seller thereafter fails or refuses to deliver to Title Company within three (3) Business Days thereafter the documents and instruments required to be delivered by Seller at the Closing, then Purchaser may, in lieu of exercising the remedy provided for in Section 8.2.1 (but not in addition thereto), commence appropriate legal proceedings seeking to enforce Sellers’ obligation to convey the Hotels through specific performance (including the right to record a lis pendens), provided that no such proceeding for specific performance shall require Seller to do any of the following (unless otherwise expressly required of Seller by this Agreement): (1) change the physical condition of a Hotel or restore the same after fire, casualty or condemnation; (2) expend money or post a bond to remove a title objection or other title defect or correct any matter shown on the Survey; or (3) secure any permit, approval, consent or other agreement or instrument from any third party not affiliated with Seller with respect to a Hotel or Seller’s conveyance of such Hotel; and, provided further, that the remedy provided for in this Section 8.2.2 shall be available to Purchaser only if Purchaser commences such proceeding within not more than thirty (30) calendar days after the later of (x) the expiration of the three (3) Business Day period referred to above and (y) the date of the alleged act upon which Purchaser’s proceeding is predicated becomes known to Purchaser.

8.2.3.     Notwithstanding anything to the contrary contained herein, Purchaser hereby waives any right to recover Damages (whether actual, consequential, punitive or other), or, except as expressly provided in Section 8.2.2, to seek specific performance (including the right to record a lis pendens) or other equitable relief, as a result of any breach or default by Seller under this Agreement, except for the indemnified matters described in Section 7.5.1 following the Closing.

ARTICLE 9. CASUALTY AND CONDEMNATION

9.1.          Notice to Purchaser. Seller shall give Purchaser notice of the following promptly upon becoming aware of the same: (i) any pending or threatened condemnation affecting the Hotel prior to the Closing, and (ii) any material fire or other casualty affecting the Hotel and occurring prior to the Closing.

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9.2.          Effect of Casualty or Condemnation.

9.2.1.     If prior to the Closing, (i) condemnation proceedings are commenced against all or any portion of a Hotel, and such proceedings do not materially adversely affect the continued operation of such Hotel in substantially the same manner as such Hotel is operated on the Contract Date, or (ii) such Hotel is damaged by fire or other casualty to the extent that the cost of repairing such damage is reasonably estimated by Seller and Purchaser, each acting reasonably and in good faith, to be five percent (5%) or less of the Purchase Price allocated to such Hotel, then this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of all of the proceeds payable to Seller of fire or other casualty insurance (other than those proceeds expended by or on behalf of Seller prior to the Closing to restore such Hotel), all business interruption insurance proceeds (if any, apart from any that are payable to Manager) payable with respect to the period from and after the Closing, and all condemnation awards payable to Seller (other than any portion of the award in respect of income lost prior to the Closing or expended by or on behalf of Seller prior to the Closing to restore such Hotel or in connection with the collection of the award), as the case may be, and Seller shall have no obligation to repair or restore such Hotel; provided, however, that in the case of any insured casualty, the Purchase Price shall be reduced by the “deductible” applied by Seller’s insurer with respect to such fire or casualty and not paid by Seller prior to the Closing.

9.2.2.     If prior to the Closing, (i) condemnation proceedings are commenced against all or any material portion of a Hotel and such proceedings are not covered by Section 9.2.1, or (ii) such Hotel is damaged by fire or other casualty and such damage is not covered by Section 9.2.1, Purchaser shall have the right, upon notice in writing to Seller delivered within ten (10) days after Seller gives Purchaser notice of such matter as described in this Section 9.2.2, to terminate this Agreement, whereupon this Agreement shall terminate and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement. If Purchaser does not timely elect, or is not entitled, to terminate this Agreement as set forth above, the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of all of the proceeds payable to Seller of fire or other casualty insurance (other than those proceeds expended by or on behalf of Seller prior to the Closing to restore such Hotel), all business interruption insurance proceeds (if any, apart from any that are payable to Manager) payable with respect to the period from and after the Closing, and all condemnation awards payable to Seller (other than any portion of the award in respect of income lost prior to the Closing or expended by or on behalf of Seller prior to the Closing to restore such Hotel or in connection with the collection of the award), as the case may be, and Seller shall have no obligation to repair or restore such Hotel; provided, however, that in the case of any insured casualty, the Purchase Price shall be reduced by the “deductible” applied by Seller’s insurer with respect to such fire or casualty and not paid by Seller prior to the Closing. Any termination pursuant to the analogous section in the BCC Purchase and Sale Agreement shall be deemed a termination under this Agreement.

9.3.          Extension of Closing Date. If necessary to allow Purchaser the full ten (10) day period described in Section 9.2.2, the Closing Date shall be automatically extended until three (3) Business Days after Purchaser has made, or has or is deemed to have waived, its election pursuant to Section 9.2.2.

ARTICLE 10. PRORATIONS

10.1.       Prorations Generally.

10.1.1.    Seller and Purchaser shall receive debits and credits against the Purchase Price pursuant to this ARTICLE 10. In the case of any adjustment to be made at the Closing, the portion of the Purchase Price payable pursuant to Section 2.2.2(a) shall be increased or decreased to reflect such adjustment. In the case of any adjustment to be made after the Closing, Purchaser and Seller shall make such adjustment by amending and restated the Promissory Note to reflect such adjustment at the True-up (or such earlier date as may be expressly provided in this Agreement) or in the case of adjustments after the True-up, within five (5) days of the date such adjustment is determined.

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10.1.2.    For each Hotel, except as otherwise expressly set forth in this ARTICLE 10, all items of income and expense of such Hotel with respect to the period prior to the Apportionment Time shall be for the account of the applicable Seller, and all items of income and expense of such Hotel with respect to the period after the Apportionment Time shall be for the account of Purchaser. Except as otherwise expressly set forth in this ARTICLE 10, all prorations shall be on an accrual basis in accordance with generally accepted accounting principles, and based on the actual number of days in the applicable period.

10.1.3.    All income and expenses described in this ARTICLE 10 that can be determined or estimated on the Closing Date shall be so determined or estimated by the Seller at least two (2) Business Days prior to the Closing and Seller will produce a detailed report (“Estimated Proration Report”) at least two (2) Business Days prior to the Closing which shall include a detailed breakdown of the various amounts of each item described in this ARTICLE 10 and whether such amount is estimated or not.  The amounts determined by the Estimated Proration Report shall be debited or credited to the appropriate party and set forth on the settlement statement (“Settlement Statement”) executed by Seller and Purchaser at the Closing.  Ninety (90) days following the Closing Date, Purchaser shall cause Manager to prepare and issue to Seller and Purchaser an updated Proration Report (“Final Proration Report”) prepared in a manner consistent with the Estimated Proration Report, which shall adjust those items (i) which were not apportioned on the Estimated Proration Report or Settlement Statement because of the unavailability of information, (ii) which were apportioned on the Estimated Proration Report or Settlement Statement based upon estimated, inaccurate or incomplete information, or (iii) for which errors exist on the Estimated Proration Report or Settlement Statement.  Purchaser and Seller shall each have the right to have their respective accountants review drafts of the Final Proration Report such that the Final Proration Report accurately reflects the operations of the Hotels on the Closing Date.  The Parties shall meet to come to a final determination of the accuracy of the Final Proration Report within thirty (30) days (“Final Proration Period”) after the issuance of the Final Proration Report. Within five (5) days of the expiration of the Final Proration Period, Purchaser shall execute an amended and restated Promissory Note, dated as of the Closing, as may be required by the Final Proration Report (the “True-up”), or if at such time the Promissory Note shall have been repaid in full, Seller or Purchaser, as applicable, shall make payment to other in immediately available funds.  The True-up shall be final and except as otherwise expressly set forth in this Agreement there shall be no further adjustment between Seller and Purchaser for income and expenses.

10.2.       Rules for Specific Items of Income and Expense.

10.2.1.    For each Hotel, the applicable Seller shall receive a credit for all cash in the cash registers, vaults, safes (other than that belonging to guests), petty cash boxes, vending machines and coin-operated devices at such Hotel as of the Apportionment Time. All cash held by Manager in bank accounts for such Hotel as of the Apportionment Time shall be paid to Seller by Manager and Purchaser shall be responsible for establishing and funding new bank accounts in accordance with the New Management Agreement.

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10.2.2.     For each Hotel, the final night’s room revenue (revenue from rooms occupied on the evening preceding the Closing Date), any taxes thereon, and any in-room telephone, movie and similar charges for such night, shall be allocated 50% to Seller and 50% to Purchaser.

10.2.3.     For each Hotel, the final night’s revenue from food, beverage and other restaurant, bar and similar revenue, and taxes thereon, to the closing hours of facility operations which commenced on the day prior to the Closing Date shall be allocated 50% to Seller and 50% to Purchaser.

10.2.4.     For each Hotel, Seller shall receive a credit for, and Purchaser shall purchase from Seller, the Guest Ledger. Such credit shall equal the amount of the Guest Ledger (or 50% thereof in the case of the final night’s room revenue), less credit card charges, travel company charges and similar commissions.

10.2.5.     For each Hotel, Seller shall receive a credit for, and Purchaser shall purchase from Seller, all accounts receivable (other than the Guest Ledger) that are less than ninety (90) days past due. Such credit shall equal the amount of the accounts receivable, less (i) credit card charges, travel company charges and similar commissions and (ii) on all accounts receivable other than credit card receivables, a discount for uncollectible amounts based on such Hotel’s historic reserve for uncollectible amounts for receivables that are less than ninety (90) days past due.

10.2.6.     For each Hotel, Seller shall receive a credit (based upon the current pricing) for all full, unopened Consumables and Inventories at the Hotel as of the Apportionment Time but only to the extent of Consumables and Inventories that constitute food, beverages (including alcohol beverages to the extent that it is legal to convey) and other pantry items. For this purpose, an individual container shall not be considered opened if the container itself is not opened but the crate, box or pallet including such container and other similar containers shall have been opened. The amount of such credit shall be based on an actual inventory of such Consumables by Seller’s and Purchaser’s representatives.

10.2.7.     For each Hotel, Seller shall receive a credit for all deposits made by or on behalf of Seller or Manager as of the Apportionment Time as security under any Contract, utility, public service or other arrangement to the extent the same remains on deposit for the benefit of Purchaser.

10.2.8.     For each Hotel, Seller shall receive a credit for prepaid expenses as of the Apportionment Time, including prepaid expenses under Contracts, advertising expenses, trade association dues and trade subscriptions, and fees for assignable Permits.

10.2.9.     Rent and all other amounts actually received from Occupants under any Tenant Leases shall be apportioned between Seller and Purchaser as of the Apportionment Time. If any arrearage exists under any Tenant Lease as of the Closing Date, any amounts collected on or after the Closing Date with respect to such Tenant Lease shall be applied first to amounts then due and payable under such Tenant Lease with respect to the period from and after the Closing Date, and thereafter to any amounts then due and payable under such Tenant Lease with respect to periods prior to the Closing Date.

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10.2.10.   For each Hotel, all sales, use, rooms, occupancy, excise and similar taxes, personal property taxes, ad valorem real estate taxes, and other taxes, levies and assessments shall be apportioned between Seller and Purchaser as of the Apportionment Time. If the exact amount of such taxes cannot be determined at the Closing, such apportionment shall be based upon Seller’s and Purchaser’s reasonable estimates of such taxes, subject to readjustment upon the later of (i) the True-up and (ii) the date that actual taxes can be determined with the understanding that Seller is entitled to any rebates, refunds or readjustment of any taxes for the period of time prior to the Closing no matter when received. Purchaser shall pay all supplemental taxes resulting from the change in ownership and any reassessment occurring as the result of the Closing pursuant to this Agreement.

10.2.11.   For each Hotel, all amounts under the Contracts shall be apportioned between Seller and Purchaser as of the Apportionment Time.

10.2.12.   For each Hotel, water, sewer, fuel, electricity, gas, and other utilities shall be apportioned between Seller and Purchaser as of the Apportionment Time regardless of the actual timing of any transfer of any such utility from Seller’s account to Purchaser’s account by the applicable utility company.

10.2.13.   For each Hotel, Purchaser shall receive a credit for all deposits or advance payments received by Seller prior to the Closing Date in respect of the occupancy or use, after the Apportionment Time, of rooms, suites, banquet and meeting rooms, convention facilities and other facilities in such Hotel, or catering, food service and other services performed at such Hotel.

10.2.14.   Purchaser shall receive a credit for all cash security deposits, if any, held by or for Seller under any Tenant Leases. Purchaser shall cause such amount to be maintained after the Closing as a security deposit in accordance with the terms of the applicable Tenant Lease and Legal Requirements and shall indemnify and hold harmless the Seller Parties from all Claims of Occupants with respect thereto.

10.2.15.   For each Hotel, Purchaser shall receive a credit for all accounts payable owing for goods and services furnished prior to the Apportionment Time. Purchaser shall pay all accounts payable relating to goods and services for which orders have been placed but, as of the Apportionment Time, such goods and services have not yet been delivered or provided.

10.2.16.   All amounts paid or payable under the Ground Lease shall be apportioned between Seller and Purchaser as of the Apportionment Time. Seller shall receive a credit for the amount of all escrows and reserves or any security deposit paid by Seller and held by Ground Lessor as of the Apportionment Time that remain on deposit for the benefit of Purchaser.

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10.2.17.   All interest and fees and other charges under the Loan Documents shall be apportioned between Seller and Purchaser as of the Apportionment Time. Seller shall receive a credit for the amount of all escrows and reserves held by GECC as of the Apportionment Time that remain on deposit for the benefit of Purchaser. Seller shall also receive a credit equal to the price (provided by a reputable third party interest rate manager such as Chatham Financial) for which an interest rate cap, on the same terms and conditions as the Interest Rate Cap, would be issued on the Business Day preceding the Closing Date.

10.2.18.   For each Hotel, the following items, to the extent accrued prior to (or attributable to a period prior to) the Apportionment Time, shall constitute “Employee Benefit Payables”: gross Employee wages and salaries, incentive compensation, bonuses (specifically excluding bonus compensation for the 20[__] Fiscal Year, which is addressed in Section 10.2.19), commissions, workers’ compensation, sick pay, dues, vacation, pension and retirement payments (including any matching, profit sharing or other employer contributions to any defined contribution pension plan, any minimum funding contributions to any defined benefit pension plan and any employer contributions to any multiemployer plan), deferred compensation, remuneration in any other form (including any type of employee benefit or insurance), and payroll taxes payable on any such Employee compensation or remuneration. For each Hotel, Purchaser shall receive a credit at Closing for the value of the Employee Benefit Payables (except to the extent Seller has made (directly or indirectly) payment therefor to Manager prior to Closing), and shall assume all liability and responsibility for the Employee Benefit Payables. Purchaser shall assume all liability and be solely responsible for all Employee related liabilities and obligations attributable to the period from and after the Apportionment Time and shall indemnify Seller for any such liability pursuant to section 7.5.2. To the extent Seller has, prior to the Closing, paid (directly or indirectly) for any Employee related liability or obligation that is attributable to the period on or after the Apportionment Time, Seller shall receive a credit at Closing for such payments. Except as set forth in this Section 10.2.18 and Section 10.2.19, Purchaser shall not receive any credit for benefits or leave earned by Employees prior to the Apportionment Time.

10.2.19.   For each Hotel, Purchaser shall receive a credit in respect of bonus compensation to be paid to Employees for the 201[__] Fiscal Year based on Manager’s projection thereof (based on the actual number of days in such Fiscal Year prior to the Apportionment Time), except to the extent that Manager continues to hold as of the Apportionment Time any amounts previously paid (directly or indirectly) by Seller to Manager for payment of such bonus compensation. Purchaser shall assume all liability and responsibility for the payment of such bonus compensation.

10.2.20.   For each Hotel, if there are outstanding any commitments for the use of free room nights at such Hotel (other than free rooms to be provided through Franchisor’s frequent guest reward program or Franchisor’s associate program), then at the Closing, Purchaser shall receive a credit equal to (i) the number of free room nights so committed, multiplied by (ii) the average rooms department cost (as estimated by Manager) per occupied room at such Hotel for the twelve most recent calendar months prior to the Closing, multiplied by (iii) two-thirds (being the assumed rate of usage of such commitments). If there are outstanding any commitments for free food and beverages at such Hotel (other than free food and beverages to be provided through Franchisor’s frequent guest reward program or other Franchisor corporate-level programs of Franchisor or its affiliates), then at the Closing, Purchaser shall receive a credit equal to (i) the face value of such commitments, multiplied by (ii) two-thirds (being the assumed rate of usage of such commitments).

43

10.2.21.   For each Hotel, Seller shall retain any reserves, escrows or similar accounts maintained by Manager under the Manager Agreement. At Closing, Purchaser shall advance to Manager an amount equal to the amount so retained by Seller (or as otherwise agreed to by Purchaser and Manager). If as of the Closing Date, Manager shall have not deposited any such reserves, escrows or similar amounts in the accounts of Seller, then Seller shall receive a credit for such amount.

10.2.22.   For each Hotel, all other expenses incurred in the ordinary course of business customarily prorated in the sale of a hotel shall be prorated at the Closing and thereafter assumed by Purchaser.

10.3.       Tax Appeals.

10.3.1.     For each Hotel, if any appeal of any taxes or assessments is pending as of the Closing Date with respect to any tax period that has closed prior to the Closing Date, Seller shall be entitled to receive any rebate or credit resulting from such appeal, and shall pay all expenses of prosecuting such appeal.

10.3.2.     For each Hotel, if any appeal of any taxes or assessments is pending as of the Closing Date with respect to the period in which the Closing Date occurs (“Current Year Tax Appeal”), such taxes or assessments shall be re-prorated between Seller and Purchaser as of the Apportionment Time in accordance with the results of such Current Year Tax Appeal. Seller and Purchaser shall cooperate in the prosecution of each Current Year Tax Appeal. All third party costs and fees incurred in connection with any Current Year Tax Appeal, including legal fees and expenses, shall be paid by Seller to the extent due and payable prior to the Closing Date, and shall be paid by Purchaser to the extent due and payable on or after the Closing Date, but upon completion of the Current Year Tax Appeal, all such costs and fees shall be prorated between Purchaser and Seller in the same proportion as they bear re-prorated taxes and assessments.

10.4.       Transaction Taxes. Seller shall be responsible for its federal and state income, franchise and similar taxes applicable to the transactions contemplated by this Agreement. Purchaser shall be responsible for any bulk sales taxes, personal property sales taxes, and similar taxes applicable to the transactions contemplated by this Agreement. Transfer taxes imposed upon the recordation of each Deed and any other documentation contemplated by this Agreement shall be borne by Seller and Purchaser as set forth in Schedule 7.4.1.

10.5.       Interest. If either Seller or Purchaser shall fail to pay any amount due pursuant to this ARTICLE 10 by the date the same is due and payable, interest shall accrue on the unpaid portion at the rate of 10% per annum until paid in full.

44

10.6.       Disputes with Respect to Adjustments. If Seller and Purchaser, each acting reasonably and in good faith, cannot resolve any issue with respect to the adjustments described in this ARTICLE 10, they shall submit such issue for binding resolution by a nationally recognized accounting firm mutually acceptable to both parties (“Accounting Firm”). The parties shall bear equally all fees and expenses of the Accounting Firm in connection with the resolution of such issue, and each party shall bear its own legal, accounting and other fees and expenses incurred in connection with the resolution of the issue by the Accounting Firm. Such resolution shall be final and binding on the parties and judgment may be entered upon such resolution in any court having jurisdiction thereof. Seller and Purchaser agree that the proceeding described in this Section 10.6 shall be conducted in New York, New York.

10.7.       Revenue Contracts and Reservations. For each Hotel, from and after the Closing, Purchaser shall honor all revenue contracts and reservations relating to such Hotel that (i) have been entered into as of the Contract Date, or (ii) are entered into after the Contract Date consistent with the historical practices of such Hotel.

10.8.       Survival. Sections 10.1 and 10.2 shall survive the Closing until the Survival Date. The balance of this ARTICLE 10 shall survive the Closing for a period of five (5) years following the Closing Date (provided that the survival of Section 10.7 shall not be deemed to cause any other provision of this Agreement to survive beyond its survival date as otherwise described in this Agreement).

ARTICLE 11. MISCELLANEOUS

11.1.       Assignment. Neither Seller nor Purchaser shall assign this Agreement without the consent of the other. If Purchaser desires to assign the right to receive any Hotel at the Closing to another Person (“Purchaser’s Designee”), Purchaser shall give notice to Seller showing the anticipated ownership structure of Purchaser and Purchaser’s Designee as of the Closing Date, together with such other information as Seller may reasonably request. No such assignment shall delay or otherwise adversely affect the Closing and Purchaser shall provide notice to Seller of any Purchaser’s Designee in advance of the request of the GECC Approval and the Ground Lessor Consent. Upon any such assignment, Purchaser’s Designee shall be deemed to have assumed for the benefit of Seller all obligations of Purchaser under this Agreement, but such assignment shall not relieve Purchaser of its obligations under this Agreement, which obligations shall remain the joint and several obligations of Purchaser. Seller may, in its sole and absolute discretion, pursue any Action against, or seek to enforce or demand performance from Purchaser or Purchaser’s Designee, in respect to any Transaction Document, without prejudice to its rights thereafter to pursue such Action or demand against Purchaser or Purchaser’s Designee, as the case may be.

11.2.       Notices. Notices and other communications required or permitted under this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service or by facsimile. All notices shall be addressed as follows:

45

If to Seller: Simon Pedro Barceló C/. José Rover Motta, 27 07006 Palma de Mallorca Spain Phone: 011 34 (971) 771 700 Fax: 011 34 (971) 466 720	with a copy to: Holland & Knight LLP 1600 Tysons Boulevard Suite 700 Tysons Corner, Virginia 22102 Attn: William J. Mutryn Phone: (703) 720-8069 Fax: (703) 720-8610

If to Purchaser:

[______________]

405 Park Avenue, 15th Floor

New York, NY 10022

Tel. No.: 212.415.6505

Fax No.: 857.207.3397

Attention: __________________

Tel. No.: ___________________

Fax No.: ___________________

with a copy to: Jesse Galloway c/o AR Capital, LLC 405 Park Avenue, 15th Floor New York, NY 10022 Tel. No.: (212) 415-6516 Fax No.: (646) 861-7751

If to Title Company: Stewart Title Guaranty 5935 Carnegie Blvd., Suite 301 Charlotte, NC 28209 Attention: Regina L. Fiegel Tel. No.: (704) 401-2010 Fax No.: (704) 401-2039

or to such other addresses as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service, or upon electronically verified transmission, if such delivery is by facsimile. Notices may be given on behalf of a party by such party’s legal counsel.

11.3.     Reserved.

11.4.     Waiver of Jury Trial; Jurisdiction. Seller and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated by this Agreement. Any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement shall be brought exclusively in any United States District Court sitting in New York, New York, and Seller and Purchaser agree that such courts are the most convenient forum for resolution of any such action and further agree to submit to the jurisdiction of such courts and waive any right to object to venue in such courts.

Seller’s Initials: __________ Purchaser’s Initials: __________

46

11.5.     Counterparts; Electronic Signatures and Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute a single binding instrument. In order to expedite the execution and delivery of this Agreement by the parties hereto, signatures may transmitted via facsimile or other electronic means may be used in place of original signatures on this Agreement. Each of the parties hereto intend to be, and hereby are, bound by any signatures delivered via facsimile or other electronically transmitted means, and are aware that the other party will rely on any such facsimile or electronically transmitted signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature. This Section 11.5 shall survive the Closing indefinitely.

11.6.     Brokerage. Purchaser and Seller each shall indemnify and hold the other harmless from Claims made by or Damages owing to any broker, finder or similar consultant claiming through it for a commission, fee or compensation in connection with this Agreement or the transaction contemplated by this Agreement. The indemnification obligations set forth in this Section 11.6 shall survive the Closing or any termination of this Agreement indefinitely.

11.7.     No Third Party Beneficiaries. Nothing in this Agreement shall be construed to confer any third party benefit on any broker, finder or similar consultant, or any other Person not a party hereto with respect to this Agreement or the transaction described herein. This Section 11.7 shall survive the Closing or any termination of this Agreement indefinitely.

11.8.     Confidentiality. Purchaser and Seller shall each maintain as confidential any and all information and material obtained about the other which is furnished to it by the other in connection with this Agreement, and such obligation shall survive any termination of this Agreement and shall survive the Closing indefinitely. Purchaser and Seller shall each maintain as confidential the terms of this Agreement and such obligation shall survive the Closing and any termination of this Agreement indefinitely, except such obligation shall terminate at the Closing as to the Purchase Price and Closing Date (provided that the foregoing confidentiality requirement shall not limit either party’s ability to utilize a sanitized version of any Transaction Document as a form agreement). Purchaser shall maintain as confidential any and all information and material obtained by it concerning any Hotel, and (a) with respect to Confidential Materials and Excluded Contracts, such obligation shall survive the Closing and any termination of this Agreement indefinitely and (b) with respect to all other information and material, such obligation shall terminate at the Closing or, if the Closing does not occur, shall survive any termination of this Agreement indefinitely. Confidential information shall not include information and material which (i) becomes generally available to the public other than as a result of a disclosure prohibited by this Section 11.8, (ii) is known to Purchaser or Seller, as the case may be, on a non-confidential basis, prior to its receipt of such information and material from the other, or (iii) becomes available to Purchaser or Seller, as the case may be, on a non-confidential basis from a source other than the other which is not prohibited from disclosing the same. Notwithstanding the foregoing, (A) each of Purchaser and Seller may disclose confidential information to its employees, agents or advisors, to potential investors or lenders, and to other third parties (to the extent such disclosure is required in order to consummate the transactions described in this Agreement), in each case on a need-to-know basis after the recipients of the information have been informed of the confidential nature of such information and directed not to disclose such information except in accordance with this Section 11.8, (B) each of Purchaser and Seller may disclose confidential information to the extent required by any Legal Requirement or the rules of any applicable securities market or exchange, and (C) Purchaser and Seller, following prior notice to and consultation with the other, may disclose the transaction contemplated by this Agreement to the extent necessary to obtain consents or approvals contemplated by this Agreement.

47

11.9.       Bulk Sales Compliance. Seller and Purchaser acknowledge that they do not intend to comply with and have agreed to waive the provisions of any statutory bulk sale or similar requirements applicable to the transactions contemplated by this Agreement, and Seller and Purchaser agree to rely upon the adjustment and indemnification provisions of this Agreement to address any matters that would otherwise be subject to such bulk sale requirements. This Section 11.9 shall survive the Closing indefinitely.

11.10.      Public Announcements. Neither Seller nor Purchaser shall make any public statement or issue any press release prior to the Closing with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party, except as otherwise required by applicable Legal Requirements. If either party determines that applicable Legal Requirements require disclosure of this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, then, not less than twenty-four (24) hours prior to such disclosure, such party shall notify and provide the other party an opportunity to comment on the disclosing party’s form of press release, securities filing or other written disclosure.

11.11.      Recordation. Neither Seller nor Purchaser shall record this Agreement or any notice of this Agreement in the land records of any jurisdiction.

11.12.      Time of Essence. Time is of the essence with respect to all obligations of Seller and Purchaser under this Agreement.

11.13.      Attorneys’ Fees. If either Purchaser or Seller shall employ an attorney to enforce its rights pursuant to this Agreement or any of the documents and agreements delivered at the Closing, then, in addition to the other amounts and remedies to which the prevailing party may be entitled pursuant to the other provisions of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for reasonable attorneys’ and experts’ fees and expenses including the costs of any litigation and appeal. This Section 11.13 shall survive the Closing and any termination of this Agreement indefinitely.

11.14.      No Offer. Submission of this Agreement to Purchaser does not constitute an offer to sell. This Agreement shall become effective only upon execution and delivery thereof by Seller and Purchaser.

11.15.      Seller Liability. The liability of the Sellers under this Agreement shall be joint and several.

11.16.      Rights under LLC Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit, diminish or other restrict the rights of Seller or its affiliates under that certain Limited Liability Company Agreement of Crestline Hotels & Resorts, LLC, dated August 30, 2013 (as the same may be amended or otherwise modified from time to time).

[Signatures on following pages]

48

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the Contract Date:

SELLER:

HFP Hotel Owner II, LLC

By:	Hotel Four Pack, LLC, its Managing Member

By:	Barceló Crestline Corporation, its Managing Member
By:
Name:
Its:

CSB Stratford, LLC

By:	CCC Stratford LLC

By:
Name:
Its:

CC Technology Square, LLC

By:
Name:
Its:

PURCHASER:

[______________________________]

By:
Name:
Its:

[Signatures continue on the next page]

Signature Page-1

Acknowledged and Agreed to Solely for Purposes of Section 5.8:

Manager:

Crestline Hotels & Resorts, LLC,

a Delaware limited liability company

By:

Name:

Title:

[End of signatures]

2

Schedule 1.1.41

Franchise Agreements

Baltimore Hotel

1.	Courtyard By Marriott Relicensing Franchise Agreement, effective January 31, 2007, between Marriott International, Inc. and HFP Hotel Owner II, LLC.

2.	Amendment to Courtyard By Marriott Relicensing Franchise Agreement, dated December 12, 2007, between Marriott International, Inc. and HFP Hotel Owner II, LLC.

3.	Amendment to Courtyard By Marriott Relicensing Franchise Agreement, dated October 30, 2008, between Marriott International, Inc. and HFP Hotel Owner II, LLC.

4.	Amendment to Relicensing Franchise Agreement dated December 28, 2012, between Marriott International, Inc. and HFP Hotel Owner II, LLC.

5.	Manager Acknowledgment dated January 31, 2007, by and among Crestline Hotels and Resorts, Inc., HFP Hotel Owner I, LLC, and Marriott International, Inc.

Georgia Tech Hotel

None

Providence Hotel

1.	Courtyard By Marriott Relicensing Franchise Agreement, effective January 31, 2007, between Marriot International, Inc. and HFP Hotel Owner I, LLC.

2.	Manager Acknowledgment, dated January 31, 2007, by and among Crestline Hotels & Resorts, Inc., HFP Hotel Owner I, LLC, and Marriott International, Inc.

3.	Amendment to Courtyard By Marriott Relicensing Franchise Agreement, dated December 12, 2007, between Marriott International, Inc. and HFP Hotel Owner I, LLC.

4.	Amendment to Courtyard By Marriott Relicensing Franchise Agreement, dated October 30, 2008, between Marriott International, Inc. and HFP Hotel Owner I, LLC.

5.	Consent to Assignment and Assumption of Franchise Documents and Amendment of Franchise Agreement, dated December 28, 2012, by and among HFP Hotel Owner I, LLC, HFP Hotel Owner II, LLC and Marriott International, Inc.

6.	Assignment and Assumption of Franchise Documents, dated December 28, 2012, between HFP Hotel Owner I, LLC and HFP Hotel Owner II, LLC.

Stratford Hotel

1.	Franchise License Agreement, effective November 12, 2004, between Promus Hotels, Inc. and CSB Stratford LLC.

1

2.	Amendment to License Agreement, effective April 30, 2007, between Promus Hotels, Inc. and CBS Stratford LLC.

2

SCHEDULE 1.1.47

Ground Lease Documents

1.	Hotel Lease Agreement, dated October 29, 2001, between Fifth Street Hotel, LLC, a Georgia limited liability company, and CC Technology Square LLC, a Delaware limited liability company.

2.	Memorandum of Lease, dated October 29, 2001, between Fifth Street Hotel, LLC, a Georgia limited liability company, and CC Technology Square LLC, a Delaware limited liability company.

3.	First Amendment to Hotel Lease Agreement, dated January 17, 2002, between Fifth Street Hotel, LLC, a Georgia limited liability company, and CC Technology Square LLC, a Delaware limited liability company.

4.	Second Amendment to Lease, dated February 26, 2003, between Fifth Street Hotel, LLC, a Georgia limited liability company, and CC Technology Square LLC, a Delaware limited liability company.

5.	Declaration of Lease Term, Opening Date, dated March 5, 2003, between Fifth Street Hotel, LLC, a Georgia limited liability company, and CC Technology Square LLC, a Delaware limited liability company.

6.	Guaranty of Lease, dated October 29, 2001, from Crestline Capital Corporation, a Maryland corporation, in favor of Fifth Street Hotel, LLC, a Georgia limited liability company.

schedule 1.1.36

Existing Management Agreements

Baltimore Hotel

1.	Amended and Restated Management Agreement, effective January 1, 2010, between HFP Hotel Owner II, LLC and Crestline Hotels & Resorts, Inc.

Georgia Tech Hotel

1.	Management Agreement, effective October 29, 2001, between CC Technology Square LLC and Crestline Hotels & Resorts, Inc.

Providence Hotel

1.	Amended and Restated Management Agreement, effective January 1, 2010, between HFP Hotel Owner I, LLC and Crestline Hotels & Resorts, Inc.

2.	Consent and Assignment and Assumption of Management Agreement, dated December 28, 2012, between Crestline Hotels & Resorts, Inc., HFP Hotel Owner I, LLC, and HFP Hotel Owner II, LLC.

Stratford Hotel

1.	Amended and Restated Management Agreement, dated January 1, 2010, between CSB Stratford, LLC, and Crestline Hotels & Resorts, Inc.

schedule 1.1.90

Property Reports

[To be completed at the time of signing of the PSA]

Baltimore Hotel

[To be provided]

Georgia Tech Hotel

[To be provided]

Providence Hotel

[To be provided]

Stratford Hotel

[To be provided]

SCHEDULE 1.1.104

Seller’s Knowledge

HFP Seller

James Carroll

Edward Hoganson

Pierre Donahue

Terri Ryan (RVP; regarding Baltimore Hotel only)

Patrick McManus (GM; regarding Baltimore Hotel only)

Bruce Nelker (RVP; regarding Providence Hotel only)

Cathy Hamill (GM; regarding Providence Hotel only)

CC Technology Seller

James Carroll

Edward Hoganson

Pierre Donahue

Bruce Nelker (RVP)

Susan Hill (GM)

CSB Seller

James Carroll

Edward Hoganson

Pierre Donahue

Bruce Nelker (RVP)

Linda Holmes-Hannon (GM)

SCHEDULE 2.3

Purchase Price Allocation

[Allocation among Hotels to be completed at the time of signing of the PSA]

Baltimore Hotel

Georgia Tech Hotel

Providence Hotel

Stratford Hotel

[For each Hotel, allocation between real and personal property to be completed in accordance with Section 2.3]

Schedule 3.5

Pending Actions

[To be completed at the time of signing of the PSA]

Schedule 3.9

Contracts

[To be completed at the time of signing of the PSA]

Schedule 3.10

Tenant Leases

[To be completed at the time of signing of the PSA]

Baltimore Hotel

[TO BE INSERTED]

Georgia Tech Hotel

[TO BE INSERTED]

Providence Hotel

[TO BE INSERTED]

Stratford Hotel

[TO BE INSERTED]

SCHEDULE 3.16

Licenses and Permits

[To be completed at the time of signing of the PSA]

Baltimore Hotel

Georgia Tech Hotel

Providence Hotel

Stratford Hotel

SCHEDULE 5.12

Other Estoppel Certificates

[To be completed at the time of signing of the PSA]

SCHEDULE 7.4.1.

Allocation of Closing Costs

Baltimore Hotel

Closing Cost	Seller’s Share	Purchaser’s Share
Standard Title Premiums	0%	100%
ALTA Extended Coverage	0%	100%
Endorsements	0%	100%
Endorsements to cure any Seller Cure Items pursuant to Section	100%	0%
Documentary Stamp and Similar Transfer Taxes (Deed only)	50%	50%
Recording/Clerk’s Fees	50%	50%
Escrow and Settlement Fees	50%	50%

Georgia Tech Hotel

Closing Cost	Seller’s Share	Purchaser’s Share
Standard Title Premiums	0%	100%
ALTA Extended Coverage	0%	100%
Endorsements	0%	100%
Endorsements to cure any Seller Cure Items pursuant to Section	100%	0%
Documentary Stamp and Similar Transfer Taxes (Assignment of Ground Lease only)	100%	0%
Recording/Clerk’s Fees	50%	50%
Escrow and Settlement Fees	50%	50%

Providence Hotel

Closing Cost	Seller’s Share	Purchaser’s Share
Standard Title Premiums	0%	100%
ALTA Extended Coverage	0%	100%
Endorsements	0%	100%
Endorsements to cure any Seller Cure Items pursuant to Section	100%	0%
Documentary Stamp and Similar Transfer Taxes (Deed only)	100%	0%
Recording/Clerk’s Fees	0%	100%
Escrow and Settlement Fees	0%	100%

Stratford Hotel

Closing Cost	Seller’s Share	Purchaser’s Share
Standard Title Premiums	0%	100%
ALTA Extended Coverage	0%	100%
Endorsements	0%	100%
Endorsements to cure any Seller Cure Items pursuant to Section	100%	0%
Documentary Stamp and Similar Transfer Taxes (Deed only)	100%	0%
Recording/Clerk’s Fees	0%	100%
Escrow and Settlement Fees	50%	50%

EXHIBIT A-1

Legal Description-Baltimore Hotel

All that certain lot or parcel of land, together with the improvements thereon and appurtenances thereunto belonging, lying, situate and being in the City of Baltimore, State of Maryland, being more particularly described as follows:

PARCEL I:

Being known and designated as Parcel C-3 as shown on that plat entitled “Resubdivision of Parcel C-1 Inner Harbor East”, which plat is recorded among the Land Records of Baltimore City, Maryland as plat record FMC 3607, being a re-recording of plat record FMC 3598.

PARCEL II:

Together with the Easements benefiting Parcel I above, as set forth in the Amended and Restated Reciprocal Easement Agreement dated February 28, 2000 by and between Harbor East Parcel C – Commercial, LLC, Harbor East Parcel C – Hotel, LLC and Trigen-Inner Harbor East, LLC, and recorded among the Land Records of Baltimore City, Maryland in Liber 147, folio 273.

A-1 - 1

EXHIBIT A-2

Legal Description-Providence Hotel

PARCEL ONE: HOTEL PARCEL

That parcel with the improvements thereon, situated on the southerly line of Memorial Boulevard and the easterly line of Francis Street in the City and County of Providence, State of Rhode Island, bounded and described as follows:

The interest vested in the Hotel Parcel of all area or volume of space that lies above a plane at an elevation of twenty-five (25) feet eight (8) Inches, Providence city datum or mean high water, within the following described parcel:

Beginning at a point or the southerly line of Memorial Boulevard and the easterly line of Francis Street;

Thence N 65°-08'-24" E, along the state highway line, as delineated on State Highway Plat No. 2526, a distance of one hundred three and 42/100(103.42) feet to a point;

Thence N 65º-08'-24" E along the southerly line of said Memorial Boulevard a distance of one hundred ninety-two and 95/100 (192.95) feet to a corner;

Thence S 24°-51-36" E a distance of seventy-three and 33/100 (73.33) feet to a corner;

Thence S 65º-08'-24" W a distance of eighty-four and 00/100 (84.00) feet to a corner;

Thence S 24°-51'-36" E a distance of twenty and 00/100 (20.00) feet a corner;

Thence S 65º-08'-24" W a distance of twenty-nine and 08/100(29.08) feet to a point of a curvature;

Thence westerly bearing northwesterly along the arc of a curve having a radius of five and 00/100 (5.00) feet a distance along said arc of one and 93/100 (1.93) feet to a point of reverse curvature;

Thence northwesterly bearing westerly along the arc of a curve having a radius of thirty-one (31.00) feet a distance along said arc of thirty-three and 95/100 (33.95) feet to a point of reverse curvature;

Thence southwesterly bearing westerly along the arc of a curve having a radius of five and 00/100 (5.00) feet a distance along said arc of three and 54/100 (3.54) feet to a point of tangency;

Thence S 65°-08'-24" W a distance of twenty-eight and 42/100 (28.42) feet to a point of curvature;

Thence northwesterly bearing northerly along the arc of a curve having a radius of five and 00/100 (5.00) feet a distance along said arc of seven and 85/100 (7.85) feet to a point of tangency;

Thence N 24º 51' 36" W a distance at twenty-one and 00/100(21.00) feet to a corner;

Thence S 65º 08'-24" W a distance of one hundred twelve and 85/100 (112.85) feet to a corner;

Thence N 24º 52'-36" W a distance of seventy three and 33/100 (73.33) feet to the point and place of beginning.

PARCEL TWO: RECIPROCAL EASEMENTS

Together with all easements for the benefit of the Hotel Parcel (Parcel I) as set forth in that certain Reciprocal Easement Agreement between Union Station Plaza Associates, L.P. and FFC/Providence Hotel Partnership, L.P. and recorded August 4, 2000 at 2:44 p.m. in Book 4431 at Page 1 of the Providence I and Evidence Records.

A-2 - 1

EXHIBIT A-3

Legal Description-Stratford Hotel

All that certain parcel of land situated in the Town of Stratford, County of Fairfield and State of Connecticut containing 5.728 +/- Acres and shown as Parcel A on a map “Map Showing Adjustment of Property Line for Stratford Restorations, Inc. of the Stratford Motor Inn, 6905 Main Street, Stratford, CT” dated September 12, 1996 by A M Engineering, P.C., revised August 6, 1997 and recorded in the Town of Stratford Land Records as Map No. 3086.

BEING THE SAME PROPERTY shown on map entitled “ALTA/ACSM Land Title Survey, Land N/F Friend-Stratford L.L.C., 6905 Main Street (Route 110), Stratford, Connecticut” dated 06/08/98. Updated 11/16/00, Revised 02/27/01, 3/01/01 and 6/25/01, prepared by Diversified Land Surveyors, Inc., 220 Farmdale Rd., P.O. Box 789. Watertown, CT 06795-0789, Scale I” = 40’, Sheet 1 of 1, which map is to be recorded on the Stratford Land Records, which property is bounded and described as follows:

Beginning at a point, which is the intersection of the westerly highway line of Main Street (Route 110) and the northerly highway line of the Merritt Parkway (Route 15,) thence

S 63° 02’ 52” W	102.52 feet to a point, thence

S 69° 23’ 46” W	55.52 feet to a point, thence

S 51° 57’ 45” W	400.19 feet to a point, thence

S 47° 13’ 42” W	347.66 feet to a point, thence

S 61° 50’ 52” W	191.92 feet to a point, the above five courses are along the northerly highway line of the Merritt Parkway (Route 15), thence

N 12° 22’ 06” E	598.46 feet to a point, thence

N 51° 06’ 41” E	11.11 feet to a point

N 10º 09’ 14” E	297.83 feet to a point, the above three courses are along land now or formerly APGM Limited Partnership, thence

S 82° 31’ 55” E	257.35 feet along land now or formerly of St. Vincent’s Special Needs Center, Inc. and land now or formerly of MCB Associates, each in part to a point, thence

A-3 - 1

S 16° 00’44” W	25.08 feet to a point, thence

S 76° 20’ 37” E	17.87 feet to a point, the above two courses are along land now or formerly MCB Associates, thence

S 14° 55’ 00” W	316.61 feet to a point, thence

S 04º 27’ 30” E	79.87 feet to a point, thence

S 41° 20’ 00” E	74.15 feet to a point, thence

N 50° 50’ 00” E	624.00 feet to a point in the westerly highway line of Main Street, the above four courses are along land now or formerly of Stratford Development, Inc., thence

S 14° 59’ 15” W	11.55 feet along the westerly highway line of Main Street (Route 110) to a point, thence

S 11º 55’ 39” W	128.18 feet along the westerly highway line of Main Street (Route 110) to the point of beginning

TOGETHER WITH Easements, Covenant, and Agreements as set forth in a Warranty Deed from Stratford Restorations, Inc. to Stratford Development, LLC dated September 25, 1997 in Volume 1315 at Page 331 of the Stratford Land Records; and as set forth in a certain Agreement by and between Stratford Restorations, Inc. and Stratford Development, LLC dated September 25, 1997 and recorded September 25, 1997 in Volume 1315 at Page 342 of the Stratford Land Records; and as set forth in a certain deed from Stratford Restorations, Inc. to Friend-Stratford, LLC dated July 31, 1998 and recorded in Volume 1405 at Page 65 of the Stratford Land Records.

A-3 - 2

Exhibit b

Form of Deed2

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED (“Deed”) is made this ___ day of ____________, 20___, by                  , a                                      (“Grantor”), having an address of _______________________________ to [NAME IN ALL CAPS], a ___________________, a __________ (“Grantee”), having an address of _________________.

WITNESSETH:

That said Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, hereby grants, bargains, sells, aliens, remises, releases, conveys and confirms unto Grantee, in fee simple, all of that certain land situate, lying and being in the County of __________, State of __________, and being more particularly described on Exhibit A attached hereto, together with all improvements situated thereon and all rights, titles and interests appurtenant thereto (the “Property”).

SUBJECT TO all matters of record.

Grantor does hereby covenant with Grantee that, except as noted above, at the time of delivery of this Deed, the Property was free from all encumbrance made by Grantor, and that Grantor will warrant and defend the same against the lawful claims and demands of all persons claiming by, through and under Grantor.

[Signature on following page]

2 To be revised to reflect local requirements.

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IN WITNESS WHEREOF, as of the day and year first above written, ____________________, a _________________, intending to be legally bound hereby, has caused this Special Warranty Deed to be duly executed, delivered.

________________________________________________, a
________________________________________________

By:
Name:
Title:

STATE OF _____________	)
) ss:
COUNTY OF ______________	)

This instrument was acknowledged before me on this ____ day of _____________, 20__, by _________________, the ____________________ of ______________, a ____________, which is the _________________ of _________________, a _________________.

Notary Public

[Notarial Seal]

My commission expires:

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Exhibit A to SPECIAL Warranty Deed

Legal Description

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Exhibit c

Form of Bill of Sale

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is made as of _______________ ____, 20[__], by _________________________ (“Seller”), in favor of _______________, a ____________________ (“Purchaser”).

RECITALS:

Pursuant to the Agreement of Purchase and Sale dated as of _______________ ___, 20[__] (as amended or assigned, “Purchase Agreement”), by and between Seller and ____________________, a ____________________, Seller has agreed to sell to Purchaser certain real property located in the City of [__________], County of [__________], State of [__________], which is more fully described on Schedule 1 (“Real Property”). In connection with such sale of the Real Property, Seller has agreed to transfer and assign to Purchaser all of Seller’s right, title and interest in, to and under all of the Personal Property (defined below).

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual covenants set forth in this bill of sale and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.	Certain Defined Terms. Capitalized terms used but not otherwise defined in this Bill of Sale shall have the meanings given to them in the Purchase Agreement.

2.	Transfer of Property. Seller hereby sells, assigns, conveys, transfers, and grants to Purchaser all of Seller’s right, title and interest in, to and under the following (collectively, but excluding the Excluded Property and the Confidential Information, “Personal Property”): the Consumables, the Furnishings and the Inventories, each with respect to the Hotel located on the Real Property.

3.	Binding Effect. This Bill of Sale shall be binding upon Seller and its successors and assigns, and shall inure to the benefit of Purchaser and its successors and assigns.

[Signature on following page]

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IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the date first above written.

SELLER:

[_________________________________________________],
a [_________________________]

By:
Name:
Its:

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Schedule 1 to Bill of Sale

Legal Description

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Exhibit d

Form of Assignment and Assumption of Contracts, Tenant Leases, Miscellaneous Hotel Assets, Assignable Permits and Assignable Intellectual Property

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Assignment”) is made as of ______________ ___, 20___, between (“Assignor”) and ___________________, a __________ _______________ (“Assignee”).

RECITALS:

Pursuant to the Agreement of Purchase and Sale dated as of ________________ ____, 20[__] (as amended or assigned, “Purchase Agreement”), by and between Assignor and ____________________, a ____________________, Assignor has agreed to sell to Assignee certain real property located in the City of [________________], County of [________________], State of [________________], which is more fully described on Schedule 1 (“Real Property”). In connection with such sale of the Real Property, Assignor has agreed to assign to Assignee, and Assignee has agreed to accept and assume, all of Assignor’s right, title and interest in, to and under all of the Contracts, Tenant Leases, Miscellaneous Hotel Assets, assignable Permits and assignable Intellectual Property (collectively, the “Intangible Property”).

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual covenants set forth in this Assignment, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.	Certain Defined Terms. Capitalized terms used but not otherwise defined in this Assignment shall have the meanings given to them in the Purchase Agreement.

2.	Assignment. Assignor hereby sells, assigns, conveys, transfers and grants to Assignee all of Assignor’s right, title and interest in, to and under the Intangible Property. Assignor retains all obligations of Assignor accruing prior to the date hereof under or with respect to the Intangible Property except to the extent any such obligation is prorated and adjusted pursuant to ARTICLE 10 of the Purchase Agreement.

3.	Assumption. Assignee hereby accepts all of Assignor’s right, title and interest in, to and under the Intangible Property. Assignee hereby ratifies the Intangible Property and agrees to be bound by the Intangible Property, and assumes all the duties, obligations and liabilities of Assignor accruing from and after the date hereof under or with respect to the Intangible Property.

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4.	Unassignable Matters. To the extent that any of the Intangible Property are not capable of being assigned to Assignee without the waiver or consent of any third person (including a government or governmental unit), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any law or regulation, then this Assignment shall not constitute an assignment or an attempted assignment of such Intangible Property. With respect to any Intangible Property where such required waivers or consents have not been obtained prior to the Closing Date, this Assignment, to the extent permitted by law, shall constitute an equitable assignment by Assignor to Assignee of all of Assignor’s rights, benefits, title and interest in and to such Intangible Property, and where necessary or appropriate, Assignee shall complete, fulfill and discharge all of Assignor’s rights and liabilities arising after the date of this Assignment under such Intangible Property. Assignor shall use its commercially reasonable efforts at Assignee’s cost to provide Assignee with the benefits of such Intangible Property (including, without limitation, permitting Assignee at Assignee’s cost to enforce any rights of Assignor arising under such Intangible Property (but without requiring Assignor to terminate or modify or threaten to terminate or modify any master agreement or business relationship that extends beyond the specific hotel subject to the Purchase Agreement), and Assignee shall, to the extent Assignee is provided with the benefits of such Intangible Property, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Assignor under such Intangible Property which arise or accrue after the Closing Date.

5.	Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

6.	Counterparts. This Assignment may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

[Signatures on following page]

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IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment under seal as of the date first above written.

ASSIGNOR:

[__________________________________________________________],
a [_________________________]

By:
Name:
Title:

ASSIGNEE:

[__________________________________________________________],
a [_________________________]

By:
Name:
Title:

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Exhibit E

Form of New Management Agreement

MANAGEMENT AGREEMENT

This Management Agreement ("Agreement") is made effective as of the day of, 20___ (“Effective Date”) by and between __________________________________, a ___________________, with its principal place of business at ("Owner"), and Crestline Hotels & Resorts, LLC, a Delaware limited liability company, with its principal place of business at 3950 University Drive, Suite 301, Fairfax, Virginia 22030 ("Management Company").

RECITALS:

WHEREAS, Owner holds [fee simple/leasehold] title of certain real property located _____________________, more particularly described on Exhibit A, attached to this Agreement and made a part hereof, [on which Owner intends to develop and construct] a ___-room ____________________ (the “Hotel”); and

WHEREAS, Owner desires to have Management Company manage and operate the Hotel from and after the Management Commencement Date (as defined in Article II) and Management Company is willing to perform such services for the account of Owner on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto agree as follows:

11.16.1.1.          ARTICLE I

11.17.         APPOINTMENT OF MANAGEMENT COMPANY

1.01        Appointment

Owner hereby appoints and engages Management Company as Owner's exclusive agent to supervise, direct and control management and operation of the Hotel for the Term provided in Article V. Management Company accepts said appointment and agrees to manage the Hotel as of the Management Commencement Date and for the remainder of the Term of this Agreement in accordance with the terms and conditions set forth in this Agreement. The performance of all activities by Management Company, including the maintenance of all Operating Accounts, shall be as the agent of and for the account of Owner.

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1.02        Delegation of Authority

Except as otherwise specifically provided in this Agreement, the Hotel shall be operated under the exclusive supervision and control of Management Company, which shall be responsible for the proper and efficient operation of the Hotel. Except as otherwise specifically provided in this Agreement, Management Company shall, on behalf of Owner, have discretion and control, free from interference, interruption or disturbance, in all matters relating to the management and operation of the Hotel, including, without limitation, charges for rooms and commercial space, credit policies, food and beverage services, granting of concessions or leasing of shops and agencies within the Hotel, receipt, holding and disbursement of funds, maintenance of Operating Accounts (including Working Capital), procurement of inventories, supplies and services, promotion and publicity, and generally all activities necessary for the operation of the Hotel. Except as otherwise specifically provided in this Agreement, Management Company shall have the right, authority and power to negotiate and enter into such reasonable contracts, leases, licenses, arrangements, concessions and other agreements for any hotel operations, parking, restaurant, bar or food services operations on behalf of Owner as an Operating Expense in accordance with the Approved Annual Operating Projection, as Management Company deems reasonably necessary or advisable in connection with the operation of the Hotel.

1.03        No Covenants or Restrictions

Owner warrants that there will be on the Management Commencement Date no covenants or restrictions that would prohibit or limit Management Company from operating the Hotel, including cocktail lounges, restaurants and other facilities customarily a part of or related to a first-class hotel facility. Owner agrees upon request by Management Company to sign promptly and without charge applications for licenses, permits, or other instruments necessary for operation of the Hotel.

1.04        Representations of Management Company

Management Company represents that it is experienced and capable in the promotion, management, and operation of first-class hotels, and Management Company covenants and agrees, to the extent sufficient Working Capital and funding for expenditures described in Article VIII of this Agreement exist, to manage and operate the Hotel as a first-class hotel in accordance with the standards of other first-class hotels managed and operated by Management Company and in strict compliance with that certain Franchise Agreement dated between _________, as the “Franchisor,” and _________, as the “Franchisee” (as such agreement may have been or may be amended subject to Article X below, the "Franchise Agreement"), respecting the Hotel. Owner acknowledges and agrees that Management Company is not making any representation, warranty or claim that the operation of the Hotel will be profitable. Management Company shall use the Hotel solely for the operation of a hotel business (including any designated restaurant and/or retail spaces as approved by Owner) and for other activities which are customary and usual in connection with such an operation.

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ARTICLE II

DEFINITION OF TERMS

The following terms when used in this Agreement shall have the meanings indicated:

Accounting Period means a calendar month.

Additional Invested Capital means the cumulative total, as of any given date during the Term of this Agreement, of: (i) any expenditures made by Owner pursuant to Section 8.03; plus (ii) any contributions by Owner to the Reserve beyond the funding described in Section 8.02 A, other than those contributions which are treated as Operating Expenses or reimbursed to Owner under Section 8.02 E.

Affiliate means any individual or entity, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with a party. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation, the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of the controlled corporation, and, with respect to an entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

Approved Annual Operating Projection shall have the meaning set forth in Section 9.03 A.

Annual Operating Statement shall have the meaning set forth in Section 9.01.

Base Management Fee shall have the meaning set forth in Section 6.01 A.

Capital Expenditures Estimate shall have the meaning set forth in Section 8.03 A.

Centralized Services shall have the meaning set forth in Section 11.03.

Competitive Set shall have the meaning set forth in Section 6.03 D.

Default shall have the meaning set forth in Section 16.01.

Effective Date shall have the meaning set forth in the Preamble.

Employee Benefits means all employee benefits, statutory or otherwise, including the employer’s contributions of payroll, incentives and other compensation (including payroll taxes and other payroll costs) or employment taxes, workers’ compensation insurance, group life, health and accident insurance premiums, COBRA benefits, pension and profit sharing plan contributions, disability benefits, and any other benefits available to such Hotel employees by virtue of their employment by Management Company, and in the reasonable opinion of Management Company, is commercially necessary to provide for the benefit of Hotel Employees in order to conform with all applicable Legal Requirements and industry standards to remain competitive in the industry and local market to attract and retain qualified personnel.

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Employee Claim means any and all claims (including all fines, judgments, penalties, costs, litigation and/or arbitration expenses, attorneys’ fees and expenses, and costs of settlement with respect to any such claims) by any employee or employees of Management Company against Owner or Management Company with respect to the employment at the Hotel of such employee or employees. “Employee Claim” shall include, without limitation, the following: (i) claims which are eventually resolved by mediation, arbitration, litigation or other settlement; (ii) claims which also involve allegations that any applicable employment-related contracts affecting the employees at the Hotel have been breached; and (iii) claims which involve allegations that one or more state or federal employment laws have been violated.

Event of Default shall have the meaning set forth in Section 16.02.

Executive Employees shall have the meaning set forth in Section 14.02.

FF&E shall have the meaning set forth in Section 8.01.

FF&E Estimate shall have the meaning set forth in Section 8.02 C.

Fiscal Year means Management Company's Fiscal Year, which now begins at 12:01 a.m. on January 1 and ends at midnight on December 31. The partial Fiscal Year between the Management Commencement Date and January 1 of the first full Fiscal Year shall be deemed part of the first full Fiscal Year. The partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall, for purposes of this Agreement, constitute a separate Fiscal Year. If Management Company's Fiscal Year is changed in the future, appropriate adjustment to this Agreement's reporting and accounting procedure shall be made; provided, however, that no such change or adjustment shall alter the Term of this Agreement or in any way reduce the distributions of Operating Profit or other payments due Owner or alter and/or modify the rights of Owner hereunder.

Fixed Asset Supplies means supply items included within Property and Equipment under the Uniform System of Accounts, including linen, china, glassware, silver, uniforms and similar items.

Force Majeure shall have the meaning set forth in Section 16.04.

Foreclosure shall have the meaning set forth in Section 3.03.

Foreclosure Purchaser shall have the meaning set forth in Section 3.03.

Franchise Agreement shall have the meaning set forth in Section 1.04.

Franchisee shall have the meaning set forth in Section 1.04.

Franchisor shall have the meaning set forth in Section 1.04.

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Funds Request shall have the meaning set forth in Section 7.01 B.

Gross Revenues means all revenues and receipts of every kind derived from operating the Hotel and parts thereof, including, but not limited to: income (from both cash and credit transactions), before commissions and discounts for prompt or cash payments, from rental of rooms, stores, offices, meeting, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires from their operations); income from vending machines; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges, and proceeds, if any, from business interruption or other loss of income insurance. Gross Revenues shall not include (i) gratuities, including tips, paid to Hotel employees by third parties; (ii) federal, state, and municipal excise, sales, and use taxes or similar impositions collected directly from patrons or guests or included as part of the sales price of any rooms, goods, or services; (iii) proceeds realized from the sale of FF&E no longer necessary to the operation of the Hotel, which shall be deposited in the Reserve; (iv) proceeds of any insurance other than business interruption insurance (or other insurance against loss of income) of the type described in Section 12.01 A 4; (v) condemnation awards; (vi) gross receipts received by lessees, licensees, or concessionaires of the Hotel; (vii) proceeds from any financing or refinancing; (viii) proceeds of any judgment or settlement not received as compensation for actual or potential loss of Gross Revenues or Operating Profit; (ix) interest earned on the Reserve, which shall be deposited in the Reserve; and (x) any funds supplied by Owner to the Reserve.

Hotel means the ______________________ located at ___________________.

Hotel Employees shall have the meaning set forth in Section 14.01 A.

Impositions shall have the meaning set forth in Section 13.01.

Incentive Fee shall have the meaning set forth in Section 6.01 B.

Initial Term shall have the meaning set forth in Article V.

Intellectual Property shall have the meaning set forth in Section 17.03.

Inventories means Inventories as defined in the Uniform System of Accounts, such as provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expenses, supplies and similar items.

Legal Requirements means all laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governmental authorities (including without limitation, liquor laws and employment laws) which now or hereafter during the Term of this Agreement may be applicable to the Hotel.

Management Commencement Date means the date upon which Management Company shall commence operating the Hotel pursuant to this Agreement which date shall be confirmed in writing by Management Company.

Management Company means Crestline Hotels & Resorts, LLC

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Management Fees means the Base Management Fee and Incentive Fee.

Mortgage means any security instrument which encumbers the Hotel or the Hotel premises, or directly or indirectly encumbers a controlling interest in the Owner, including, without limitation, mortgages, deeds of trust, security deeds, and similar instruments.

Non-Disturbance Agreement means an agreement, in recordable form in the jurisdiction in which the Hotel is located, executed and delivered by a holder of a Secured Loan (which agreement shall by its terms be binding upon all assignees of such holder and upon any Foreclosure Purchaser that acquires title to or possession of the Hotel at or through a Foreclosure), for the benefit of Management Company and which names Management Company as an intended beneficiary and which may not be terminated, amended, or modified in any manner without the written consent of Management Company, pursuant to which, in the event such holder (or its assignee) or any Foreclosure Purchaser comes into possession of or acquires title to the Hotel either at or following a Foreclosure, such holder (and its assignees) and all Foreclosure Purchasers: (a) shall assume all obligations of Owner under this Agreement; (b) shall recognize Management Company’s rights under this Agreement; (c) shall not name Management Company as a party in any Foreclosure action or proceeding or non-judicial procedure; and (d) shall not disturb Management Company in its right to continue to manage the Hotel pursuant to this Agreement; provided, however, that at such time: (i) this Agreement has not expired or otherwise been earlier properly terminated in accordance with its terms; (ii) there are no outstanding Events of Default by Management Company; and (iii) no event has occurred and no condition exists which, after notice or the passage of time or both, would entitle Owner to terminate this Agreement (excluding events which would constitute Events of Default, which are to be governed exclusively by clause (ii) hereof); and provided further that, notwithstanding the foregoing proviso, if an occurrence of the kind described in subsections (ii) or (iii) would otherwise prevent the effectiveness of the Non-Disturbance Agreement, Management Company shall be given ten (10) business days to cure or otherwise resolve such occurrence, in which case the Non-Disturbance Agreement shall be effective in spite of such occurrence.

Operating Accounts shall have the meaning set forth in Section 9.02 A.

Operating Expenses shall have the meaning set forth in the definition of “Operating Profit” below.

Operating Loss means a negative Operating Profit.

Operating Profit means the excess of Gross Revenues over the following operating expenses ("Operating Expenses") incurred by Management Company in operating the Hotel:

1.          Cost of sales, salaries, wages, Employee Benefits, payroll taxes, and other cash payroll costs related to Hotel Employees;

2.          Departmental expenses, administrative and general expenses, and the cost of Hotel advertising and business promotion, heat, light and power, and routine repairs, maintenance, and minor alterations treated as Operating Expenses under Section 8.01;

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3.          The cost of Inventories and Fixed Asset Supplies consumed in the operation of the Hotel;

4.          A reasonable reserve for uncollectible accounts receivable as determined by Management Company and approved by Owner;

5.          All costs and fees of independent professionals or other third parties who perform services required or permitted hereunder if and to the extent such costs and expenses are not capitalized in accordance with generally accepted accounting principles, including without limitation, third parties providing legal services to Management Company in connection with matters involving the Hotel (excluding matters in dispute between Owner and Management Company), which rates shall not exceed rates billed by such independent professionals or other third parties;

6.          The cost and expense of technical consultants and operational experts for specialized services in connection with non-routine Hotel work;

7.          Management Company's Base Management Fee (further described in Section 6.01) for services rendered in connection with the operation of the Hotel;

8.          All the costs and expenses incurred pursuant to the Franchise Agreement including, but not limited to, franchise fees, advertising, chain services, insurance, etc.; provided, however, any initial licensing fees or capital expenditures necessary for compliance with the Franchise Agreement shall not be an Operating Expense from Gross Revenues for purposes of the calculation of Operating Profit;

9.          The amount to be credited to the Reserve described in Section 8.02;

10.         Insurance costs and expenses as described in Article XII;

11.         Taxes, if any, payable by or assessed against Management Company related to this Agreement or to Management Company's operation of the Hotel (exclusive of Management Company's income taxes) and real and personal property taxes assessed against the Hotel along with related expenses incurred in connection with all such assessments;

12.         All costs and expenses incurred in order to obtain and keep in full force and effect any licenses and permits required for the operation of the Hotel and related facilities, including without limitation liquor licenses for the sale of alcoholic beverages at all restaurants, bars, lounges, banquet rooms, meeting rooms, and guest rooms at the Hotel; and

13.         Such other costs and expenses incurred by Management Company as are specifically provided for elsewhere in this Agreement (including, without limitation, Centralized Services, Out-of-Pocket Expenses, amounts advanced by Management Company for the payment of Operating Expenses, or other amounts in accordance with this Agreement) or are otherwise reasonably necessary for the proper and efficient operation of the Hotel, unless any such costs and expenses are specifically stated not to be Operating Expenses under any provision of this Agreement.

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The term “Operating Expenses” shall not include: (i) debt service payments which are at all times the responsibility of Owner and shall not be paid from Gross Revenues; nor (ii) ground lease rental or other rental payments pursuant to any ground lease in connection with the Hotel; nor (iii) any expenditures by Owner in the acquisition or conversion of the Hotel; nor (iv) rental payments pursuant to any capital leases (capital leases shall in any event be subject to the approval of Owner and Management Company); nor (v) the cost of external (third party) audits of Hotel operations unless otherwise specified in this Agreement and/or with respect to the Owner entity itself; nor (vi) any third party asset management fees or similar fees incurred by Owner in connection with its ownership or oversight of the Hotel Owner’s business (which fees shall in no event be interpreted to include Base Management Fees paid to Management Company under this Agreement which for all purposes are deemed to be Operating Expenses); nor (vii) other recurring and non-recurring ownership costs, such as Owner’s entity administration and servicing costs; all of which shall be paid by Owner from its own funds, and not from Gross Revenues nor from the Reserve.

Out-of-Pocket Expenses means travel and out-of-pocket costs (such as fax, postage, telephone and express mail) of corporate staff of Management Company or Management Company’s Affiliates who are not located at the Hotel, which are directly related to services performed by such staff on behalf of the Hotel (not including Employee Benefits in connection with such personnel), provided that any such expenses shall be billed as Operating Expenses to the Hotel at cost and without duplication of those expenses included in Centralized Services or those costs described in Section 14.01 B.

Owner means _______________________________________.

Owner-Funded Capital Expenditures shall have the meaning set forth in Section 8.03.

Owner’s Investment means the sum of (i) the price paid by Owner to acquire the Hotel, including closing costs, conversion costs, and transaction costs; (ii) Additional Invested Capital; and (iii) any other costs paid by Owner in connection with the acquisition of the Hotel, whether incurred pre- or post-acquisition of the Hotel.  Owner shall within ninety (90) days after the Management Commencement Date provide Management Company with a summary of the expenses that comprise the initial Owner’s Investment, and the parties shall agree upon and memorialize such amount.  Owner shall also, prior to the end of each Fiscal Year, provide Management Company with a summary of the Additional Invested Capital incurred during such Fiscal Year that comprises the basis for any amendment to the amount of Owner’s Investment.  Any dispute between Owner and Management Company concerning the amount of Owner’s Investment at any point in time shall be resolved by arbitration.

Owner’s Priority means, with respect to each Fiscal Year during the Term hereof (prorated for any partial Fiscal Year), an amount equal to eight and one-half percent (8.5%) of Owner’s Investment.

Preliminary Annual Operating Projection shall have the meaning set forth in Section 9.03 A.

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Prime Rate means the “prime rate” as published in the “Money Rates” section of The Wall Street Journal; however, if such rate is, at any time during the Term of this Agreement, no longer so published, the term “Prime Rate” shall mean the average of the prime interest rates which are announced, from time to time, by the three (3) largest banks (by assets) headquartered in the United States which publish a “prime rate.”

Proprietary Marks shall have the meaning set forth in Section 17.01.

Proprietary Materials means all intellectual property in a written or tangible form relating to Management Company or any of its Affiliates, the business affairs of Management Company or any of its Affiliates, or any hotel, resort, conference center or other similar operation or facility which Management Company or any of its Affiliates owns, leases or operates, including without limitation: (i) Proprietary Marks, Software, and Intellectual Property as further described in Article XVII of this Agreement; (ii) guest lists and guest history files relating to hotels other than the Hotel; (iii) formatting of spreadsheets and standard chart of accounts and financial statement layouts, and timekeeping systems, payroll systems, inventory systems, and similar formats and systems created and developed by Management Company or any of its Affiliates and used by Management Company for hotels operated by Management Company; (iv) any personnel files of any Hotel Employees or other employees of Management Company or any of its Affiliates and/or files or data pertaining to Employee Benefits; and (v) all trade secrets developed or acquired by Management Company or any of its Affiliates in the operation of the hotels operated by Management Company.

Qualified Lender means any recognized third party institutional lender, such as any federally insured commercial or savings bank, national banking association, savings and loan association, investment banking firm, commercial finance company and other similar lending institution that is a holder of a Secured Loan that is a Qualified Loan.

Qualified Loan means any Secured Loan in which the initial principal amount, as of the date such Secured Loan is incurred, when added to the current principal balance of all existing Secured Loans as of that date, is less than or equal to the greater of the following:

(i)	Seventy percent (70%) of Owner’s Investment; or
(ii)	The existing balance of any Secured Loans encumbering the Hotel immediately prior to the date of the incurrence of such Qualified Loan, plus commercially reasonable transaction costs (defined as all normal transaction costs to the extent actually incurred) associated with such refinancing up to an amount equal to four percent (4%) of the principal amount of such Qualified Loan.

In addition, regardless of whether or not the tests set forth in clauses (i) and (ii) above are satisfied, the following Secured Loans shall be deemed to constitute “Qualified Loans”: (a) the existing (as of the Management Commencement Date) balance of any Secured Loan which is secured by a Mortgage existing as of the Management Commencement Date; (b) any Secured Loan which Management Company, in its reasonable discretion, has approved in writing (provided that an approval by Management Company that a given Secured Loan shall be deemed to be a Qualified Loan hereunder shall apply only to the specific hotel or hotels which are described in such approval, and shall not be deemed to be an approval with respect to other hotels, regardless of whether such Secured Loan by its terms permits the substitution or addition of such other hotels as security for such Secured Loan); and (c) any Secured Loan as to which Owner has obtained a Non-Disturbance Agreement pursuant to Section 3.02 of this Agreement.

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Renewal Term shall have the meaning set forth in Section 5.01.

Reserve shall have the meaning set forth in Section 8.02 A.

RevPar Threshold shall have the meaning set forth in Section 6.03 A(ii).

Sale of the Hotel means any sale, assignment, transfer, or other disposition, for value or otherwise, voluntary or involuntary, direct or indirect, of Owner’s title to the Hotel or the site (either fee or leasehold title, as the case may be), but shall not include a collateral assignment as security for any Mortgage securing a Qualified Loan. For purposes of this Agreement, a “Sale of the Hotel” shall also include a lease (or sublease) of the entire Hotel or site. The phrase “Sale of the Hotel” shall also include any sale, assignment, transfer, or other disposition, for value or otherwise, voluntary or involuntary, direct or indirect, in a single transaction or a series of related transactions, of the controlling interest in the Owner. As used in this Agreement, if the Owner is a corporation, the phrase “controlling interest” shall mean the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of Owner (through ownership of such shares or by contract); and if Owner is not a corporation, the phrase “controlling interest” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of Owner. Notwithstanding the foregoing, (i) the term “Sale of the Hotel” shall not include any sale, assignment, transfer, or other disposition of the Hotel or the site by Owner to an Affiliate of Owner, and (ii) any “Sale of Hotel” resulting from or otherwise in connection with a Foreclosure, whether directly or indirectly, shall be subject to the provisions Section 3.03 of this Agreement and in the event of any conflict between Section 3.03 and Article XX, the provisions of Section 3.03 shall control.

Secured Lender means a lender with respect to a Secured Loan.

Secured Loan means and includes: (i) any indebtedness secured by a Mortgage encumbering the Hotel or all or any part of Owner’s interest therein; and (ii) all amendments, modifications, supplements, and extensions of any such Mortgage.

Software shall have the meaning set forth in Section 17.02.

Specially Designated National or Blocked Person shall mean (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status; (ii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001; or (iii) a person otherwise identified by government or legal authority as a person with whom Management Company or its Affiliates are prohibited from transacting business. Currently, a listing of such designations and the text of the Executive Order are published under the Internet website address www.ustreas.gov/offices/enforcement/ofac.

Term means the Initial Term and the Renewal Term (if any).

Termination means the expiration or sooner cessation of this Agreement.

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Termination Notice means (i) prior written notice by one party to the other of Termination, containing a Termination date which, calculated from the date of the Termination Notice, is no less than the greater of (a) sixty (60) days, or (b) the time period as may be required to permit Management Company to comply with any required notices to Hotel employees under federal or state laws, including, without limitation, the WARN Act (referred to collectively as the “Employee Notices”), along with reasonably sufficient information to allow the recipient of such Termination Notice to evaluate whether Employee Notices will be required in connection with such Termination.

Uniform System of Accounts means the Uniform System of Accounts for Hotels, Tenth Revised Edition, 2006, as adopted by the Hotel Association of New York City, Inc. and as it may be revised from time to time, and as modified by applicable provisions of this Agreement.

WARN Act shall have the meaning set forth in Section 14.02.

Working Capital means funds which are reasonably necessary for the day-to-day operation of the Hotel's business, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, Operating Accounts, receivables, payrolls, prepaid expenses, and funds required to maintain Inventories, less accounts payable and accrued current liabilities (including without limitation sales and use and other similar taxes to be paid by the Hotel).

ARTICLE III

THE HOTEL

3.01        Ownership

During the Term of this Agreement, Owner shall take such action as is appropriate to assure that Owner has good and marketable title to the land described in Exhibit A and all improvements thereon, free and clear of all liens and encumbrances other than:

(i)	Easements or other encumbrances that do not adversely affect the operation of the Hotel by Management Company and do not require the payment of any money;

(ii)	Mortgages which are given to secure any one or more Qualified Loans;

(iii)	Liens for taxes, assessments, levies, or other public charges which are not yet due or are being contested in good faith; and

(iv)	Amendments or modifications to the ground lease, if any, existing as of the Effective Date to which Management Company consents (which consent shall not be unreasonably withheld, provided that: (i) the proposed amendment or modification would not materially adversely affect the rights and/or obligations of Management Company; and (ii) in any event, such amendment or modification would have no adverse impact on the amount of the fees to be paid to Management Company under this Agreement).

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3.02.       Subordination of Management Agreement and Non-Disturbance Agreement

A.           Owner agrees that, prior to obtaining any Qualified Loan, it will make commercially reasonable efforts to obtain from each prospective holder or holders thereof a Non-Disturbance Agreement.

B.           Excluding Management Company's right to receive (i) payment of the Base Management Fee and Incentive Fee, and (ii) reimbursement of Out-of-Pocket Expenses and any amounts advanced by Management Company for the payment of Operating Expenses in connection with the operation of the Hotel pursuant to the Approved Annual Operating Projection, this Agreement and all of the rights and benefits of Management Company hereunder are and shall be subject and subordinate to any Qualified Loan(s) which now or hereafter encumber the Hotel. This subordination provision shall be self-operative and no other or further instrument of subordination shall be required; Management Company agrees, however, upon request of any Qualified Lender, duly to execute and deliver any subordination agreement requested by such Qualified Lender to evidence and confirm the subordination effected under this Section 3.02, provided that such agreement also reaffirms the rights of Management Company under this Agreement’s definition of “Non-Disturbance Agreement.”

C.           Owner shall deliver a true copy of any Secured Loan during the Term of this Agreement to Management Company within ten (10) days after execution thereof.

3.03        Foreclosure

A.           If title to or possession of the Hotel is transferred by judicial or administrative process or by a non-judicial act, including without limitation, a foreclosure, a conveyance by deed in lieu of foreclosure, a sale pursuant to an order of a bankruptcy court, a sale by a court-appointed receiver, or similar act, proceeding, or conveyance pursuant to which a Secured Lender or other person or legal entity shall become the owner of Hotel or the site (either fee or leasehold title, as the case may be) or any part thereof or interest therein, or of a controlling interest in the Owner (collectively referred to as a “Foreclosure”), the rights of Management Company under this Agreement shall not be terminated, extinguished, or interfered with, nor shall Management Company be named or made a party to such action by any such Secured Lender (excepting only to the extent required for maintenance of such action), and such Secured Lender, other person or legal entity (a “Foreclosure Purchaser”) shall assume and be bound by the terms and conditions of this Agreement to the same extent as if such Foreclosure Purchaser had been the original Owner hereunder.

B.           Without prejudice to any of its other rights under this Agreement, Management Company shall have the right to terminate this Agreement (and pursue any remedies it may have hereunder), on thirty (30) days’ written notice, if title to or possession of the Hotel is transferred as a result of a Foreclosure to a Foreclosure Purchaser which would not qualify as a permitted transferee under Section 20.01 A, regardless of whether or not such transfer is the voluntary action of the transferring Owner, or whether (under applicable law) the Owner is in fact the transferor; provided, however, that Management Company shall not have the right to so terminate this Agreement based on the assertion that a Qualified Lender fails to so qualify as a permitted transferee under Section 20.01 A.

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3.04        Owner’s Debt Service Payments

All payments of principal, interest, and other amounts required pursuant to any Secured Loan shall be paid by Owner and not from Gross Revenues. Management Company shall not be responsible for the payment of any amounts due in connection with any Secured Loan.

3.05        Financing Disclosures

Owner shall not represent to any Secured Lender that Management Company or its Affiliates (i) are or shall be in any way responsible for Owner’s obligations under any such Secured Loan, or (ii) have made any representations, warranties, or guarantees in connection with such borrowing unless and only to the extent as may be specifically agreed by Management Company in a writing with the Secured Lender. Owner shall only make use of any forecasts, annual plans, or projections (collectively for purposes of this Section 3.05, “forecasts”) prepared in Owner’s name (or the names of any of Owner’s affiliates), and in connection with any proposed financing arrangement or loan, Owner shall indemnify Management Company from claims of reliance by any lender or other party on forecasts prepared by Management Company.

ARTICLE IV

PRE-OPENING

[Pre-Opening Activities to be performed by Management Company from time to time at the appropriate time both prior to and after the Management Commencement Date and the payment of Pre-Opening Expenses will be addressed in the Pre-Opening Services Agreement to be entered into by the parties and attached to this Agreement as Exhibit B and by reference incorporated herein.][Delete if no pre-opening activities]

ARTICLE V

TERM

5.01        Term

The initial term (“Initial Term”) of this Agreement shall commence on the Effective Date, and, unless sooner terminated as provided in this Agreement, shall continue for a period ending on December 31 of the calendar year in which occurs the twentieth (20th) anniversary of the Management Commencement Date. Following the expiration of the Initial Term, this Agreement shall, unless terminated pursuant to the provisions of this Agreement, continue in force and be automatically extended for three (3) successive five (5)-year terms (each, a “Renewal Term”) unless either party provides written notice of termination to the other at least one hundred twenty (120) days prior to the end of the then-current term.

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5.02        Actions to be Taken upon Termination

Unless otherwise specifically provided in this Agreement, the Termination of this Agreement shall not affect the rights of either party with respect to liability or claims that accrued, or that arise out of events occurring, on or prior to the date of the Termination, or with respect to specific rights which the Agreement provides shall survive Termination.

Upon a Termination of this Agreement, the following shall be applicable:

A.           Termination of this Agreement shall not be effective until all unpaid Management Fees, charges, reimbursements, and other payments due Management Company in accordance with this Agreement as of the date of Termination shall have been paid by Owner to Management Company.

B.           Management Company shall, within sixty (60) days after Termination of this Agreement, prepare and deliver to Owner a final accounting statement with respect to the Hotel, as more particularly described in Section 9.01, along with a statement of any sums due from Owner to Management Company pursuant hereto, dated as of the date of Termination. Within thirty (30) days after the receipt by Owner of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be an Operating Expense, unless the Termination occurs as a result of an Event of Default by either party, in which case the defaulting party shall pay such cost. Management Company and Owner acknowledge that there may be certain adjustments for which the necessary information will not be available at the time of such final accounting, and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that (unless there are ongoing disputes of which each party has received notice) all accounts shall be deemed final as of one hundred eighty (180) days after such Termination.

C.           As of the date of the final accounting referred to in subsection B above, Management Company shall release and transfer to Owner any of Owner’s funds which are held or controlled by Management Company with respect to the Hotel, with the exception of funds to be held in escrow pursuant to Section 12.04 B and Section 14.02. During the period between the date of Termination and the date of such final accounting, Management Company shall pay (or reserve against) all Operating Expenses that accrued (but were not paid) prior to the date of Termination, using for such purpose any Gross Revenues which accrued prior to the date of Termination.

D.           Management Company shall make available to Owner such books and records respecting the Hotel (including those from prior years, subject to Management Company’s reasonable records retention policies) as will be needed by Owner to prepare the accounting statements, in accordance with the Uniform System of Accounts, for the Hotel for the year in which the Termination occurs and for any subsequent year. Such books and records shall not include any Proprietary Materials.

E.           Management Company shall (to the extent permitted by law) assign to Owner all operating licenses for the Hotel which have been issued in Management Company’s name; provided that if Management Company has expended any of its own funds in the acquisition of any of such licenses, Owner shall reimburse Management Company therefor if it has not done so already.

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F.           Owner agrees that Hotel reservations and any and all contracts made in connection with Hotel convention, banquet, or other group services made by Management Company in the ordinary and normal course of business, for dates subsequent to the date of Termination and at rates prevailing for such reservations at the time they were made, shall be honored and remain in effect after Termination of this Agreement.

G.           Various other actions shall be taken, as described in this Agreement, including but not limited to the actions described in Sections 12.04 B, 14.02, and Article XVII.

H.           Management Company shall cooperate with the new operator of the Hotel to effect a smooth transition and shall peacefully vacate and surrender the Hotel to Owner. Owner shall use its best efforts to cause such new operator to cooperate with Management Company in effecting a smooth transition with as little hindrance to the operation of the Hotel prior to such transition as is reasonably practicable.

The provisions of this Section 5.02 shall survive any Termination.

ARTICLE VI

COMPENSATION OF MANAGEMENT COMPANY

6.01        Management Fees

A.           Base Management Fees. In consideration of the services to be performed during the Term of this Agreement by Management Company, Management Company shall be paid a periodic base management fee ("Base Management Fee") in the amount of [three percent (3%)][for full service hotels with more than 200 rooms][four percent (4%)][for all other hotels] of Gross Revenues for each Accounting Period. Each such periodic fee shall be paid to Management Company (or retained by Management Company as provided below) at such time as the final monthly report for such Accounting Period is submitted to Owner as provided in Section 6.02 A below.

B.           Incentive Management Fees. In addition to the Base Management Fee and in consideration of the services to be performed during the Term of this Agreement, Management Company shall be paid for each Fiscal Year (or partial Fiscal Year), subject to Section 6.02 B, an incentive fee ("Incentive Fee") equal to fifteen percent (15%) of the amount by which Operating Profit for such Fiscal Year (or partial Fiscal Year) exceeds Owner's Priority (prorated for any partial Fiscal Year). Notwithstanding the foregoing to the contrary, Management Company shall not be entitled to receive any Incentive Fee in any Fiscal Year with respect to which the distributions to Owner have not equaled or exceeded Owner's Priority.

6.02        Accounting and Interim Payment

A.           Within twenty (20) days after the close of each Accounting Period, Management Company shall submit an accounting to Owner showing Gross Revenues, Operating Expenses, Operating Profit, and distributions thereof for such Accounting Period. Management Company shall retain any periodic Base Management Fee and Incentive Fee due Management Company and, after taking into account the Working Capital needs of the Hotel in accordance with the terms of this Agreement, shall transfer to Owner with each accounting any Operating Profit or other sums then available for distribution to Owner. In addition to the periodic Base Management Fee and Incentive Fee, Management Company shall be entitled to retain to pay or reimburse itself from the Operating Accounts Out-of-Pocket Expenses and any amounts advanced by Management Company for the payment of Operating Expenses or other amounts in accordance with this Agreement.

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B.           The calculation and payment of the Management Fees and the distribution of Operating Profit made with respect to each Accounting Period within a Fiscal Year shall be accounted for cumulatively. Within sixty (60) days after the close of each Fiscal Year, Management Company shall submit an accounting (as more fully described in Section 9.01) for such Fiscal Year to Owner, which accounting shall be controlling over the interim accountings. Any adjustments required for such Fiscal Year by such final accounting shall be made promptly by the parties.

6.03        Performance Termination

A. Owner shall have the right to terminate this Agreement if:

(i) the Hotel fails to achieve Operating Profit equal to or greater than ninety percent (90.0%) of the Operating Profit estimated in the Approved Annual Operating Projection (the “Profit Minimum”) in each of two (2) consecutive Fiscal Years (each 2-consecutive Fiscal Year period being a “Test Period”), excluding any initial partial Fiscal Year and the first full Fiscal Year after the Management Commencement Date; and

(ii) the Hotel fails to maintain ninety percent (90.0%) of the fair market share of revenue per available room (the “RevPar Threshold”) for the Hotel’s Competitive Set during the same Test Period as reported by Smith Travel Research (or similar reporting service in the event that Smith Travel Research reports are no longer available); and

(iii) the fact that Management Company is failing to meet the tests set forth in (i) and (ii) above is not the result of (a) Force Majeure, (b) any major renovation of the Hotel, or (c) assessments or tax bills from governmental taxing authorities in excess of amounts included for such assessments or tax bills in the Approved Annual Operating Projection (Management Company and Owner shall in good faith mutually agree in writing upon appropriate adjustments to the Hotel’s Competitive Set that may be necessary from time to time and/or as a result of any such incidence for purposes of determining whether Management Company has failed to achieve the RevPar Threshold); and

(iv) the Owner is not in Default at the time that it seeks to terminate the Management Agreement pursuant to this Section.

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B. Owner’s option to terminate shall be exercised by delivering Termination Notice to Management Company within sixty (60) days of Owner’s receipt of the Annual Operating Statement for the second Fiscal Year of the respective Test Period (time being of the essence); Owner shall have waived its right to so terminate for a given Test Period if Owner fails to deliver Termination Notice to Management Company within the 60-day time period. Upon receipt of the Termination Notice, Management Company shall have the right but not the obligation to cure any such failure to achieve Operating Profit equal to the Profit Minimum for a Fiscal Year during the Test Period by paying to Owner the difference between Operating Profit for either of the Fiscal Years in the Test Period and the Profit Minimum within thirty (30) days of Management Company’s receipt of the Termination Notice. Any Fiscal Year for which a cure payment is made shall not be included in any subsequent Test Period. Any cure payment by Management Company shall not be included in the calculation of Gross Revenues. If Management Company exercises its option to make a cure payment, then Owner’s election to terminate this Agreement shall be cancelled and of no force or effect with respect to the particular Test Period. Such cancellation, however, shall not affect the right of Owner as to each subsequent Test Period to again elect to terminate this Agreement pursuant to this Section 6.03. If Management Company does not cure, as described above, this Agreement shall terminate in accordance with the Termination Notice.

C. Failure of the Hotel to meet the performance tests described in this Section 6.03 shall not be deemed a Default or Event of Default under this Agreement.

D. For purposes of this Section 6.03, the Hotel’s “Competitive Set” shall mean the following group of hotels: [insert hotels in the comp set]. Owner and Management Company, acting in good faith, shall agree upon a replacement hotel to be included in the Competitive Set during the Term of this Agreement, as may be reasonably necessary, if (i) any hotel then currently in the Hotel’s Competitive Set is no longer operating at a level substantially equivalent to the service and quality prevailing at the other hotels in the Competitive Set, or (ii) the unavailability of sufficient funding (whether from the Reserve or Owner-Funded Capital Expenditures) at the Hotel results in the then current condition and quality of the Hotel’s elements to be at a competitive disadvantage to other hotels in the Competitive Set (it being understood that subsequent improvements of the condition and quality of the Hotel’s elements would result in reasonable adjustment to the Competitive Set to accurately reflect the Hotel’s placement in the appropriate Competitive Set), or (iii) information with respect to such hotel is no longer available through Smith Travel Research, or similar reporting service in the event that Smith Travel Research reports are no longer available.

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ARTICLE VII

WORKING CAPITAL AND FIXED ASSET SUPPLIES

7.01	Working Capital and Inventories

A.          At the Management Commencement Date, Owner shall provide to Management Company the funds necessary to supply the Hotel with Working Capital and Inventories in a minimum amount of One Thousand Dollars ($1,000.00) per guest room and shall at all times thereafter maintain in the Hotel's Operating Accounts a minimum balance in the amount of [insert $1,000 x # of rooms] (or, if necessary, such greater amount to assure the uninterrupted and efficient operation of the Hotel, including, without limitation, sufficient funds to pay budgeted current liabilities as they fall due and to replace Inventories as they are consumed) in accordance with the provisions of subsection B below. Working Capital so advanced shall remain the property of Owner throughout the Term of this Agreement, and Management Company shall make no claim thereto.

B.           If at any time Management Company reasonably determines that Working Capital is less than the amount required to be maintained under Section 7.01 A above or available funds in the Operating Accounts (excluding for purposes of this Section 7.01 B, the Reserve) are insufficient to allow for the uninterrupted and efficient operation of the Hotel in accordance with the terms of this Agreement, Management Company shall notify Owner in writing of the existence and amount of such shortfall (a “Funds Request”) and Owner shall deposit the amount stated in the Funds Request into the Operating Accounts within three (3) days after Owner’s receipt of the Funds Request.

7.02	Fixed Asset Supplies

Owner shall provide such funds as Management Company may reasonably determine to be necessary to supply the Hotel with Fixed Asset Supplies. Fixed Asset Supplies shall at all times be owned by, and be the sole property of, Owner, and Management Company shall make no claim thereto.

ARTICLE VIII

MAINTENANCE, REPLACEMENT AND CHANGES

8.01	Routine Repairs and Maintenance

From and after the Management Commencement Date, Management Company shall maintain the Hotel in good repair and condition and in conformity with applicable laws and regulations and in accordance with the Franchisor’s standards for the operation of the Hotel, and shall make or cause to be made such routine maintenance, repairs, and minor alterations, the cost of which can be expensed under generally accepted accounting principles, as Management Company, from time to time, deems necessary for such purposes. The cost of such maintenance, repairs, and alterations shall be paid from Gross Revenues and shall be treated as an Operating Expense in determining Operating Profit. The cost of non-routine repairs and maintenance, either to the Hotel building or its fixtures, furniture, furnishings, and equipment (“FF&E”), shall be paid for in the manner described in Sections 8.02 and 8.03.

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8.02	Repairs and Equipment Reserve

A.          Management Company shall establish, in respect of each Fiscal Year from and after the Management Commencement Date, a reserve escrow account in the name of Owner ("Reserve") in a bank approved by Owner. All disbursements and withdrawals from the Reserve shall be made by representatives of Management Company whose signatures have been authorized. The Reserve shall be in an amount equal to the greater of: (i) four percent (4%) of Gross Revenues; or (ii) the amount required under the Franchise Agreement for the Hotel or by any Qualified Lender. [Note: some hotels may qualify for a ramp in FF&E reserves, depending for example on the extent of capital expenditures following the transaction.] The Reserve shall be held in a bank, savings and loan association, or other financial institution designated by Owner to cover cost of:

1.          Replacements and renewals to the Hotel's FF&E; and

2.          Certain non-routine repairs and maintenance to the Hotel building which are normally capitalized under generally accepted accounting principles, such as exterior and interior repainting, resurfacing building walls, floors, roofs and parking areas, and replacing folding walls and the like, but which are not major repairs, alterations, improvements, renewals, or replacements to the Hotel building's structure or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing, or vertical transportation systems, the cost of which are Owner's sole responsibility under Section 8.03.

B.           All amounts from time to time in the Reserve, and all interest thereon, shall at all times be owned by, and be the exclusive property of, Owner, and Management Company shall make no claim thereto. Proceeds from the sale of FF&E no longer necessary for the operation of the Hotel shall be deposited in the Reserve, as shall any interest which accrues on amounts placed in the Reserve. Neither (i) proceeds from the disposition of FF&E, nor (ii) interest which accrues on amounts held in the Reserve shall (x) result in any reduction in the required contributions to the Reserve set forth in 8.02 A above, or (y) be included in Gross Revenues. Management Company shall provide to Owner each month a copy of the bank statement relating to the Reserve and a reconciliation of such Reserve account.

C.           Management Company shall prepare an estimate ("FF&E Estimate") of the expenditures necessary during the ensuing Fiscal Year for (i) replacement and renewal of the Hotel FF&E and (ii) building repairs of the nature contemplated by Section 8.02 A 2, and shall submit such FF&E Estimate to Owner for Owner's review and approval at the same time it submits the Preliminary Annual Operating Projection described in Section 9.03.

D.          Management Company shall from time to time make such substitutions and replacements of or renewals to FF&E and repairs to the Hotel of the nature described in Section 8.02 A 2, as are provided for in the FF&E Estimate approved for such Fiscal Year by Owner pursuant to Section 8.02 C, provided that Management Company shall not expend more than the balance in the Reserve without the prior approval of Owner. Management Company will endeavor to follow the applicable FF&E Estimate, but shall be entitled to depart therefrom (but not exceeding the Reserve balance), in its reasonable discretion, provided that (a) such departures from the FF&E Estimate result from circumstances which could not reasonably have been foreseen at the time of the submission of such FF&E Estimate; and (b) such departures from the FF&E Estimate result from circumstances which require prompt repair and/or replacement; and (c) Management Company has submitted to Owner a revised FF&E Estimate setting forth and explaining such departures. At the end of each Fiscal Year, any amounts then remaining in the Reserve shall be carried forward to the next Fiscal Year.

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E.           If any FF&E Estimate which is prepared for a given Fiscal Year would require funding in excess of the percentage of Gross Revenues which is required under Section 8.02 A, Owner may either (i) agree to increase the percentage of Gross Revenues up to the level set forth in such FF&E Estimate, in order to provide the additional funds required, such increases to be treated as Operating Expenses; or (ii) make a lump-sum contribution to the Reserve in the necessary amount, in which case such contribution plus interest (at Prime Rate plus one percentage point per annum) shall be reimbursed to Owner from Gross Revenues in equal installments over a period of time mutually agreed upon by Owner and Management Company, and such installment repayments shall be Operating Expenses. If Owner elects not to agree to either option for excess funding of the Reserve, Management Company shall be entitled, at its option, to terminate this Agreement upon ninety (90) days’ written notice to Owner; however, such failure by Owner shall not be deemed a Default by Owner unless such failure to provide excess funding will cause a default under the Franchise Agreement.

8.03	Building Alterations, Improvements, Renewals and Replacements

A.          Management Company shall prepare an annual estimate (“Capital Expenditures Estimate”) of the expenses necessary for major repairs, alterations, improvements, renewals, and replacements (which repairs, alterations, improvements, renewals, and replacements are not routine maintenance, repairs, and alterations charged to the Reserve in accordance with the Uniform System of Accounts) to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing, and vertical transportation elements of the Hotel building ("Owner-Funded Capital Expenditures") and shall submit such Capital Expenditures Estimate to Owner for its approval at the same time the Preliminary Annual Operating Projection described in Section 9.03 is submitted. Management Company shall not make any Owner-Funded Capital Expenditures without the prior written consent of Owner except to the extent such expenditures are: (i) required by any law (including, without limitation, any law, ordinance, code, or regulation of any governmental authority or agency having jurisdiction over the business or operation of the Hotel); or (ii) required under the Franchise Agreement; or (iii) otherwise required to avoid the risk of harm or further damage to persons or property.

B.           The cost of all Owner-Funded Capital Expenditures shall be borne solely by Owner and shall not be paid from Gross Revenues or from the Reserve. The failure of Owner to provide funding for any Owner-Funded Capital Expenditure described in clause (i), (ii), or (iii) of Section 8.03 A shall be a Default by Owner, and Management Company shall be entitled to terminate this Agreement (along with other remedies it may have under this Agreement).

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8.04	Liens

Management Company and Owner shall use their best efforts to prevent any liens from being filed against the Hotel which arise from any maintenance, changes, repairs, alterations, improvements, renewals, or replacements in or to the Hotel. They shall cooperate fully in obtaining the release of any such liens, and the cost thereof shall be treated the same as the cost incurred pursuant to Section 8.03 (except that if the lien was occasioned by the fault of one of the parties then the cost of releasing said lien shall be borne by such party).

8.05	Ownership of Replacements

All changes, repairs, alterations, improvements, renewals, or replacements to the Hotel made pursuant to this Article VIII shall be the property of Owner.

ARTICLE IX

BOOKKEEPING AND OPERATING ACCOUNTS

9.01	Books and Records

Books of control and account shall be kept on the accrual basis and in material respects in accordance with the Uniform System of Accounts, with the exceptions provided in this Agreement. Owner may, at reasonable intervals during Management Company's normal business hours, examine such records. Within sixty (60) days following the close of each Fiscal Year, Management Company shall furnish Owner a statement (the “Annual Operating Statement”) in reasonable detail summarizing the Hotel operations for such Fiscal Year and a certificate of Management Company's chief accounting officer certifying that such year-end statement is true and correct to the best of his or her knowledge and belief. If Owner raises no objections within thirty (30) days after receipt of the Annual Operating Statement, the Annual Operating Statement shall be deemed to have been accepted by Owner. If Owner does raise any such objection, Owner shall arrange for an independent audit to be commenced within sixty (60) days after the date of such objection, and shall diligently cause such audit to be completed within a reasonable period of time. Owner shall pay all costs of such audit at its sole expense (and not as an Operating Expense); however, if such audit establishes that Management Company has understated Operating Profit for that Fiscal Year by seven percent (7%) or more, the reasonable costs and expenses of such audit shall be paid as an Operating Expense.

9.02	Hotel Accounts: Expenditures

A.          All funds derived from the operation of the Hotel shall belong to and be the property of Owner and shall be deposited by Management Company in bank accounts established by Management Company in Management Company’s name as agent for Owner in one or more banks approved by Owner (the “Operating Accounts”). For purposes of this Section 9.02, Operating Accounts shall include the Reserve. All disbursements and withdrawals from the Operating Accounts as required or permitted under this Agreement (e.g., the payment of all Operating Expenses and the distribution of Operating Profit) shall be made by bonded representatives of Management Company whose signatures have been authorized. Reasonable petty cash funds and house banks, in amounts satisfactory to Owner, shall be maintained at the Hotel.

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B.           All payments to be made by Management Company hereunder shall be made from the Operating Accounts, from petty cash funds, or from Working Capital provided by Owner pursuant to Section 7.01. Debts and liabilities incurred by Management Company as a result of its operation and management of the Hotel pursuant to the terms hereof, whether asserted before or after Termination, will be paid by Owner to the extent funds are not available for that purpose from Gross Revenues. Management Company shall not be required to make any advance or payment to or for the account of Owner except out of such funds, and Management Company shall not be obligated to incur any liability or obligation for Owner's account unless Owner shall have furnished sufficient funds for the discharge of such liability or obligation.

C.           Neither party shall borrow money in the name of or pledge the credit of the other. In no event shall Management Company be required to pledge its own credit for any reason in connection with services rendered under this Agreement.

D.          All Operating Accounts shall be owned by Owner and shall be solely controlled and operated by Management Company as the agent of Owner; the agency status of Management Company shall be designated on the checks and drafts drawn on such Operating Accounts.

9.03	Annual Operating Projection

A.          On or before the first day of December of each Fiscal Year, a preliminary draft of the budget (“Preliminary Annual Operating Projection”), setting forth Management Company's reasonable estimate, based on assumptions believed by Management Company to be reasonable at the time of preparation of the Preliminary Annual Operating Projection, of Gross Revenues, Operating Expenses, and Operating Profit for the forthcoming Fiscal Year for the Hotel, shall be prepared by Management Company and submitted to Owner for its review and approval (which shall not be unreasonably withheld, conditioned, or delayed). If Owner does not approve the Preliminary Annual Operating Projection in full, within thirty (30) days of its receipt, Owner shall notify Management Company of each category of expenses (a “Category”) of which Owner does not approve and include a reasonably detailed explanation of any such objection. The Preliminary Annual Operating Projection thereafter shall be revised as Owner and Management Company may agree, and shall, upon Owner’s approval, constitute the approved Annual Operating Projection (“Approved Annual Operating Projection”) for the forthcoming Fiscal Year. In the event that Owner does not notify Management Company in writing within said 30-day review period that it does not approve of specified Categories, the Preliminary Annual Operating Projection shall constitute the Approved Annual Operating Projection for the forthcoming Fiscal Year. The approval of Owner shall not be required with respect to any Category if, and to the extent that, the Preliminary Annual Operating Projection with respect to such Category for a given Fiscal Year is, in all material respects, the same as the Approved Annual Operating Projection for the preceding Fiscal Year with adjustments for inflation.

B.           If Owner and Management Company fail to mutually agree on any given Category or Categories in the Preliminary Annual Operating Projection within forty-five (45) days after the submission to Owner of the preliminary draft described in the first sentence of 9.03 A, Management Company shall continue to manage and operate the Hotel as follows until such agreement is reached: (i) with respect to each Category in such Preliminary Annual Operating Projection which has been approved or deemed approved by Owner, Management Company may make expenditures and incur obligations under such Category as so approved; and (ii) with respect to any Category which has not been approved by Owner, Management Company may continue to make expenditures and incur obligations under such Category in accordance with the amounts provided for such Category in the Approved Annual Operating Projection for the prior Fiscal Year, with adjustments for inflation and with such additional adjustments therein as shall be necessary to take into account: (x) any differences in occupancy which may be experienced in the current Fiscal Year as compared to the prior Fiscal Year; and (y) any increased costs beyond the control of Management Company for the same or comparable services or products.

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C.           Management Company shall, from time to time during each Fiscal Year as it deems appropriate, suggest revisions to the Approved Annual Operating Projection for Owner's review and approval; each party will at all times give good faith consideration to the other party’s suggestions regarding revisions to the Approved Annual Operating Projection. Management Company will use commercially reasonable and diligent efforts to achieve the goals reflected in the Approved Annual Operating Projection; however, the same cannot be relied upon as a guarantee, representation, warranty, or assurance of actual results that may be experienced during and for such Fiscal Year. Management Company shall not, except as provided in Sections 8.03 A, 9.03 B and 9.03 D, depart from the Approved Annual Operating Projection, or make any expenditures or incur any expenses not provided for therein, without Owner's prior approval.

D.          Owner and Management Company acknowledge that the Approved Annual Operating Projection is an estimate only and that unforeseen circumstances such as, but not limited to, the costs of labor, materials, services and supplies, casualty, operation of law, or economic and market conditions may make adherence to the Approved Annual Operating Projection impracticable for certain Categories. The Category under which any expenditure or obligation falls shall be determined in accordance with the Uniform System of Accounts.

9.04	Operating Deficits

If Management Company should anticipate any Operating Loss for any Accounting Period, Management Company shall immediately so advise Owner in writing, setting forth the estimated amount of such deficiency and an explanation or justification therefor.

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ARTICLE X

FRANCHISE AGREEMENT

During the Term of this Agreement, the Hotel shall be managed and operated in strict compliance with the terms and conditions of the Franchise Agreement (including but not limited to all terms and conditions regarding confidentiality and operation of the Hotel), and Management Company, to the extent sufficient Working Capital and funding for expenditures described in Article VIII of this Agreement exist, shall at all times comply with such Franchise Agreement and advise and assist Owner in the performance and discharge of its covenants and obligations thereunder. Owner shall comply with any capital expenditure, product improvement plan, operating standard changes, or other requirements imposed from time to time by the Franchisor under the Franchise Agreement, the cost of which shall be paid in accordance with this Agreement. In the event of any conflicts between any provisions of this Agreement and the Franchise Agreement, the provisions of the Franchise Agreement shall control. Owner acknowledges that Franchisor shall have the right to communicate directly with Management Company regarding day-to-day operation of the Hotel. Owner shall not enter into any amendment, restatement, or renewal of the Franchise Agreement which would in any event have an adverse impact on the amount of fees to be paid to Management Company under this Agreement without Management Company’s prior written approval, which approval may be withheld in Management Company’s sole discretion.

ARTICLE XI

POSSESSION AND USE OF HOTEL

11.01	Use

A.    Owner covenants that, so long as an Event of Default by Management Company has not occurred and Owner has not exercised any right to terminate this Agreement (under any Section of this Agreement), Management Company shall have the right to quietly hold, occupy, and enjoy the Hotel throughout the Term hereof free from hindrance or ejection by Owner or other party claiming under, through, or by right of Owner, except as may otherwise be specified in this Agreement.

B.           Management Company shall manage and operate the Hotel in accordance with the provisions of Article X relating to the Franchise Agreement and shall in addition comply with and abide by all applicable Legal Requirements.

C.           Management Company shall have the option to terminate this Agreement at any time upon sixty (60) days' written notice to Owner in the event of a withdrawal or revocation, by any lawful governing body having jurisdiction thereof, of any material license or permit required for Management Company's performance hereunder, if such withdrawal or revocation is due to circumstances beyond Management Company's control; provided, that Management Company shall not be permitted to exercise such option to terminate until such time as Owner (which agrees to use commercially reasonable efforts) shall have arranged for a replacement manager for the Hotel satisfactory to and approved by the Franchisor under the Franchise Agreement. Such termination shall be effective as of the date such replacement manager has commenced management of the Hotel pursuant to its agreement with Owner.

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11.02	Owner's Right to Inspect

Owner or its agent shall have access to the Hotel at any and all times and shall endeavor in good faith to provide at least 24 hours’ notice to Management Company prior to exercising its rights under this Section 11.02, except in the event of an emergency.

11.03	Centralized Services

A.          In operating the Hotel for the benefit of Owner, there may be, from time to time, opportunities to provide some services on a centralized or shared basis (“Centralized Services”) which would otherwise be provided separately for or at the Hotel. Pursuant to the Approved Annual Operating Projection, Owner shall reimburse Management Company for any such Centralized Services as may from time to time be provided to the Hotel by Management Company or Management Company’s Affiliates more efficiently on a group or centralized basis rather than on an individual basis. The Centralized Services shall include, without limitation, the following: (a) marketing, advertising and promotion; (b) payroll processing, accounting, and MIS support services; (c) revenue management, (d) recruiting, training, career development, and relocation in accordance with Management Company's or its Affiliates’ relocation plan; (e) Employee Benefits administration; (f) engineering and risk management; (g) information technology; (h) legal support (such as license and permit coordination and standardized contracts); (i) purchasing arising out of ordinary hotel operations; and (j) such other additional services which are or may be, from time to time, furnished for the benefit of Management Company’s hotels or in substitution (and without duplication) of services now performed at Management Company’s individual hotels which may be more efficiently performed on a group or centralized basis.

B.           The costs of Centralized Services shall consist of the actual cost of the services without mark-up or profit to Management Company or any Affiliates, but shall include: (a) Employee Benefit costs; (b) cost of equipment used in performing Centralized Services; and (c) overhead costs, reasonably allocated thereto of any office providing Centralized Services. Costs and expenses incurred in providing Centralized Services shall be allocated in the manner described in the Approved Annual Operating Projection and on a fair and equitable basis among all hotels receiving any such Centralized Services; the costs and expenses for Centralized Services shall not exceed the amounts for such services set forth in the Approved Annual Operating Projection. Costs of Centralized Services shall be an Operating Expense. In addition, if equipment is installed and maintained at the Hotel in connection with the rendition of any Centralized Services, all costs thereof will be charged to the operation of the Hotel, as determined by Management Company in good faith and consistent with GAAP and the Uniform System of Accounts.

C.           In no event shall Management Company's Affiliates be deemed a party to this Agreement or responsible in any way for Management Company's obligations pursuant to this Agreement by virtue of providing any services described in this Agreement (including, without limitation, Centralized Services) to Management Company and Owner reimbursing Management Company for the expenses incurred in connection therewith.

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ARTICLE XII

INSURANCE

12.01	Property and Operational Insurance

A.          Management Company shall, commencing with the Management Commencement Date and continuing throughout the Term of this Agreement, procure and maintain, as an Operating Expense, with insurance companies reasonably acceptable to Owner or by legally qualifying itself as a self insurer, a minimum of the following insurance to the extent reasonably commercially available:

1.          Insurance on the Hotel (including contents) against loss or damage by fire, lightning and all other risks covered by the usual standard extended coverage endorsements, with deductible limits approved by Owner, in an amount not less than ninety percent (90%) of the replacement cost thereof (Management Company acknowledges that Owner may require such insurance to be in an amount up to one hundred percent (100%) of replacement cost);

2.          Insurance against loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers, to the extent applicable, installed in the Hotel;

3.          Insurance on the Hotel (including contents) against loss or damage by earth movement, with deductible limits approved by Owner, in an amount to be reasonably determined by Owner consistent with local market conditions;

4.          Business interruption insurance covering loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in Section 12.01 A1, A2, and A3, of a type and in amounts and with such deductible limits as are approved by Owner;

5.          Workers' compensation and employer's liability insurance as may be required under applicable laws covering all of Hotel Employees in each case, with such deductible limits as are approved by Owner;

6.          Fidelity bonds, in amounts and with deductible limits approved by Owner, covering Management Company's employees in job classifications which Owner reasonably requests be bonded;

7.          Commercial general liability insurance, including contractual liability, independent contractors, bodily injury, and broad form property damage, with a combined single limit for bodily injury and property damage of Twenty Five Million Dollars ($25,000,000) per occurrence. This requirement can be met through a combination of primary commercial general liability and umbrella/excess liability policies. Coverage shall be primary with respect to any coverage purchased by the Owner. Liquor Liability shall also be provided with a limit of Twenty Five Million Dollars ($25,000,000);

8.          Coverage against liability for bodily injury or property damage arising out of the use by or on behalf of the Management Company of any owned, non-owned, or hired automotive equipment for a limit not less One Million Dollars ($1,000,000); and if applicable, garage keeper's legal liability insurance in the amount of One Million Dollars ($1,000,000); and

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9.          Such other insurance in amounts as Management Company and Owner, in their reasonable judgment, mutually deem advisable for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel.

12.02	General Insurance Provisions

All policies of insurance required under Section 12.01, Paragraphs 1-4 shall be carried in the name of Management Company. The Owner and the Qualified Lender shall be listed as their respective interests may appear; and losses thereunder shall be payable to the parties as their respective interests may appear. All insurance described in Section 12.01, Paragraphs 7-8 shall name Owner as an additional insured.

12.03	Coverage

All insurance described in Section 12.01 may be obtained by Management Company by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies are satisfactory to and approved by Owner. Management Company may self insure or otherwise retain such risks or portions thereof as it does with respect to other similar hotels it owns, leases or manages.

12.04	Cost and Expense

A.          Insurance premiums and any costs or expenses with respect to the insurance described in Section 12.01 shall be Operating Expenses in determining Operating Profit.

B.           Upon Termination of this Agreement, an escrow fund in an amount reasonably acceptable to Management Company shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by Owner) to cover the amount of any costs which will eventually have to be paid by either Owner or Management Company with respect to insurance premiums, if any, not fully billed and paid for prior to Termination and pending or contingent claims, including those which arise after such Termination for causes arising during the Term of this Agreement. Upon the final disposition of all such pending or contingent claims, any unexpended funds remaining in such escrow shall be paid to Owner.

12.05	Policies and Endorsements

A.          The party procuring insurance hereunder shall deliver to the other party certificates of insurance with respect to all policies so procured, including existing, additional and renewal policies and, in the case of insurance about to expire, shall deliver certificates of insurance with respect to the renewal policies no later than five (5) days after expiration (renewal).

B.           All policies of insurance provided for under this Article XII shall, to the extent obtainable, have attached thereto an endorsement that such policy shall not be canceled, non-renewed or to the extent reasonably commercially available, materially changed without at least thirty (30) days’ prior written notice to Owner and Management Company.

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C.           Owner must participate in the coverage obtained by Management Company specified in Section 12.01, Paragraphs 5 through 9. However, Owner may, at its option, procure and maintain the insurance specified in Section 12.01, Paragraphs 1 through 4, with insurance companies reasonably acceptable to Management Company, subject to the following: (i) all such policies of insurance shall be carried in the name of Owner, with Management Company as a named insured; (ii) any property losses thereunder shall be payable to the respective parties as their interests may appear; (iii) premiums for such insurance coverage shall be treated as Operating Expenses, provided that if the cost of such insurance procured by Owner exceeds the cost of Management Company’s comparable coverage, such excess costs shall be the sole responsibility of Owner and shall not be an Operating Expense; and (iv) any business interruption insurance placed by Owner shall include coverage for Crestline’s potential lost management fees. Should Owner exercise its option to procure the insurance described in this subsection C, Owner hereby waives its rights of recovery from Management Company and its Affiliates (and their respective directors, officers, shareholders, agents and employees) for loss or damage to the Hotel and any resultant interruption of business.

12.06	Indemnification

A.          Owner shall indemnify, defend, and hold harmless Management Company, its upstream ownership entities, and their respective directors, officers, shareholders, employees, and agents (collectively, “Management Company Indemnified Parties”), from and against all claims, causes of action, losses, attorneys’ fees, and other costs and expenses (including, but not limited to, liquidated damages, transfer fees, and termination costs), liabilities, and damages (collectively referred to as “Harms”) imposed upon or incurred by or asserted against the Management Company Indemnified Parties under, on account of, or with respect to this Agreement arising out of or resulting from: (i) Management Company's performance of this Agreement, including without limitation Harms arising from its day-to-day operation of the Hotel (but excepting Harms to the extent Management Company is obligated to indemnify Owner with respect thereto under Section 12.06 C, below); or (ii) the failure by Owner to (x) provide necessary funds to the Reserve; or (y) make necessary Owner-Funded Capital Expenditures required under this Agreement; or (z) comply with applicable Legal Requirements or any requirements imposed by the Franchisor in accordance with the Franchise Agreement or necessary to maintain the safety or structural soundness of the Hotel. Without limiting the generality of the foregoing, Owner shall indemnify, defend, and hold harmless the Management Company Indemnified Parties from and against all Harms imposed upon or incurred by or asserted against the Management Company Indemnified Parties, including without limitation Harms under or with respect to the Franchise Agreement, which arise as a result of: (a) any default by Owner under the terms of this Agreement or the Franchise Agreement (or related agreements entered into by Owner in connection with the Franchise Agreement) unless such default is caused by the gross negligence or willful misconduct of Management Company; (b) the transfer by Owner of the Hotel or any interest of Owner in the Hotel; or (c) the failure by Owner to provide necessary funds to the Reserve or make necessary Owner-Funded Capital Expenditures required to comply with applicable Legal Requirements or any requirements imposed by the Franchisor in accordance with the Franchise Agreement or necessary to maintain the safety or structural soundness of the Hotel. Any amounts paid by Owner under this 12.06 A shall be paid from Owner’s funds (not from Gross Revenues or from the Reserve) and shall not be treated as Operating Expenses.

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B.           Owner shall indemnify, defend, and hold harmless the Management Company Indemnified Parties from and against all Harms arising out of or resulting from all liabilities which accrued (or which stem from events which occurred) prior to the Management Commencement Date (referred to as “Prior Liabilities”). Any Prior Liabilities shall be paid for by Owner (not from Gross Revenues or from the Reserve) and shall not be treated as Operating Expenses.

C.           Management Company shall indemnify, defend, and hold harmless the Owner and its directors, officers, shareholders, employees, and agents from and against all Harms to the extent that such Harm arises out of or results from the gross negligence or willful misconduct of Management Company. Any amounts paid by Management Company under this 12.06 C shall be paid from Management Company’s funds (not from Gross Revenues or from the Reserve) and shall not be treated as Operating Expenses.

D.          The provisions of this Section 12.06 shall survive Termination of this Agreement.

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ARTICLE XIII

REAL ESTATE AND PROPERTY TAXES

13.01	Impositions

During the Term of the Agreement all real estate or ad valorem property taxes, assessments, inventory and personal property taxes and similar charges on or relating to the Hotel (collectively, “Impositions”) following or allocable to the period following the Management Commencement Date shall be paid by Management Company, to the extent sufficient Working Capital exists, from Gross Revenues before any fines, penalties, or interest are added thereto or liens are placed upon the Hotel, unless payment is in good faith being contested and enforcement thereof is stayed. Management Company, either in its own name or, if legally required, in Owner's name, may contest by appropriate proceedings conducted in good faith and with due diligence the amount, validity or application in whole or in part of any such Imposition or any lien therefor, and Owner shall have the right to participate in any such proceedings. In the event Gross Revenues are likely to be insufficient to pay such Impositions when due, Management Company shall so advise Owner no later than thirty (30) days prior to the due date of such Impositions in order to provide Owner sufficient time in which to provide funds sufficient for the payment of such Impositions. Management Company shall also, no later than thirty (30) days prior to the date payment is due or three (3) days following the written request from Owner, furnish Owner with copies of official tax bills and assessments and evidence of payment or contest thereof. Any refund or rebate of any Impositions shall be credited to Operating Profit in the Fiscal Year in which such refund is received. All reasonable costs incurred in connection with any such negotiations or proceedings shall constitute an Operating Expense for the year in which they are paid. Notwithstanding the foregoing, no such contest shall be conducted if it will in any way endanger title to the Hotel, the land on which the Hotel is located, or Owner's interest in the Hotel, or create a cloud on title to any of the foregoing or constitute a default under any financing secured by the Hotel. Owner shall within thirty (30) days of receipt of evidence of payment or contest furnish Management Company with copies of official tax bills and assessments and of payment or contest thereof. All Impositions shall constitute an Operating Expense from Gross Revenues in determining Operating Profit, unless otherwise specified in this Agreement; provided, however, that any fines, penalties, or interest added thereto to the extent resulting from Owner’s acts or omissions shall be paid by Owner at its sole expense.

13.02	Owner’s Responsibility

“Impositions” shall not include the following, all of which shall be paid solely by Owner, not from Gross Revenues nor from the Reserve: (1) Any income, excess profits, or revenue taxes of Owner or any person, firm, or entity as a partner of Owner; (2) Special assessments imposed because of facilities which are constructed by or on behalf of the assessing jurisdiction (e.g., roads, sidewalks, sewers, etc.) which directly benefit the Hotel; (3) “Impact Fees” which are required of Owner as a condition to the issuance of site plan approval, zoning variances, or building permits; and (4) “Tax-increment financing” or similar financing whereby the municipality or other taxing authority has assisted in financing the construction of the Hotel by temporarily reducing or abating normal Impositions in return for substantially higher levels of Impositions at later dates.

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ARTICLE XIV

HOTEL EMPLOYEES

14.01	Employees

A.          Management Company shall have the discretion and obligation to hire, promote, supervise, direct, and train all employees at the Hotel (collectively, “Hotel Employees”), to fix their terms of compensation, and generally to establish and maintain policies relating to employment at the Hotel. All Hotel Employees shall at all times be the employees of Management Company and not of Owner, and Owner shall have no responsibility or control respecting such employees unless otherwise specified in this Agreement. If the Hotel’s Operating Accounts are at any time insufficient to pay Employee Benefits, including without limitation, the salaries, incentives, or other compensation payable to Hotel Employees, Owner shall be obligated to fund any such Employee Benefits prior to the respective payroll period. No collective bargaining agreements will be signed without Owner's and Management Company’s approval. Management Company shall inform Owner as to the name, background, and qualifications of the Hotel's General Manager. If Management Company desires to change the General Manager, Management Company shall endeavor to give Owner at least forty-five (45) days’ prior notice, if feasible, of such change stating the reasons for such change and informing Owner of the name, background, and qualifications of any replacement General Manager. Owner shall have the right to interview the proposed replacement General Manager and shall be given the opportunity to meet with the appropriate senior executives of Management Company to discuss the advisability of effectuating any proposed hiring, dismissal, or transfer and any possible alternatives thereto. Management Company shall consider in good faith the opinions and requests of Owner with respect to such matters, and, if Management Company elects not to implement any such request, Management Company shall explain its decision to Owner in reasonable detail.

B.           Owner shall reimburse Management Company for: (i) salaries, wages, and/or benefits of any officers, directors, or employees of Management Company or Management Company’s Affiliates who shall be employed regularly or temporarily or assigned on a full-time basis at the Hotel; and (ii) personnel of Management Company or Management Company’s Affiliates not employed at the Hotel providing information systems support or legal, accounting, or tax services to Management Company in connection with the operation of the Hotel (without duplication of reimbursements included in Centralized Services). All costs and expenses described under this subsection B shall be Operating Expenses and not exceed the amount for such services set forth in the Approved Annual Operating Projection without the approval of Owner.

C.           Management Company and Owner agree to cooperate with each other to attempt to avoid any disqualification of qualified employee benefit plans of either of them to the extent such plans may be affected by the provisions of this Agreement or the services provided hereunder; provided, however, that neither Management Company nor Owner shall be required to change the terms of any such plan as part of such cooperation.

D.          All personnel employed at the Hotel shall be recruited and trained by Management Company in a manner consistent with Management Company's practices at other comparable hotels managed and operated by Management Company.

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E.           Neither Owner nor Management Company shall directly or indirectly solicit, employ, or hire any employees of the other party without the other party’s consent during the Term of this Agreement and continuing for a period of one year following the Termination of this Agreement. Notwithstanding the foregoing to the contrary, either party may use an independent employment agency or advertisements to make general solicitations for employment, provided that the other party’s employees are not targeted specifically.

14.02	Termination

At Termination, other than by reason of an Event of Default by Management Company hereunder, an escrow fund shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by Owner) to reimburse Management Company for (i) all costs and expenses incurred by Management Company which arise out of either the transfer or the termination of employment of Management Company’s employees at the Hotel, such as reasonable transfer costs, unemployment compensation, other employee liability costs (including without limitation costs incurred pursuant to the Worker Adjustment and Retraining Notification Act of 1990 (as amended, the “WARN Act”)); (ii) to pay Employee Benefits as of the Termination date; and (iii)  a reasonable allowance for severance pay for Executive Employees (as defined below) of the Hotel who do not continue to be employed with respect to the Hotel and who will not be transferred to another hotel owned or managed by Management Company. The amount of such allowance for severance shall not exceed an amount equal to Management Company’s then-current severance benefit for such terminated Executive Employees, unless Owner otherwise approves. As used herein, the term "Executive Employees" shall mean each member of the senior executive staff and each department head of the Hotel.

14.03	Employee Claims

Management Company shall pay from its own funds, and not from Gross Revenues, for any Employee Claim and for the defense of any Employee Claim which is proven to have arisen as the result of: (i) a clear, substantial, and continuing violation of the standards of responsible labor relations as generally practiced by prudent owners or operators of similar hotel properties in the general geographic area of the Hotel, and (ii) action or inaction that is not the isolated act of individual employees, but rather is a direct result of corporate policies of Management Company which either encourage or fail to discourage such conduct. In addition, Management Company shall indemnify, defend, and hold harmless the Owner from and against any fines or judgments arising out of such conduct, and all litigation expenses (including reasonable attorneys’ fees and expenses) incurred in connection therewith. Any dispute between Owner and Management Company as to whether or not certain conduct by Management Company is not in accordance with the aforesaid standards shall be resolved by arbitration. Notwithstanding anything to the contrary in this Agreement, Management Company shall not be deemed to be in breach of any provision of this Agreement or liable for any Employee Claim by reason of any act or omission of any Hotel Employee unless such act or omission resulted directly from the actions described in clause (i) or (ii) in this Section 14.03.

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ARTICLE XV

DAMAGE AND CONDEMNATION

15.01	Damage and Repair

A.          If, during the Term hereof, the Hotel is damaged or destroyed by fire, casualty, or other cause, Owner shall, with all reasonable diligence, to the extent that proceeds from the insurance described in Section 12.01 are available (subject to the provisions of any Mortgage encumbering the Hotel) for such purpose, repair or replace the damaged or destroyed portion of the Hotel to substantially the same condition as existed previously.

B.           In the event damage or destruction to the Hotel from any cause materially and adversely affects the operation of the Hotel and Owner fails to timely (subject to unreasonable delays caused by Management Company, including unreasonable delays in adjusting the insurance claim with the carriers which participate in Management Company’s blanket insurance program) commence and complete the repairing, rebuilding, or replacement of the same so that the Hotel shall be substantially the same as it was prior to such damage or destruction, Management Company may, at its option, elect to terminate this Agreement upon ninety (90) days’ written notice. Additionally, if the Franchise Agreement is terminated due to Owner’s failure to repair and restore the Hotel, this Agreement shall terminate effective upon the termination of the Franchise Agreement.

15.02	Condemnation

A.          If all or substantially all of the Hotel is taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, this Agreement shall terminate as of the date Management Company ceases to have physical possession of the Hotel. Any award for such taking or condemnation is to be paid to Owner, provided that Management Company may advance and collect any claims to which it may be entitled as a result of such taking in accordance with the terms of Section 15.02 C.

B.           In the event a portion of the Hotel shall be taken by the events described in Section 15.02 A or the entire Hotel is affected on a temporary basis but the result is not to make it unreasonable to continue to operate the Hotel, this Agreement shall not terminate. However, so much of any award for any such partial or temporary taking or condemnation shall be made available by Owner as shall be necessary to render the Hotel equivalent to its condition prior to such event, and the balance of such award, if any, shall be paid over to Owner.

C.           All condemnation awards or payments in lieu thereof for the value of the land and improvements so taken shall be the sole and exclusive property of Owner. Management Company may make a claim to the condemning authority for its loss of business arising from the events described in this Section 15.02, but only to the extent that such claim in no way prejudices, diminishes, reduces, or impairs Owner's rights under the preceding sentence.

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ARTICLE XVI

DEFAULTS

16.01	Default

Each of the following shall constitute a “Default,” to the extent permitted by applicable law:

A.          The commencement of any judicial or administrative proceeding or non-judicial proceeding or the appointment of a receiver, trustee, or custodian for all or any substantial part of the property of Management Company or Owner, as the case may be.

B.           The commencement by Management Company or Owner, as the case may be, of any voluntary case or proceeding under present or future federal bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor's rights.

C.           The making of a general assignment by Management Company or Owner, as the case may be, for the benefit of its creditors.

D.           The entry against Management Company or Owner, as the case may be, of any “order for relief” or other judgment or decree by any court of competent jurisdiction in any involuntary proceeding against Management Company or Owner, as the case may be, under any present or future federal bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor's rights, if such order, judgment, or decree continues unstayed and in effect for a period of sixty (60) consecutive days.

E.           Except as otherwise provided in subsection G below, the failure of Management Company or Owner, as the case may be, to make any payment to be made in accordance with the terms hereof within ten (10) days after written notice, when such payment is due and payable.

F.           Receipt by the Franchisee of any notice from the Franchisor claiming or alleging any default under the Franchise Agreement, if such default is due to any act or omission of Owner or Management Company, as the case may be, and is not cured, to the satisfaction of the Franchisor within fifteen (15) days following the Franchisee’s receipt of such notice (or, if such default cannot reasonably be cured within fifteen (15) days and Owner or Management Company, as the case may be, immediately proceeds with due diligence to cure such default, then within such additional period of time as is reasonably required for such cure, taking into account the termination provisions of the Franchise Agreement).

G.           The failure of Owner to provide to Management Company sufficient Working Capital to operate the Hotel as required by Article VII within three (3) days after Owner’s receipt of a Funds Request from Management Company.

H.           The failure of Management Company or Owner, as the case may be, to perform, keep, or fulfill any of the other covenants, undertakings, obligations, or conditions set forth in this Agreement, and the continuance of such Default for a period of thirty (30) days after notice of said failure, or if such Default cannot be reasonably cured within said 30-day time period, the failure of the defaulting party to commence the cure of such Default within said 30-day period or thereafter the failure to diligently pursue such efforts to completion.

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16.02	Event of Default

Upon the occurrence of any Default by either party (referred to as the “defaulting party”) under Section 16.01 A, B, C or D, such Default shall immediately and automatically, without the necessity of any notice to the defaulting party, constitute an “Event of Default” under this Agreement. Upon the occurrence of any Default by a defaulting party under Section 16.01 E, F, G, or H, such Default shall constitute an “Event of Default” under this Agreement if the defaulting party fails to cure such Default within the respective cure or payment period (as specified in the applicable subsection) after written notice from the non-defaulting party specifying such Default and demanding such cure or payment; provided, however, that if a Default under Section 16.01 H is such that it cannot reasonably be cured within said 30-day period, an “Event of Default” shall then occur if the defaulting party fails to commence the cure of such Default within the specified 30-day period or thereafter fails to diligently pursue such efforts to completion.

16.03	Remedies upon Event of Default

Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action: (i) in the event of a material breach by the defaulting party of its obligations under this Agreement, to terminate this Agreement by written notice to the defaulting party, which Termination shall be effective as of the effective date which is set forth in said notice (provided that said effective date shall be at least thirty (30) days after the date of said notice; or, if the defaulting party is the employer of all or a substantial portion of the employees at the Hotel, the 30-day period shall be extended to such period of time as may be necessary under applicable law pertaining to termination of employment); and (ii) to institute any and all proceedings permitted by law or equity, including, without limitation, actions for specific performance and/or damages. Upon the occurrence of a Default by either party under Section 16.01 E, the amount owed to the non-defaulting party shall accrue interest, at the rate described in Section 22.03, from and after the date on which such payment was originally due to the non-defaulting party. The rights granted hereunder shall not be in substitution for, but shall be in addition to, any and all rights and remedies available to the non-defaulting party by reason of applicable provisions of law or equity.

16.04	Excused Non-Performance

In the event either party is unable to perform its obligations hereunder due to an event of Force Majeure (defined below), such performance shall be extended for a period of time reasonably required to complete performance of such obligation(s). “Force Majeure” means acts of God, acts of war, civil disturbance, governmental action (including the revocation or refusal to grant licenses or permits, where such revocation or refusal is not due to the fault of the non-performing party), strikes, fire, unavoidable casualties, and any other causes beyond the reasonable control of the non-performing party. Any failed duty of Management Company which is in whole or part due to Owner’s failure to provide the necessary funds for the payment of Operating Expenses, including the funding of Working Capital or Owner-Funded Capital Expenditures pursuant to Section 8.03 of this Agreement, shall be deemed to be excused under this Section 16.04. Force Majeure shall exclude general economic and/or market factors but shall include acts of terrorism that have an economic impact on the Hotel or other hotels in the Competitive Set. Nothing in this Section 16.04 shall excuse either Owner or Management Company from performance of any obligation of such party to pay any amounts or provide funding as provided in this Agreement.

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ARTICLE XVII

PROPRIETARY MARKS; INTELLECTUAL PROPERTY

17.01	Proprietary Marks

A.          During the Term of this Agreement, the name “Crestline,” whether used alone or in connection with other another word(s), and all proprietary marks (being all present and future trademarks, trade names, symbols, logos, insignia, service marks, and the like) of Management Company or any one of its Affiliates, whether or not registered (“Proprietary Marks”) shall in all events remain the exclusive property of Management Company and its Affiliates. Owner shall have no right to use any Proprietary Mark, except during the Term of this Agreement and solely in connection with the Hotel. Any signage installed using any Proprietary Mark shall at all times be in conformance with the specifications provided by Management Company.

B.           Apart from the right of Owner to use the Proprietary Marks pursuant to this Agreement, Owner shall acquire no right, title, or interest of any kind or nature whatsoever in or to the Proprietary Marks, or the goodwill associated with the Proprietary Marks. Upon Termination, any and all use of a Proprietary Mark by Owner under this Agreement shall immediately cease. Upon Termination, Management Company shall have the option to purchase, at their then book value, any items of the Hotel’s Inventories and Fixed Asset Supplies as may be marked with a Proprietary Mark. In the event Management Company does not exercise such option, Owner agrees that it will use any such items not so purchased exclusively in connection with the Hotel until they are consumed.

17.02	Computer Software and Equipment

All “Software” (meaning all computer software and accompanying documentation, other than software which is commercially available, which are used by Management Company in connection with the property management system, any reservation system, and/or any future electronic systems developed by Management Company for use in the Hotel) is and shall remain the exclusive property of Management Company or any one of its Affiliates (or the licensor of such Software, as the case may be), and Owner shall have no right to use, or to copy, any Software. Upon Termination, Management Company shall have the right to remove from the Hotel, without compensation to Owner, all Software, and any computer equipment which is utilized as part of a centralized property management system or is otherwise considered proprietary by Management Company. If any of such computer equipment is owned by Owner, Management Company shall reimburse Owner for previous expenditures made by Owner for the purchase of such equipment, subject to a reasonable allowance for depreciation.

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17.03	Intellectual Property

All “Intellectual Property” (meaning all Software and manuals, brochures, and training materials and other directives issued by Management Company to its employees at the Hotel regarding procedures and techniques to be used in operating the Hotel) shall at all times be proprietary to Management Company or its Affiliates, and shall be the exclusive property of Management Company or its Affiliates. Upon Termination, all Intellectual Property shall be removed from the Hotel by Management Company, without compensation to Owner.

17.04	Proprietary Materials

Owner hereby acknowledges that the Proprietary Materials and goodwill associated therewith are the sole and exclusive property of Management Company. Owner shall not acquire any right, title or interest of any nature whatsoever in or to the Proprietary Materials and shall not contest the rights of Management Company or its Affiliates in respect of the Proprietary Materials. Upon Termination of the Agreement, all Proprietary Materials (including without limitation any Proprietary Materials in digital form) shall be returned to and retained by Management Company and shall not be retained or used by Owner for any purpose. The provisions of this Article XVII shall survive any Termination of this Agreement.

ARTICLE XVIII

WAIVER AND INVALIDITY

18.01	Waiver

The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right, or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right, or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term, provision, option, right, or remedy hereof shall be deemed to have been made unless expressed in writing and signed by such party.

18.02	Partial Invalidity

In the event that any portion of this Agreement shall be declared invalid by order, decree, or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Management Company or Owner or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.

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ARTICLE XIX

ASSIGNMENT

19.01	Assignment by Management Company and Owner

A.         Management Company shall not assign or transfer its interest in this Agreement, or delegate any of its responsibilities hereunder, without the prior written consent of Owner; provided, however, that Management Company shall have the right, without such consent, upon notice to Owner, to assign or otherwise transfer its interest in this Agreement:

(i) to any Affiliate of Management Company which (a) has adequate experience in managing hotels and has adequate capital to conduct business as Management Company under this Agreement, and (b) agrees in writing to be bound by and comply with the terms of this Agreement (such written agreement to be delivered to Owner), and following such assignment, such Affiliate shall be deemed to be the Management Company for purposes of this Agreement; or

(ii) in connection with a transfer of all or substantially all of the assets of Management Company, which transfer is being done as part of a merger, consolidation, or sale of all or substantially all of the business which consists of Management Company’s managed hotels; or

(iii) as part of any substantial transaction involving Management Company, pursuant to which either (a) the management team of Management Company remains in control of day-to-day operations; or (b) the new management team has equal or greater experience in operating hotel management companies of a size equal to or greater than Management Company, and, in either event, the newly constituted Management Company is not a competitor of the Owner.

B.         Owner shall not assign or transfer its interest in this Agreement without the prior written consent of Management Company; provided, however, that the Owner shall have the right, without such consent, upon notice to Management Company, to assign or otherwise transfer its interest in this Agreement in connection with:

(i) a Sale of the Hotel that complies with the provisions of Section 20.01 of this Agreement;

(ii) any sale, assignment, transfer, or other disposition of the Hotel by Owner to any wholly-owned subsidiary of Owner, provided that such subsidiary owns 100% of the Hotel;

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(iii) the collateral assignment of this Agreement by Owner as security for any Mortgage securing a Qualified Loan; or

(iv) a merger or consolidation or a sale of all or substantially all of the assets of Owner, provided, however, that, the provisions of Section 20.01 shall be complied with.

An assignment (either voluntarily or by operation of law) by Owner of its interest in this Agreement shall not relieve Owner from its obligations under this Agreement which accrued prior to the date of such assignment; Owner shall be relieved of such obligations accruing after such date, if the assignment complies with this Article XIX and if Management Company has received an assumption agreement executed by the assignee.

ARTICLE XX

SALE OR DEMOLITION

20.01	Sale of the Hotel

A.         Owner shall not enter into any Sale of the Hotel to any individual or entity which (i) does not, in Management Company’s reasonable judgment, have sufficient financial resources and liquidity to fulfill Owner’s obligations under this Agreement; (ii) is known in the community as being of bad moral character, or has been convicted of a felony in any state or federal court; or (iii) is (or any of its Affiliates is), a Specially Designated National or Blocked Person. Notwithstanding anything in this Section 20.01 A to the contrary, if Franchisor has approved the prospective purchaser or tenant as a franchisee, Management Company shall be deemed to have approved the Sale of the Hotel to such prospective purchaser or tenant. Owner shall not enter into a Sale of the Hotel if Owner is at the time in Default under the terms of this Agreement.

B.         If Owner receives a bona fide written offer to enter into a Sale of the Hotel, Owner shall give written notice thereof to Management Company, stating the name of the prospective purchaser or tenant. Such notice (the “Seller’s Notice”) shall include appropriate information relating to such prospective purchaser or tenant demonstrating compliance with Section 20.01 A. Owner shall also thereafter provide any additional information reasonably requested by Management Company. Concurrently with the finalization of such Sale of the Hotel, the purchaser or tenant shall by appropriate instrument reasonably satisfactory to Management Company, assume all of Owner’s obligations hereunder. An executed copy of such assumption agreement shall be delivered to Management Company at the closing or consummation of such Sale of the Hotel.

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If Management Company reasonably determines that a Sale of the Hotel to such prospective purchaser or tenant would violate the provisions of Section 20.01 A, Management Company shall so notify Owner by no later than thirty (30) days after Management Company’s receipt of Seller’s Notice, provided, however, that any decision regarding any such prospective purchaser or tenant shall not be binding if the information furnished by Owner is inaccurate. If Owner enters into an agreement for the Sale of the Hotel to a purchaser or tenant notwithstanding Management Company’s notice of non-compliance, Management Company shall have the right to terminate this Agreement by delivery of written termination notice to Owner not earlier than thirty (30) days, nor more than one hundred twenty (120) days following the date of the giving of such notice. Management Company shall have the right to change such effective date of Termination to coincide with the date of the finalization of the proposed Sale of the Hotel. At Management Company’s election, said notice of Termination shall not be effective if such Sale of the Hotel is not finalized. If (i) such Termination by Management Company results from an Default by Owner under Section 20.01 A, or (ii) Owner fails to deliver Seller’s Notice to Management Company prior to any Sale of the Hotel, Management Company shall have the right, at its option, to immediately terminate this Agreement upon thirty (30) days’ notice to Owner and, in either case, an Event of Default by Owner shall be deemed to have occurred and Management shall have the right to institute any and all proceedings permitted by law or equity, including without limitation, actions for specific performance and/or damages.

C.           Upon a Sale of the Hotel in compliance with this Article XX, Owner shall be released of all liabilities and obligations arising under and with respect to this Agreement on and after the date of such Sale of the Hotel; provided, however, that Owner shall continue to be liable for all obligations and amounts due which arise or accrue during the Term of this Agreement before the date of such Sale of the Hotel. No Sale of the Hotel shall reduce or otherwise affect: (a) the current level of Working Capital; (b) the current amount deposited in the Reserve; or (c) the amount in any of the Operating Accounts maintained by Management Company pursuant to this Agreement. If, in connection with any such Sale of the Hotel, the selling Owner intends to withdraw, for its own use, any of the cash deposits described in the preceding sentence, the selling Owner must obtain the contractual obligation of the new Owner to replenish those deposits (in identical amounts) simultaneously with such withdrawal. The selling Owner is hereby contractually obligated to Management Company to ensure that such replenishment in fact occurs. The obligations described in this Section 20.01 C shall survive the Sale of the Hotel and Termination of this Agreement.

D.          Each party hereby represents and warrants to the other that neither party nor any of its Affiliates is a Specially Designated National or Blocked Person. In connection with the possibility of a Sale of the Hotel achieved by means of a transfer of the controlling interest in Owner, as the case may be, Owner shall, from time to time, within thirty (30) days after written request by Management Company, furnish Management Company a list of the names and addresses of the direct and indirect owners of capital stock, partnership interest, or other proprietary interest of Owner, provided that Owner shall not be required to provide names and addresses of shareholders of a public company.

20.02	Termination upon Demolition

Owner may, by written notice to Management Company, terminate this Agreement upon the demolition of the Hotel, such Termination to be effective upon the expiration of ninety (90) days following Management Company’s receipt of such notice from Owner. Any such notice shall contain sufficient information to permit Management Company to comply with any required notices to Hotel employees under federal or state laws, including, without limitation, the WARN Act.

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ARTICLE XXI

MANAGEMENT COMPANY CONDITIONS

21.01	Conditions upon Management Company’s Obligations

The obligations of Management Company hereunder shall be conditioned upon each of the following:

A.          Receipt of all licenses, permits, decrees, acts, orders, and all other approvals necessary for the management and operation of the Hotel.

B.	The provision by Owner of the Working Capital described in Article VII.

[C.         No default has occurred and remained uncured by an Owner of any of its obligations under the Pre-Opening Services Agreement.]

ARTICLE XXII

MISCELLANEOUS

22.01	Right to Make Agreement

Each party warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provisions of law or judgment, writ, injunction, order, or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment, or restriction to which it is a party or by which it is bound; or require any consent, vote, or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

22.02	Relationship of Owner and Management Company

The relationship of Owner and Management Company shall be that of principal and agent. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between them or their successors in interest. This Agreement is for the benefit of Owner and Management Company and shall not create third party beneficiary rights. To the extent any fiduciary duties would have the effect of modifying, limiting, or restricting the express provisions of this Agreement, or expanding or restricting the rights or obligations of either party that are expressly addressed in this Agreement, the terms of this Agreement shall prevail and any liability between the parties shall be based solely on principles of contract law and the express provisions of this Agreement. For the purposes of assessing Management Company’s fiduciary duties and obligations under this Agreement, the parties acknowledge that the terms and provisions of this Agreement and the duties and obligations set forth herein are intended to satisfy the fiduciary duties which may exist as a result of the relationship between the parties. The parties hereby unconditionally and irrevocably waive and release any punitive, exemplary, statutory, or treble damages or any incidental or consequential damages with respect to any breach of fiduciary duties.

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22.03	Failure to Perform

If Management Company or Owner at any time fails to make any payments as specified or required hereunder or fails to perform any other act required on its part to be made or performed hereunder, then the other party after thirty (30) days' written notice to the defaulting party may (but shall not be obligated to) pay any such delinquent amount or perform any such other act on the defaulting party's part. Any sums thus paid and all costs and expenses incurred in connection with the making of such payment or the proper performance of any such act, together with interest thereon at the lesser of the: (i) interest rate allowed by the applicable usury laws; or (ii) Prime Rate plus three percent (3%), from the date that such payment is made or such costs and expenses incurred, shall constitute a liquidated amount to be paid by the defaulting party under this Agreement to the other party on demand.

22.04	Breach of Covenant and Attorneys’ Fees

A.          Owner and Management Company and/or their respective affiliated companies shall be entitled, in case of any breach of this Agreement by the other party or others claiming through it, to injunctive relief and to any other right or remedy available at law or in equity.

B.           In the event any action or proceeding is commenced to obtain a declaration of rights hereunder or to enforce any provision of this Agreement, or to seek rescission of this Agreement for Event of Default or any other relief in connection with this Agreement, whether legal or equitable, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees in addition to all other relief to which it may be entitled, whether or not such action is prosecuted to judgment. If either party to this Agreement is required to initiate or defend litigation with a third party because of the violation by the other party of any provision of this Agreement, then such party shall be entitled to reasonable attorneys’ fees and all other reasonable costs incurred in connection with such action from the other party.

22.05	Consents

Except as herein otherwise provided, whenever in this Agreement the consent or approval of Owner or Management Company is required, such consent or approval shall not be unreasonably withheld, conditioned, or delayed.

22.06	Applicable Law

This Agreement shall be construed under and shall be governed by the laws of the State where the Hotel is located.

22.07	Headings

Headings of Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

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22.08	Notices

Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified mail, return receipt requested, or by nationally recognized overnight courier:

To Owner:

[                       ]

with a copy to:

[                       ]

To Management Company:

Crestline Hotels & Resorts, LLC

3950 University Drive, Suite 301

Fairfax, Virginia 22030

Attn: General Counsel

with a copy to:

Crestline Hotels & Resorts, LLC

3950 University Drive, Suite 301

Fairfax, Virginia 22030

Attn: Chief Executive Officer

or at such other address as from time to time designated by the party receiving the notice. Any such notice which is properly mailed, as described above, shall be deemed to have been served as of three (3) business days after said posting.

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22.09	Environmental Matters

A.         For purposes of this Section 22.09, “hazardous materials” means any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” or “asbestos,” as such terms are defined in any applicable environmental law, in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring, or other responsibility under any applicable environmental law, or which may present a significant risk of harm to guests, invitees, or employees of the Hotel.

B.         Regardless of whether or not a given hazardous material is permitted on the Hotel premises under applicable environmental law, Management Company shall only bring on the premises such hazardous materials as are needed in the normal course of business of the Hotel. Management Company shall indemnify, defend, and hold harmless the Owner and its Affiliates (and their respective directors, officers, shareholders, employees and agents) from and against all loss, costs, liability, and damage (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the placing, discharge, leakage, use, or storage of hazardous materials in violation of applicable environmental laws on the Hotel premises or in the Hotel by Management Company during the Term of this Agreement.

C.         In the event of the discovery of hazardous materials (as such term may be defined in any applicable environmental law) on the Hotel premises or in the Hotel during the Term of this Agreement, Owner shall (except to the extent such removal is Management Company’s responsibility pursuant to Section 22.09 B) promptly remove, if required by applicable environmental law, such hazardous materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with all environmental laws. Owner shall (except to the extent that the removal of such hazardous materials is Management Company’s responsibility pursuant to Section 22.09 B) indemnify, defend, and hold harmless Management Company and its Affiliates (and their respective directors, officers, shareholders, employees and agents) from and against all loss, costs, liability, and damage (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the presence of hazardous materials on the Hotel premises or in the Hotel. All costs and expenses of the removal of hazardous materials pursuant to this Section 22.09 C, and of compliance with all environmental laws, and any amounts paid to Management Company pursuant to the indemnity set forth above, shall be paid by Owner from its own funds, not as an Operating Expense or from the Reserve.

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22.10	Equity and Debt Offerings

Neither Owner nor Management Company (as an “issuing party”) shall make reference to the other party (the “non-issuing party”) or any of its Affiliates in any prospectus, private placement memorandum, offering, offering circular, or offering documentation related thereto (collectively referred to as the “Prospectus”), issued by the issuing party, unless the non-issuing party has received a copy of all such references. In no event will the non-issuing party be deemed a participant or sponsor of the offering described in any such Prospectus, nor will it have any responsibility for the issuing party’s obligations in connection with such offering or for the Prospectus, and the Prospectus shall affirmatively so state. The issuing party shall not include any proprietary mark or proprietary materials of the non-issuing party and shall not include a summary of this Agreement without prior written consent of the non-issuing party. The Prospectus shall further disclose that the non-issuing party has made no representations, warranties, or guarantees whatsoever with respect to any of contents of or the materials contained in the Prospectus or the Prospectus itself. The issuing party shall only make use of any forecasts, annual plans or projections prepared in the issuing party’s name (or the names of any of the issuing party’s affiliates). The issuing party shall indemnify, defend, and hold harmless the non-issuing party and its Affiliates (and their respective directors, officers, shareholders, employees and agents) from and against all loss, costs, liability, and damage (including attorneys’ fees and expenses, and the cost of litigation) arising out of any Prospectus or the offering described therein. Notwithstanding any of the foregoing, Owner, its affiliates, AR Capital, LLC, Realty Capital Securities, LLC, or any lender making a loan secured by the Hotel (individually and collectively, a “Disclosing Party”) may reference Management Company as the manager of the Hotel in any Prospectus, provided such Disclosing Party shall not disclose anything other than the name of the Management Company (without the use of any proprietary marks or materials) without the prior written consent of Management Company (not to be unreasonably withheld).

22.11	Estoppel Certificates

Owner and Management Company will, at any time and from time to time within fifteen (15) days of the request of the other party or a Qualified Lender, execute, acknowledge, and deliver to the other party and such Qualified Lender, if any, a certificate certifying:

A.          That the Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating such modifications);

B.           The dates, if any, on which the distributions of Operating Profit have been paid;

C.           Whether there are any existing Defaults by the other party to the knowledge of the party making such certification, and specifying the nature of such Defaults, if any; and

D.	Such other matters as may be reasonably requested.

Any such certificates may be relied upon by any party to whom the certificate is directed.

22.12	Entire Agreement

This Agreement, together with other writings signed by the parties expressly stated to be supplementary hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto. This instrument may be executed in counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

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22.13	Confidentiality

Owner and Management Company agree that the terms, conditions, and provisions set forth in this Agreement are strictly confidential. Further, Owner agrees to keep strictly confidential all Proprietary Materials of Management Company and the parties agree to keep strictly confidential any information of a proprietary or confidential nature about or belonging to the other party, or to any Affiliate of such other party, to which such party gains or has access by virtue of the relationship between the parties. Except as disclosure may be required to obtain financing for the Hotel from a Secured Lender, or as may be required by law or by the order of any government, regulatory authority, or tribunal or otherwise to comply with Legal Requirements (including, as necessary, to obtain licenses, permits, and other public approvals required for the operation of the Hotel), each party shall make every effort to ensure that the information described in this Section 22.13 is not disclosed to any outside person or entities (including any announcements to the press) without the prior approval of the other party. It is understood and agreed that this Section 22.13 is not intended to prohibit or limit disclosure of the matters set forth in this Section 22.13 by Owner or Management Company (i) to their respective officers, directors, employees, financial advisors, attorneys, accountants, potential lenders, consultants, and representatives on a need to know basis, or (ii) as required by any governmental agency or any federal or state law or regulation, or (iii) as required pursuant to the rules of any exchange or securities system on which such party’s (or any of its Affiliates’) shares are traded, or (iv) to the extent legally compelled by legal process. The obligations of this Section 22.13 shall survive any Termination of this Agreement.

22.14	No Party Deemed Drafter

Owner and Management Company agree that (i) no party shall be deemed to be the drafter of this Agreement and (ii) in the event that his Agreement is ever construed by a court of law, such court shall not deem either party to be the drafter of this Agreement.

[Signatures Follow on Next Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

OWNER:

By:
Title:

MANAGEMENT COMPANY:
CRESTLINE HOTELS & RESORTS, LLC

By:
Title:

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Exhibit A

Legal Description of Hotel Site

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[Exhibit B]

Pre-Opening Services Agreement

THIS PRE-OPENING AND HOTEL SYSTEMS SERVICES AGREEMENT is entered into this _____ day of __________ 2013 (“Effective Date”), between ________________________, a _____________________ (“Owner”) and Crestline Hotels & Resorts, LLC, a Delaware corporation (“Management Company”).

WITNESSETH:

WHEREAS, the Owner is currently in the process of constructing, furnishing, and equipping the DC Hyatt Place Hotel (Hotel”) located at 2121 M Street, N.W., Washington, DC 20037; and

WHEREAS, Owner has engaged Management Company to manage and operate the Hotel as of the Management Commencement Date (defined below) on Owner’s behalf, pursuant to that certain Management Agreement of even date herewith (“Management Agreement”); and

WHEREAS, Owner and Management Company recognize that certain activities must be undertaken well in advance of the completion of the Hotel, so that the Hotel can function in an appropriate and orderly manner upon completion and thereafter.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Owner and Management Company, intending to be legally bound, do hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND GENERAL MATTERS

1.1          “Agreement” means this Pre-Opening and Hotel Systems Services Agreement, as modified, amended or supplemented from time to time.

1.2          “Franchise Agreement,” “Franchisor” and “Franchisee” shall each have the meaning as set forth in the Management Agreement.

1.3          “Management Commencement Date” shall mean the date upon which Management Company commences operation of the Hotel, as that term is further defined in the Management Agreement. In no event shall the Management Commencement Date be earlier than the date upon which all elements of the Hotel have been substantially completed and ready for their intended use and occupancy and accepted and approved for opening by the Franchisor.

1.4         “Pre-Opening Account” shall mean a special account or accounts, bearing the name of the Hotel, established by Management Company in a bank or trust company selected by Management Company, and subject to the approval of the Owner. The Pre-Opening Account shall provide that Management Company’s designees shall be the only parties authorized to draw upon the account. Management Company shall use funds in the Pre-Opening Account for the payment of Hotel Systems Expenses and Pre-Opening Expenses incurred pursuant to the terms of this Agreement and the Pre-Opening Fee as further described below.

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1.5         “Pre-Opening Expenses” shall mean those expenses actually incurred (without markup or profit to Management Company or its affiliates) by Management Company in accordance with this Agreement prior to and after the Management Commencement Date which are necessary to the preparation of the Hotel for operation under the Franchise Agreement including, without limitation, salaries and wages (including those of personnel of Management Company and its affiliated companies), costs and fees of an independent technical consultant (to be selected by Management Company, if it decides to retain such a consultant) of Management Company for services in connection with the Project (defined below), costs of interim office space, furniture, equipment and systems, professional fees, telephone expenses, staff hiring and training costs, travel and moving expenses, costs of entertainment, opening celebrations and functions (including, without limitation, food, beverage, labor and room accounts of invitees), the cost of heat, light, power and clean-up expenses not chargeable to the cost of acquiring or constructing the Hotel, payment of expenses (including, without limitation, any legal expenses) in connection with obtaining the permits and/or licenses necessary for the operation of the Hotel or any facilities located therein, including, without limitation, any liquor licenses, advertising, public relations and promotion expenses, employee benefits and meals prior to opening, classified advertising, agency fees and recruitment costs, pro rata costs of Management Company or its affiliates in performing such services including personnel costs and expenses allocated in a reasonable manner, and other associated and miscellaneous expenses, all as are consistent with, and within the limits established by, the budgets approved from time to time by Owner (as approved by Owner and Management Company, the “Pre-Opening and Hotel Systems Services Budget” or “Budget”). The initial Pre-Opening and Hotel Systems Services Budget, which includes, among other estimates, a budget for Hotel Systems and Equipment, as further described in Section 2.3, and a budget for Pre-Opening Expenses, as further described in Section 3.2, is attached to this Agreement as Exhibit A and incorporated herein.

1.6          “Project” shall mean the design, construction of the Hotel including the related public and support service areas and facilities located at the site, completely furnished and equipped.

1.7         “Target Commencement Date” shall mean on or about _______________. Any modification of the Target Commencement Date shall be agreed upon and confirmed in writing by Owner and Management Company.

ARTICLE 2

HOTEL SYSTEMS SERVICES AND RESPONSIBILITIES

2.1	Owner’s Responsibilities.

A.          Owner shall be responsible for the cost of the planning, designing, constructing, furnishing and equipping of the Hotel (collectively referred to as the “Construction Activities”) in accordance with the terms of the Franchise Agreement. Management Company shall have no responsibilities for the performance and/or cost of any Construction Activities, other than the performance of such services as are specifically to be provided by Management Company pursuant to this Agreement.

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B.           Prior to the Management Commencement Date, Owner shall deliver to Management Company, a punch list of incomplete or unsatisfactory items or deficiencies items remaining to be completed prior to or after the Management Commencement Date. The punch list will clearly identify such items to be completed, a plan to coordinate the final completion of such items with the applicable contractors and a date for completion of each punch list item. Notwithstanding anything in this Agreement, the Management Commencement Date shall not occur until such punch list is approved by the Franchisor pursuant to the Franchise Agreement; or if no Franchise Agreement, as reasonably approved by Management Company.

C.           Owner shall include all furniture, fixtures and equipment, Hotel Systems and Equipment, OS&E, and other “contents” as the same are delivered to the Project, on Owner’s policies of personal property insurance, which insurance shall name Owner as the named insureds and Management Company as additional named insured, as their respective interests may appear, and to include any other additional insureds as required by Owner. Owner shall deliver to Management Company a certificate for such insurance at least four (4) months prior to the Target Commencement Date.

2.2	Management Company’s Responsibilities. Management Company shall:

A.          Appoint a representative of Management Company through whom all communication with Owner shall be channeled and who shall have the authority to make decisions on behalf of Management Company under this Agreement. Management Company’s initial representative shall be Terri Ryan, who may be replaced by Management Company at any time and from time to time upon written notice to Owner.

B.           Provide operational assistance to Owner in development of criteria for the Project.

C.           Subject to the Pre-Opening and Hotel Systems Services Budget and subject to reimbursement from Owner as described below, select for procurement by an independent consultant (to be selected by Management Company) (“Consultant”), as Owner’s contractor, all necessary computer systems and related software as described in the Budget pursuant to Section 2.3(a) below (excluding cabling within the structures of the walls, floors and ceilings of the Project and termination of all such cabling which shall be terminated in accordance with Management Company’s specifications) and the telephone system and related software (excluding cabling within the structures of the walls, floors and ceilings of the Project and termination of all such cabling which shall be terminated in accordance with Management Company’s specifications) (collectively, the “Hotel Systems and Equipment”), all in compliance with any applicable standards therefor (the “Franchisor Standards”) as required under the Franchise Agreement. Owner shall arrange or cause the Consultant to arrange for the installation of all Hotel Systems and Equipment (excluding cabling other than as expressly described above); Management Company shall coordinate the training of all personnel in connection with the use of such items, with the cost of such training, subject to the Pre-Opening and Hotel Systems Services Budget, to be included in Pre-Opening Expenses. Owner shall provide secure and locked storage space in the Project to hold the Hotel Systems and Equipment upon delivery to the Project until installation of such equipment is completed.

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D.          Management Company shall provide advisory services with respect to operating supplies and equipment (“OS&E”) for the Project. Owner shall be responsible for preparation of a budget for OS&E, and the selection and procurement of OS&E necessary for the Project to function as an operating Hotel upon the Management Commencement Date, all in compliance with the Franchisor Standards. Management Company shall arrange for the installation of all OS&E and shall coordinate the schedule for installation of all OS&E with the Owner and Management Company shall arrange the training of personnel in connection with the use of such items, with the cost of such advisory services and training to be in Pre-Opening Expenses. Owner shall provide secure and locked storage space in the Project to hold the OS&E upon delivery to the Project until installation of such equipment is completed.

2.3	Hotel Systems Services Budget.

A.          The Pre-Opening and Hotel Systems Services Budget contains estimates of expenses for hotel systems services procurement items (the “Hotel Systems Expenses”). Hotel Systems Expenses shall include the cost of Hotel Systems and Equipment. The parties hereto acknowledge and agree that if the Management Commencement Date is delayed or postponed beyond the Target Commencement Date for any reason other than a delay caused by Management Company’s failure to perform its obligations under this Agreement or by an “Owner Delay” (defined as any action or inaction by Owner which is the cause of a delay in the Management Commencement Date), the amount of Hotel Systems Expenses shall be adjusted in the Pre-Opening and Hotel Systems Services Budget to reflect any adjustments in estimated Hotel Systems Expenses occasioned by such delay or postponement. Owner shall notify Management Company in advance of any impending delay or postponement of the Target Commencement Date to enable Management Company (to the maximum extent reasonably practicable) to minimize or otherwise avoid incurring increases in Hotel Systems Expenses occasioned thereby. It is understood, that to the extent that such a delay or postponement (a) resulting from an Owner Delay causes increased Hotel Systems Expenses that cannot reasonably be avoided, Owner shall promptly pay such increased Hotel Systems Expenses, and (b) resulting from Management Company’s failure to perform its obligations under this Agreement causes increased Hotel Systems Expenses that cannot reasonably be avoided, Management Company shall promptly pay such increased Hotel Systems Expenses.

B.           In addition to the monthly accountings provided to Owner in accordance with Section 2.4, within ninety (90) days after the Management Commencement Date, Management Company shall furnish Owner with a final accounting and reconciliation disclosing in reasonable detail the total amount of Hotel Systems Expenses actually incurred, it being understood that such final accounting may require adjustment pending Management Company’s receipt of all outstanding invoices.

2.4         Funding of Hotel Systems Expenses. Subject to the approved Pre-Opening and Hotel Systems Services Budget, Owner shall provide all funds to pay any amounts or, as applicable, reimburse any deficiencies that are to be paid by Owner hereunder arising in connection with the Hotel Systems Expenses. Owner shall reimburse or advance to Management Company all funds properly invoiced by Management Company in a “Request for Funds” to be submitted by Management Company to Owner, together with supporting documents, monthly by the twenty-fifth (25th) day of each month. Owner shall pay to Management Company such amounts within five (5) days following Owner’s receipt of Management Company’s Request for Funds.

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ARTICLE 3

PRE-OPENING ACTIVITIES

3.1         Pre-Opening Activities. Management Company agrees to perform the following “Pre-Opening Activities” in connection with the opening of the Hotel:

(a)          Recruit, train and employ the staff required for the orderly operation of the Hotel;

(b)          Undertake pre-opening promotion and advertising, including opening celebrations and related activities;

(c)          Test the operations of the Hotel and, if necessary and previously approved by Owner, implement modifications thereto;

(d)         Provide a task force of personnel to supervise and assist the pre-opening and opening operations;

(e)          On behalf of Owner and subject to the terms of the Management Agreement, negotiate and enter into leases, licenses and concession agreements for shops and other facilities within the Hotel;

(f)          Apply for the initial licenses and permits required for the operation of the Hotel; and

(g)         In general, perform such other miscellaneous services incidental to the preparation and organization of the Hotel’s operations as may be reasonably required for the Hotel to be adequately staffed and capable of operating on the Management Commencement Date and thereafter, including development and implementation of marketing and sales programs, accounting and budgeting controls and similar operation items, and as may be required under the Franchise Agreement.

3.2	Pre-Opening Services Budget.

A.         The Pre-Opening and Hotel Systems Services Budget contains estimates of Pre-Opening Expenses related to Pre-Opening Activities, including the Pre-Opening Fee as described in Section 4.1. The parties hereto acknowledge and agree that if the Management Commencement Date is delayed or postponed beyond the Target Commencement Date for any reason other than a delay caused by Management Company’s failure to perform its obligations under this Agreement or by an Owner Delay, the amount of Pre-Opening Expenses shall be adjusted in the Pre-Opening and Hotel Systems Services Budget to reflect any adjustments in estimated Pre-Opening Expenses occasioned by such delay or postponement. Owner shall notify Management Company in advance of any impending delay or postponement of the Target Commencement Date to enable Management Company (to the maximum extent reasonably practicable) to minimize or otherwise avoid incurring increases in Pre-Opening Expenses occasioned thereby. It is understood, that to the extent that such a delay or postponement (a) resulting from an Owner Delay causes increased Pre-Opening Expenses that cannot reasonably be avoided, Owner shall promptly pay such increased Pre-Opening Expenses, and (b) resulting from Management Company’s failure to perform its obligations under this Agreement causes increased Pre-Opening Expenses that cannot reasonably be avoided, Management Company shall promptly pay such increased Pre-Opening Expenses. For purposes of the preceding sentence, the term “increased Pre-Opening Expenses” shall include, without limitation, all out-of-pocket cancellation penalties in the event Management Company must cancel reservations made for guest rooms, meeting rooms and other facilities within the Hotel made within six (6) months of the originally scheduled Target Commencement Date established by Owner in accordance with this Agreement (or within six (6) months of any revised Target Commencement Date).

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B.          In addition to the monthly accountings provided to Owner in accordance with Section 3.3, within ninety (90) days after Management Commencement Date, Management Company shall furnish Owner with a final accounting and reconciliation disclosing in reasonable detail the total amount of Pre-Opening Expenses actually incurred, it being understood that such final accounting may require adjustment pending Management Company’s receipt of all outstanding invoices.

3.3         Funding of Pre-Opening Expenses. Subject to the Pre-Opening and Hotel Systems Services Budget, Owner shall provide all funds to pay any amounts or, as applicable, reimburse any deficiencies that are to be paid by Owner arising in connection with the Pre-Opening Expenses. On a monthly basis, Owner shall advance to Management Company all funds required by Management Company for such Pre-Opening Expenses in the amounts specified by Management Company in a “Request for Funds” to be submitted by Management Company to Owner by the twenty-fifth (25th) day of each month. Owner shall pay to Management Company such amounts within five (5) days following Owner’s receipt of Management Company’s Request for Funds.

3.4         Payment of Pre-Opening Expenses: Accounting. All Pre-Opening Expenses shall be paid out of funds in the Pre-Opening Account. On or before the twenty-fifth (25th) day of each calendar month following the incurrence of Pre-Opening Expenses hereunder, along with Management Company’s Request for Funds, Management Company shall deliver to Owner an accounting showing in reasonable detail the Pre-Opening Expenses paid during the monthly period just ended and showing the cumulative amount of all Pre-Opening Expenses paid through the end of such monthly period as compared to the budget previously approved by Owner.

ARTICLE 4

FEES AND OTHER MATTERS

4.1         Fee. Owner shall pay to Management Company a fee for services rendered pursuant to this Agreement in the amount of $________[$1000/room] (the “Pre-Opening Fee”), which shall be paid to Management Company in five equal monthly installments, starting with the month that is five months prior to the Target Commencement Date, subject to any adjustment of the Fee as provided below in this Section 4.1. Each installment of the Pre-Opening Fee shall be included in Management Company’s “Request for Funds” to be submitted by Management Company to Owner by the twenty-fifth (25th) day of each month. Owner shall pay each respective installment to Management Company within five (5) days following Owner’s receipt of Management Company’s Request for Funds. In the event that the Target Commencement Date is delayed or postponed for more than thirty (30) days (for any reason other than a delay caused by Management Company’s failure to perform its obligations under this Agreement), the Pre-Opening Fee to be paid to Management Company shall be increased on a pro-rata per-diem basis of Five Hundred Dollars ($500.00) per day commencing on the thirty-first (31st) day after the Target Commencement Date to the Management Commencement Date.

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4.2         Late Charge. If Owner fails to reimburse or advance any amounts due Management Company for Hotel Systems Expenses or Pre-Opening Expenses when due or to pay amounts due Management Company for its Pre-Opening Fee within the time periods specified in this Agreement, Management Company reserves the right to include a late charge of one percent (1%) per month thereafter on all amounts due. In addition, Management Company may, after giving seven (7) days’ written notice to Owner, suspend services under this Agreement until Management Company has been paid in full all amounts due it by Owner, as the case may be, for services and expenses.

4.3         Unused Advances. Following completion of all Pre-Opening Activities by Management Company and the payment of all Hotel Systems Expenses and Pre-Opening Expenses, including, without limitation, the Pre-Opening Fee, any amounts advanced by Owner which remain in the Pre-Opening Account shall be promptly transferred to Owner.

4.4         Re-allocation of Expenses. Notwithstanding anything herein to the contrary, Management Company shall have the right to re-allocate the Hotel Systems Expenses and Pre-Opening Expenses incurred by Management Company hereunder in connection with the Hotel among the various line items in the Pre-Opening and Hotel Systems Services Budget for the Hotel provided there may be no increase in or re-allocation of the Pre-Opening Fee payable hereunder, and provided further that all Hotel Systems and Equipment and OS&E continue to satisfy the Franchisor Standards. In the event that the total amount of Hotel Systems Expenses plus Pre-Opening Expenses actually incurred by Management Company exceeds the total amount for such expenses, stated as “Total Pre-Opening Costs,” on the Pre-Opening and Hotel Systems Services Budget mutually agreed upon by Owner and Management Company from time to time, Management Company shall pay for any such excess to the extent that such excess amount results from Management Company’s failure to perform its obligations under this Agreement and is not otherwise caused by an Owner Delay.

ARTICLE 5

COVENANTS OF OWNER

Owner covenants and agrees, in addition to the other covenants of Owner herein, to:

5.1         Authorized Representative. Designate a representative who is authorized to act on Owner’s behalf and whose decisions, notices and directives shall be binding upon Owner with respect to this Agreement. Owner’s initial representative shall be ______________, who may be replaced by Owner at any time and from time to time upon written notice to Management Company.

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5.2         Information. Furnish the required information and services and shall render approvals and decisions as expeditiously as reasonably necessary for the orderly progress of Management Company’s services.

5.3         Construction. Construct, furnish and equip the Hotel is in compliance with the Franchise Agreement, and free of liens for labor, services or materials and in full compliance with the requirements of all governmental authorities.

ARTICLE 6

TERM

6.1         Term. This Agreement shall commence on the Effective Date and, unless terminated at an earlier date as provided in Section 6.2 below, shall expire upon the date that the parties have fully completed all of the obligations contemplated by this Agreement.

6.2         Termination. This Agreement may be terminated by either party upon the other party’s failure to perform its duties and obligations hereunder, if such failure shall continue for more than thirty (30) days following written notice thereof from the non-defaulting party to the defaulting party, or in the event the Management Agreement or related development agreement is terminated for any reason. If this Agreement is terminated, Owner shall pay to Management Company within ten (10) days after such termination, the Hotel Systems Expenses and Pre-Opening Expenses incurred but unpaid prior to the date of the termination and the pro-rata portion of the Pre-Opening Fee owed to Management Company (but not paid) as of the date of termination.

ARTICLE 7

MISCELLANEOUS

7.1         Cooperation. A policy of full cooperation shall prevail between the parties and their authorized representatives with respect to any and all matters contemplated by this Agreement.

7.2         Notices. Any consent, approval or notice to be given by a party hereto shall be in writing and shall be effective by forwarding via hand-delivery or registered or certified mail with return receipt requested or overnight delivery by nationally recognized overnight courier service:

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To Owner:

with a copy to:

To Management Company:

Crestline Hotels & Resorts, LLC

3950 University Drive, Suite 301

Fairfax, Virginia 22030

Attn: General Counsel

with a copy to:

Crestline Hotels & Resorts, LLC

3950 University Drive, Suite 301

Fairfax, Virginia 22030

Attn: Chief Executive Officer

or at such other address as from time to time designated by the party receiving the notice.

7.3         Assignment. No party may assign or transfer this Agreement or portions of this Agreement, nor its rights or obligations hereunder, without prior written consent of the other parties, provided that a party may assign and transfer its rights hereunder to a subsidiary or affiliate company without the prior written consent of the other parties so long as the assigning party remains fully liable in accordance with the terms hereof, and provided further that Owner may collaterally assign all of their respective rights, title and interests in this Agreement to Owner’s lender(s) as additional security for such lender’s(s’) loan(s). In addition, Management Company may assign this Agreement without Owner’s prior consent in connection with a transfer of all or substantially all of the assets of Management Company, which transfer is being done as part of a merger, consolidation, or sale of all or substantially all of the business which consists of Management Company’s managed hotels.

7.4         Third-Party Rights. Nothing herein shall be construed to give any rights or benefits hereunder to any person or entity, other than Owner or Management Company, and the rights of third-party beneficiaries are hereby expressly negated.

7.5         Governing Law. The laws of the state where the Hotel are located shall govern the validity, construction, performance and effect of this Agreement.

7.6         Counterparts. This Agreement may be executed in one or more counterparts having the signature of the parties and each such counterpart shall, for all purposes, be deemed an original, but all such counterparts shall constitute one and the same instrument.

7.7         Force Majeure. Subject to Sections 2.3, 3.2 and 4.1 (regarding increased expenses and fees in the event the Target Commencement Date is delayed or postponed) no party shall be liable to the other for any delay in the performance of its obligations hereunder to the extent such delay is due to acts of God, acts of a public enemy, war, blockade, insurrection, strikes, boycotts, picketing, work stoppages, failures of delays of utilities, suppliers, or carriers, or other labor actions affecting the construction or operation of the Hotel not within the reasonable control of such party, or its agents, employees or contractors.

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[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, Owner and Management Company have executed this Agreement under seal as of the date first above written.

Owner

By:
Name:
Title:

Management Company

CRESTLINE HOTELS & RESORTS, LLC

By:
Name: James Carroll
Title: President & CEO

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EXHIBIT A TO PRE-OPENING AND HOTEL SYSTEMS SERVICES AGREEMENT

Pre-Opening and Hotel Systems Services Budget

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Exhibit F

Form of Promissory Note

PROMISSORY NOTE

(Purchase Price)

$[________________]	_____________ ___, 201__

FOR VALUE RECEIVED, [American Realty Capital Hospitality Trust, Inc.], a Maryland corporation (“Maker”), whose principal office is located at [____________________] promises to pay to the order of [_____________________________] (together with any and all of its successors and assigns and/or any other holder of this Note, “Seller”), whose principal office is located at [_______________________], in lawful money of the United States of America, at its office indicated above or wherever else Seller may specify, the sum of [_________________________ and ___/100 Dollars ($[_________________]), on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).

1.         USE OF PROCEEDS. Indebtedness evidenced by this Note constitutes a portion of the purchase price (the “Purchase Price”) required to be paid in accordance with that certain Agreement of Purchase and Sale dated as of ________ ___, 201_ between Maker and Seller (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.

2.         MATURITY DATE. The entire principal balance of this Note shall be fully and immediately due and payable upon written demand by Seller at any time (upon at least ten (10) business days notice from Seller) after the date that Maker has raised common equity in an aggregate amount equal to or greater than One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00) (the “Trigger Date”). From and after the date hereof, Maker shall provide written updates at least monthly to Seller of the aggregate amount of common equity raised by Maker and shall provide written notice to Seller with within ten (10) business days after the occurrence of the Trigger Date. The “Maturity Date” is the date selected by Seller and set forth in Seller’s written demand (with at least ten (10) business days’ advance notice to Maker) made at any time after the Trigger Date.

3.         INTEREST RATE. Commencing on the date hereof and continuing until the Maturity Date, interest shall accrue on the unpaid principal balance of this Note at the rate of seven percent (7%) per annum (the “Interest Rate”), compounded annually.

4.         INTEREST AND FEE(S) COMPUTATION (ACTUAL/365). Interest and fees, if any, shall be computed, payable and allocated on the basis of a 360-day year consisting of twelve 30-day months.

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5.         MONTHLY PAYMENTS. Subject to the remainder of this Section 5, interest shall be paid by Maker to Seller monthly, in arrears, beginning on ______ 1, 201__3 and continuing on the first day of each following month (each, a “Monthly Payment Date”). The outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, if any, and any and all other amounts payable by Maker under this Note shall be due and payable on the Maturity Date. Notwithstanding the foregoing, Maker may defer any amounts due to Seller on a Monthly Payment Date that occurs prior to [_________________]4 (the “Defer Period”); provided however, that on the first Monthly Payment Date to occur after the Defer Period, Maker shall pay to Seller all accrued, but unpaid interest then outstanding.

6.         PREPAYMENT TERMS. Maker may pay the principal amount outstanding under this Note, in whole or in part, together with any accrued and unpaid interest thereon, at any time or from time to time, without penalty or premium.

7.         METHOD AND APPLICATION OF PAYMENTS. All payments made hereunder shall be made in lawful money of the United States of America. Monies received by Seller from any source for application toward payment of the Obligations shall be applied first, to cost of enforcement (as set forth in Section 11 of this Note), second, to accrued interest, and third, to principal. If any payment received by Seller under this Note is rescinded, avoided, invalidated, declared to be fraudulent or preferential, set aside, or for any reason returned by Seller (or repaid by Seller) because of any adverse claim or threatened action, the returned or repaid payment shall remain payable as an Obligation under this Note as though such payment had not been made. Remittances shall be made without offset, demand, counterclaim, deduction, or recoupment (each of which is hereby waived) and shall be accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Seller of any payment in an amount less than the amount then due pursuant to this Note shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive, impair or extinguish any right or remedy available to Seller hereunder or under the Purchase Agreement, or (b) waive the requirement of punctual payment and performance or constitute a novation in any respect. Payments received after 2:00 p.m. EDT shall be deemed to be received on, and shall be posted as of, the following business day. Whenever any payment under this Note falls due on a day which is not a business day, such payment may be made on the next succeeding business day.

8.         EVENTS OF DEFAULT. Each of the following shall constitute an event of default by Maker under this Note (each, an “Event of Default”)

a.         Failure to make any Monthly Payment or other payment due hereunder within two (2) days after written notice from Seller that such failure has occurred; and

3 Insert first day of the month after date of the Note.

4 Insert the day that is six months after Maker’s effective date.

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b.         Failure to comply with any covenant or obligation set forth in this Note, not otherwise provided for in Section 8(a) within ten (10) days after written notice from Seller that such failure has occurred.

9.         REMEDIES; DEFAULT INTEREST RATE. Upon the occurrence of an Event of Default, Seller may take such action at law or equity, without notice or demand, as it deems advisable to protect and enforce its rights hereunder, including, but not limited to, declaring the entire principal then outstanding, together with any accrued interest thereon, immediately due and payable. Without limiting the foregoing, if, and for so long as, any Monthly Payment or other payment due under this Note (subject to Maker’s right to defer Monthly Payments during the Defer Period) remains past due for five (5) days or more, interest under this Note shall accrue on the unpaid principal balance at the rate of twenty percent (20%) per annum (the “Default Interest Rate”), compounded monthly, beginning on the date such payment was due until such time as Maker pays to Seller such past due amounts together with any amounts that become due during such time.

10.       DEFINITIONS. Obligations. The term “Obligations”, as used in this Note refers to any and all indebtedness and other obligations under this Note of Maker to Seller.

11.       COST OF ENFORCEMENT; ATTORNEYS’ FEES AND OTHER COSTS. Maker shall pay all of Seller’s reasonable expenses incurred to (1) enforce its right under this Note, and (2) to enforce or collect any of the Obligations, including, without limitation, as a result of an Event of Default by Maker, in each case, including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

12.       USURY. If at any time the effective interest rate under this Note (including the Default Interest Rate) would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Seller in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Maker.

13.       WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note shall be valid unless in writing and signed by an officer of Seller. No waiver by Seller of any default shall operate as a waiver of any other default or the same default on a future occasion. Neither the failure nor any delay on the part of Seller in exercising any right, power, or remedy under this Note or the Purchase Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except to the extent otherwise provided by the Purchase Agreement or prohibited by law, Maker waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind.

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14.      NOTICES. Any notice, request, demand, consent, approval or other communication under or in accordance with this Note shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service or by facsimile. All notices shall be addressed as follows:

If to Seller:	with a copy to:

Simon Pedro Barceló	Holland & Knight LLP
C/. José Rover Motta, 27	1600 Tysons Boulevard
07006 Palma de Mallorca	Suite 700
Spain	Tysons Corner, Virginia 22102
Phone: 011 34 (971) 771 700	Attn: William J. Mutryn
Fax: 011 34 (971) 466 720	Phone: (703) 720-8069
Fax: (703) 720-8610

If to Maker:	with a copy to:

[______________]	Jesse Galloway
405 Park Avenue, 15th Floor	c/o AR Capital, LLC
New York, NY 10022	405 Park Avenue, 15th Floor
Tel. No.: 212.415.6505	New York, NY 10022
Fax No.: 857.207.3397	Tel. No.: (212) 415-6516
Attention: __________________	Fax No.: (646) 861-7751
Tel. No.: ___________________
Fax No.: ___________________

or to such other addresses as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service, or upon electronically verified transmission, if such delivery is by facsimile. Notices may be given on behalf of a party by such party’s legal counsel.

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15.       MISCELLANEOUS PROVISIONS. Assignment. This Note shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Seller’s interests in and rights under this Note are freely assignable, in whole or in part, by Seller. Maker shall not assign its rights and interest hereunder without the prior written consent of Seller, and any attempt by Maker to assign without Seller’s prior written consent is null and void. Any assignment shall not release Maker from the Obligations. Applicable Law; Conflict Between Documents. This Note shall be governed by and construed under the laws of the State of New York without regard to the conflict of laws principles thereof. Jurisdiction. Maker irrevocably agrees to nonexclusive personal jurisdiction in the State of New York. Severability. If any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. Interpretation; Captions. Any reference in this Notice to the term “person” shall mean any individual, person or entity; as required by the context, the singular shall include the plural, the plural the singular, the neuter gender shall include the male gender and female gender and vice versa. The captions contained in this Note are inserted for convenience only and shall not affect the meaning or interpretation of this Note. Posting of Payments. All payments received on business days after [2:00 p.m. EDT] at the office of Seller first shown above shall be deemed received at the opening of the next business day. Fees and Taxes. Maker shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction assessed or arising from time to time. LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING SELLER BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS NOTE OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE. FINAL AGREEMENT. This Note and the Purchase Agreement represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

16.       WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF MAKER BY EXECUTION HEREOF AND SELLER BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO SELLER TO ACCEPT THIS NOTE. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN THE PURCHASE AGREEMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS NOTE.

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IN WITNESS WHEREOF, Maker, on the day and year first above written, has caused this Note to be executed under seal.

MAKER

[American Realty Capital Hospitality Trust, Inc.]

By:
Name:
Title:

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Exhibit G

Form of Assignment of Ground Lease

Form of Assignment and Assumption of Ground Lease

ASSIGNMENT AND ASSUMPTION OF GROUND LEASE

(Space above line for recorder’s use only)

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

ASSIGNMENT AND ASSUMPTION OF GROUND LEASE

THIS ASSIGNMENT AND ASSUMPTION OF GROUND LEASE (“Assignment”) is executed as of _________________, 201_ (“Effective Date”), by and between CC Technology Square, LLC, a Delaware limited liability company (“Assignor”), and _________________________, a _________________________________ (“Assignee”).

RECITALS:

A.         Assignor leases certain real property described on Exhibit A attached hereto (“Real Property”), together with the buildings, structures and other improvements located thereon (“Improvements”), from Fifth Street Hotel, LLC, a Georgia limited liability company (“Landlord”), on the terms and subject to the conditions of that certain Hotel Lease Agreement, dated October 29, 2001, between Landlord and Assignor as evidenced by that certain Memorandum of Lease, dated October 29, 2001, between Landlord and Assignor and recorded as Instrument No. _________ in the land records of [Atlanta, Georgia] (as amended, assigned or otherwise modified from time to time, the “Ground Lease”).

G- 1

B.         Pursuant to the Agreement of Purchase and Sale dated as of ___________________ 201__ ([as amended/the], “Purchase Agreement”), by and between Assignor and Assignee, Assignor has agreed to assign all of Assignor’s right, title and interest as tenant under the Ground Lease to Assignee, and Assignee has agreed to accept such assignment and to assume and perform all of Assignor’s liabilities and obligations under or otherwise associated with the Ground Lease on the terms and subject to the conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.         Assignment. Assignor hereby assigns, sells and transfers to Assignee as of the Effective Date, (i) Assignor’s right, title and interest as tenant under the Ground Lease (including, without limitation, any and all rights or interests of Assignor in or to the Real Property or the Improvements, or any part thereof or interest therein, arising under the Ground Lease) and (ii) Assignor’s interest in any tenant security deposit held by Landlord in connection with the Ground Lease on the terms and subject to the conditions contained in the Ground Lease. Assignee hereby accepts the foregoing assignment.

2.         Assumption. Assignee hereby assumes and agrees to be bound by and to fully perform, observe, pay and discharge each and every term, covenant, obligation, duty, liability, undertaking and agreement of Assignor under or pursuant to the Ground Lease, in each case whether absolute, accrued, contractual, contingent or otherwise, arising from and after the Effective Date.

3.         Encumbrances. THIS ASSIGNMENT IS SUBJECT TO ALL MATTERS OF RECORD. Other than the matters of record, Assignor does hereby covenant with Assignee that at the time of delivery of this Assignment, Assignor’s leasehold interest in the Real Property was free from all encumbrance made by Assignor, and that Assignor will warrant and defend the same against the lawful claims and demands of all persons claiming by, through and under Assignor.

4.         Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective successors and assigns.

5.         Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.         Governing Law. This Assignment shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia, without reference to principles of conflicts of law.

7.         Exhibits. All exhibits and schedules attached hereto are incorporated herein by this reference.

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IN WITNESS WHEREOF, CC Technology Square, LLC, a Delaware limited liability company, has duly executed this Assignment and Assumption of Ground Lease, as of the day and year first written above

CC TECHNOLOGY SQUARE, LLC, a Delaware limited liability company

By:

By:
Name:
Its:

STATE OF _________________	)
) ss:

COUNTY OF _______________	)

This instrument was acknowledged before me on this ____ day of _____________, 20__, by ______________________, the ____________________ of _________, a _______________, which is the _________________ of CC Technology Square, LLC, a Delaware limited liability company.

Notary Public

[Notarial Seal]

My commission expires: ______________________

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Exhibit A

to Assignment and Assumption of Ground Lease

Legal Description

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